Exhibit 10.2
DATED 3 December 2014
GA HC REIT II CH U.K. SENIOR HOUSING PORTFOLIO LIMITED
(as Original Borrower)
and
THE BORROWER AND CERTAIN OF ITS SUBSIDIARIES
(as Original Guarantors)
and
NORTHSTAR REALTY HEALTHCARE LLC
(as Indemnitor)
arranged by
CREDIT SUISSE SECURITIES (EUROPE) LIMITED
(as Arranger)
with
ELAVON FINANCIAL SERVICES LIMITED
acting as Agent
and
U.S. BANK TRUSTEES LIMITED
acting as Security Agent

FACILITY AGREEMENT

Page i

Page ii

Page iii

THIS AGREEMENT is dated 3 December 2014 and made between:

(1)
Upon its accession to this Agreement in accordance with Clause 5.6 (Accession of Original Obligors) GA HC REIT II CH U.K. SENIOR HOUSING PORTFOLIO LIMITED registered in England and Wales (registered number 04258255) (the Original Borrower);

(2)
Upon their accession to this Agreement in accordance with Clause 5.6 (Accession of Original Obligors) THE COMPANIES listed in Part A of Schedule 1 as guarantors (together with the Borrower, the Original Guarantors);

(3)	CREDIT SUISSE SECURITIES (EUROPE) LIMITED as arranger (the Arranger);

(4)	NORTHSTAR REALTY HEALTHCARE, LLC as indemnitor (the Indemnitor);

(5)	CREDIT SUISSE AG, LONDON BRANCH as lender (the Original Lender);

(6)
ELAVON FINANCIAL SERVICES LIMITED, a limited liability company registered in Ireland with the Companies Registration Office (registered number 418442), with its registered office at Block E, Cherrywood Business Park, Loughlinstown, Dublin, Ireland acting through its UK Branch (registered number BR009373) from its offices at 5th Floor, 125 Old Broad Street, London EC2N 1AR, United Kingdom as agent of the other Finance Parties (the Agent); and

(7)
U.S. BANK TRUSTEES LIMITED, a limited liability company incorporated under the laws of England and Wales and with registration number 02379632 with its office at 125 Old Broad Street, London, EC2N 1AR, United Kingdom as security agent for the Secured Parties (the Security Agent).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions
In this Agreement:
Above-Ground Storage Tank means any tank, including aboveground and underground piping connected to the tank, that is or has been used to contain Hazardous Materials or petroleum products and the combined volume of which is more than 10 per cent. above the surface of the ground.
Above-Ground Storage Tank Reserve means the sterling equivalent amount of US£3,750.00.
Acceptable Bank means a bank or financial institution which has a rating for its long term unsecured and non credit enhanced debt obligations of A or higher by S&P or Fitch or A3 or higher by Moody’s or a comparable rating; or any other bank or financial institution approved by the Agent.
Accession Deed means a document substantially in the form set out in Schedule 7 (Form of Accession Deed).

Account means the General Account or a Controlled Account.
Actual Net Disposal Proceeds means the Net Disposal Proceeds received by an Obligor in respect of any disposal of a Property or the shares in a Subsidiary of an Obligor.
Additional Borrower means a company which becomes an Additional Borrower in accordance with Clause 27 (Changes to the Transaction Obligors).
Additional Guarantor means a company which becomes an Additional Guarantor in accordance with Clause 27 (Changes to the Transaction Obligors).
Additional Obligor means an Additional Borrower or an Additional Guarantor.
Additional Non-Recourse Carveout means any Closing Defect designated as such in accordance with sub-paragraph (c)(i) of Clause 5.3 (Special Reserves).
Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.
Agent's Spot Rate of Exchange means the Agent's spot rate of exchange for the purchase of the relevant currency with sterling in the London foreign exchange market at or about 11:00 a.m. on a particular day.
Agreed Security Principles means the principles set out in Schedule 14 (Agreed Security Principles).
Agreement for Lease means an agreement to grant an Occupational Lease for all or part of a Property including any variation, amendment or supplement to it disclosed in a Property Report or made in accordance with this Agreement.
Allocated Loan Amount means with respect to a Property, the amount set opposite that Property in Part D, Part E or Part F (as applicable) of Schedule 1 (Properties).
Anti-Bribery Law means the US Foreign Corrupt Practices Act, the UK Bribery Act, Turkish Anti-Corruption  legislation and any legislation enacted pursuant to the OECD Convention Combating Bribery of Foreign Public Officials in International Business Transactions, in each case as amended from time to time.
Applicable Release Price Percentage means:

(a)
subject to paragraph (b) below, the percentage rate set out in the first column of the table below which corresponds to the range of amounts (expressed as percentages of the Original Facility Amount) set out in the second column of the table below into which the aggregate amount (if any) of the Original Facility Amount that has been prepaid from Net Disposal Proceeds under Clause 8.3 (Mandatory prepayment) up to and including the point at which any prepayment is made of an amount equal to the Net Disposal Proceeds of the relevant Property falls, provided that if any such prepayment would cause the percentage of the Original Facility Amount that has been prepaid to move into the next Range, only the portion of amount being prepaid which falls within next Range shall be subject to the Applicable Release Price Percentage applicable to that Range, and the remainder of such prepayment amount shall be subject to the Applicable Release Price Percentage for the previous applicable Range:

Percentage	Range
110	Up to 25% of the Original Facility Amount
115	Greater than 25% of the Original Facility Amount but up to 50% of the Original Facility Amount
120	Greater than 50% of the Original Facility Amount

(b)	paragraph (a) shall not apply to the following Properties:

(i)	Galsworthy House, Kingston Hill, Kingston Upon Thames KT2 7LX;

(ii)	Abbeycrest Nursing Home, Essex Way, Kennylands Road, Sonning Common, Reading RG4 9RG;

(iii)	Cranmer Court, Farleigh Common, Warlingham CR6 9PE; and

(iv)	Deer Park View, Sandy Lane, Teddington,
in respect of which the Applicable Release Price Percentage shall be 120 per cent.
Assignation of Rent means a Scots law assignation of rent derived from a Property located in Scotland entered into or to be entered into by an Obligor in favour of the Security Agent in an agreed form.
Assignment Agreement means an agreement substantially in the form set out in Schedule 6 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.
Assignment Deeds of Variation means:

(a)
deeds of variation to the alienation provisions of the Existing Leases in England and Scotland (and Tenant’s works provisions in the Existing Leases for the Properties known as Kingsclear and Oaken Holt) dated on or about the date hereof; and

(b)	deeds of variation to the alienation provisions of the Existing Lease in Jersey required to be delivered in accordance with Clause 23.23 (Conditions Subsequent).
Auditor means Deloitte LLP or any alternative auditor appointed by the Borrower.
Authorisation means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.
Availability Period means the period from and including the date of this Agreement to and including the earlier of the date of Utilisation of the Facility and 30 January 2015 (or as extended in writing by the Agent acting on the instructions of all the Lenders).

Available Commitment means a Lender’s Commitment minus:

(a)	the amount of its participation in any outstanding Loan; and

(b)	in relation to any proposed Utilisation, the amount of its participation in any Loan that is due to be made on or before the proposed Utilisation Date.
Available Facility means the aggregate for the time being of each Lender’s Available Commitment.
Basel III shall have the meaning given to that term in Clause 14.1 (Increased costs).
Basel Committee shall have the meaning given to that term in Clause 14.1 (Increased costs).
Billets means the billet to be signed and consented to by the relevant Obligor in a form approved by the Security Agent to be presented to the Judicial Greffier of the Royal Court of Jersey and thereafter registered in the Jersey Public Registry in the sum of £6,721,000 and pursuant to which registration the Security Agent shall have a first and sole judicial hypothec secured against each of the Jersey Properties.
Borrower means the Original Borrower and any Additional Borrower.
Borrower Insurance Broker’s Letter means a letter from the Borrower’s insurance brokers addressed to the Finance Parties, confirming that the insurance cover in force in respect of each Property (as arranged by or on behalf of the Borrower) complies with the terms of this Agreement and the necessary premia have been paid.
BOS Intercreditor means the intercreditor agreement between amongst others Griffin-American Healthcare REIT II, Inc. (to be merged into NRF Healthcare Subsidiary, LLC and subsequently converted into Healthcare GA Holdings, General Partnership, in each case on the Closing Date) and Bank of Scotland plc dated 11 September 2013.
Break Costs means the amount (if any) by which:

(a)
the interest (which, if such Break Costs are payable prior to any Securitisation, shall exclude any Margin or, if such Break Costs are payable following any Securitisation, shall include any Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)
the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

Budget means the Initial Budget and each annual budget prepared by the Borrower and delivered to the Agent pursuant to Clause 21.4 (Budget).
Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in London.
Business Transfer Agreement has the meaning given to that term in the Elder Care Co Guarantee.
Care Inspectorate means the Social Care and Social Work Improvement Scotland established under the Public Services Reform (Scotland) Act 2010 having its head office at Compass House, 11 Riverside Drive, Dundee, and/or any successor, transferee or other authority, organisation or body regulating health and social care in Scotland.
Cash Release Conditions means on a Test Date:

(a)	no Default is continuing; and

(b)	each of the Cash Trap Covenants is satisfied.
Cash Trap Account means the account designated as such under Clause  18.1 (Designation of Accounts) and includes any replacement of that Account.
Cash Trap Amount means, on any Test Date, the amount standing to the credit of the Cash Trap Account on that Test Date.
Cash Trap Covenants means, on any Test Date, where:

(a)	the DSCR is greater than or equal 1.79:1;

(b)	Loan to Value is less than or equal to 78 per cent.; and

(c)	the Rental Cover Ratio is greater than or equal to 1.08:1.
CHHGL means Caring Homes Healthcare Group Limited, a private company incorporated in England and Wales with company registered number 06367517 (formerly named Myriad Healthcare Limited).
Code means the US Internal Revenue Code of 1986.
Closing has the meaning given to that term in the Merger Agreement.
Closing Date means the date on which Closing occurs.
Closing Date Cap means an interest rate cap in respect of not less than 100 per cent. of the Original Facility Amount to be entered into in accordance with and which complies with the terms of Clause 9.3 (Hedging).
Closing Date Cap Agreement means an agreement documenting a Closing Date Cap.
Closing Defect has the meaning given to that term in Clause 5.3 (Special Reserves).
Closing Tax Structure Report means the tax structuring report prepared by Deloitte LLP dated 2 December 2014 setting out details of the Permitted Mezzanine

Reorganisation and the Proposed REIT Reorganisation and addressed to, or otherwise capable of being relied upon by the Finance Parties and delivered as a condition precedent document pursuant to Clause 4 (Conditions to signing).
Closing Valuation means the Valuation dated 27 November 2014 and delivered as a condition precedent document pursuant to Clause 4 (Conditions to signing).
Code means the US Internal Revenue Code of 1986.
Collection Account means the account designated as such under Clause 18.1 (Designation of Accounts) and includes any replacement of that Account.
Commitment means:

(a)
in relation to an Original Lender, the amount set opposite its name under the heading “Commitment” in Part B or Part C of Schedule 1 (The Original Parties and Properties) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.
Commitment Letter means the commitment letter dated 20 October 2014 between the Arranger and the Sponsor.
Compensation Prepayment Proceeds means the Net Proceeds of all compensation and damages for the compulsory purchase of, or any blight or disturbance affecting, any Property but excluding any Excluded Proceeds.
Compliance Certificate means a certificate substantially in the form set out in Schedule 10 (Form of Compliance Certificate).
Confidential Information means all information relating to any Obligor, the Group, the Sponsor, the Indemnitor, the Finance Documents, the Facility or the Property of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	any member of the Group or any of its advisers; or

(b)
another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 40 (Confidentiality); or

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iii)
is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

Confidentiality Undertaking means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Borrower and the Agent.
Consensus means Consensus Support Services Limited, a company incorporated in England and Wales with company number 04081379.
Constitutional Documents means, in relation to each Transaction Obligor:

(a)	its memorandum and articles of association;

(b)	its certificate or deed of incorporation; and

(c)	any certificates of change of name,
or the equivalent documents for any Transaction Obligor incorporated or formed in a jurisdiction other than England and Wales.
Controlled Accounts means:

(a)	the Mandatory Prepayment Account;

(b)	the Cash Trap Account;

(c)	the Rental Income Account;

(d)	the Reserves Accounts;

(e)	the LTV Cure Account;

(f)	the Special Reserves Account; and

(g)	the DSCR Cure Account.
Costs means any VAT chargeable in respect of Rental Income.
CTA means the Corporation Tax Act 2009.
Cure Amount means, on any Test Date, the sum of the amounts standing to the credit of the LTV Cure Account and the amount standing to the credit of the DSCR Cure Account on that Test Date.

Day 1 Hedging Requisite Rating means, the rating of long or short term (as appropriate) unsecured debt instruments in issue by a person (which are neither subordinated nor guaranteed) which meet the following requirements:

(a)	long term instruments with a rating of AA- (or better) by S&P; and

(b)	to the extent that that Hedge Counterparty:

(i)	has a long term instruments rating from Fitch, long term instruments with a rating of AA- (or better) by Fitch; or

(ii)	does not have a long term instruments rating from Fitch, long term instruments with a rating of Aa3 (or better) by Moody’s.
De Minimis Amount means an amount equal to 10 per cent. of the Original Facility Amount.
Debt Purchase Transaction means, in relation to a person, a transaction where such person:

(a)	purchases by way of assignment or transfer;

(b)	enters into any sub-participation in respect of; or

(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of, any Commitment or amount outstanding under this Agreement.
Debt Yield means, on any Test Date or any other date contemplated under this Agreement, the ratio of:

(a)	LTM EBITDAR; to

(b)	the principal amount outstanding of the Facility on that Relevant Rental Quarter Date.
Default means an Event of Default or any event or circumstance specified in Clause 25 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.
Defaulting Lender means any Lender:

(a)
which has failed to make its participation in the Loan available (or has notified the Agent or the Original Borrower (which has notified the Agent) that it will not make its participation in a Loan available) by the Utilisation Date of that Loan in accordance with Clause 6.4 (Lenders' participation);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing, unless, in the case of paragraph (a) above;

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and
payment is made within ten Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.
Defective Property Allocation means the value of the Allocated Loan Amounts attributable to Properties subject to Closing Defects.
Deferred Maintenance and Environmental Conditions Reserve means the amount of £859,358.17, being the amount equal to 125.00 per cent. of the cost of:

(a)	maintenance work required to be performed over the twelve months following Closing; and

(b)	work associated with compliance and environmental remediation costs.
in respect of a Property or Properties, as determined by reference to the Technical and Engineering Report and the Environmental Report prior to Closing and as required to be paid into the Reserves Account as a condition precedent pursuant to Clause 5.1 (Initial conditions precedent).
Delegate means any delegate, agent, attorney or co-trustee appointed by the Agent or the Security Agent.
Disposal Proceeds Shortfall Amount means, in respect of a proposed disposal by an Obligor of a Property or shares in a Subsidiary, any amount by which the Required Net Disposal Proceeds exceeds the Actual Net Disposal Proceeds.
Disruption Event means either or both of:

(a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.
Dormant Subsidiary means a member of the Group which does not trade (for itself or as agent for any other person) and does not own, legally or beneficially, assets (including indebtedness owed to it) that have an aggregate value of £100,000 or more (or its equivalent in another currency).
Dormant Subsidiary List means the list of Dormant Subsidiaries delivered to the Agent on or before the date of this Agreement.
DSCR has the meaning given to that term in Clause 22.1 (Definitions – Financial Covenants).
DSCR Cure Account means the account designated as such under Clause  18.1 (Designation of Accounts) and includes any replacement of that Account.
EBITDAR has the meaning given to that term in Clause 22.1 (Definitions – Financial Covenants).
Elder Care Co means Caring Home Healthcare Group Limited (formerly known as Myriad Healthcare Limited), a company incorporated in England and Wales with company number 6367517.
Elder Care Co Debenture means the means the debenture charging the assets of Elder Care Co, and securing the obligations of Elder Care Co under the Elder Care Co Guarantee, dated 11 September 2013.
Elder Care Co Guarantee means the guarantee dated 11 September 2013 from Elder Care Co guaranteeing, among other obligations, the obligations of the Speciality Division under the Occupational Leases, Umbrella Agreement, Business Transfer Agreement and the SPA.
Environment means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a)	air (including, without limitation, air within natural or man-made structures, whether above or below ground);

(b)	water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including, without limitation, land under water).
Environmental Claim means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.
Environmental Law means any applicable law or regulation in any Relevant Jurisdiction (excluding paragraph (d) of the definition thereof) which relates to:

(a)	the pollution or protection of the Environment;

(b)	the conditions of the workplace; or

(c)
the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste.

Environmental Permits means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any Obligor conducted on or from the properties owned or used by any Obligor.
Environmental Professional has the meaning given to that term in Clause 24.13(b) (Radon).
Environmental Report means the various environmental due diligence assessment reports prepared by EMG dated August to October 2014 addressed to or otherwise capable of being relied upon by the Finance Parties, the Agent and the Security Agent and any security trustee and/or note trustee in connection with a Securitisation of the Loan or part of the Loan and delivered as a condition precedent document pursuant to Clause 4 (Conditions to signing).
Escrow Account shall have the meaning given to it in the Escrow Agreement.
Escrow Agreement means the escrow agreement to be dated on or around the date of this Agreement between, among others, First American Title Insurance Company as escrow agent, NorthStar Realty Finance Corp., National Healthcare Income Inc., the Original Lender and the US Lenders (as defined therein).
Event of Default means any event or circumstance specified as such in Clause 25 (Events of Default).
Excluded Proceeds means any proceeds of an insurance claim, claim for compensation or damages or Recovery Claim which the Borrower notifies the Agent are, or are to be, applied:

(a)	to satisfy (or reimburse an Obligor which has discharged) any liability, charge or claim upon an Obligor by a person which is not an Obligor or an Affiliate of an Obligor; or

(b)	in the replacement, reinstatement and/or repair of, or rectification of any defect in, any assets of an Obligor which have been lost, destroyed or damaged, in each case as a result of the events or circumstances giving rise to that claim, if those proceeds are so applied as soon as reasonably practicable (but in any event within 90 days, or such longer period as the Majority Lenders may agree) after receipt.
Excluded Transferee means those entities set out in Schedule 13 (Excluded Transferees).
Existing Lease means each lease and underlease granted by an Obligor (as landlord or sub-landlord, as applicable) in respect of the Properties listed in Part D, Part E or Part F of Schedule 1, in each case as disclosed in the Property Reports and including the Umbrella Agreement (as applicable to such lease or underlease) and any variation, amendment or supplement to such lease or underlease disclosed in the Property Reports or made in accordance with this Agreement.
Existing Tenant means the tenant of an Existing Lease.
Existing Use means the use to which a Property is put as at the date of this agreement.
Extension means an extension of the tenor of the Loan made pursuant to the First Term Extension Option or the Second Term Extension Option.
Extension Cap means an interest rate cap in respect of the Loan then outstanding under which the Borrower's effective interest rate exposure is capped at a level of no greater than 2.5 per cent per annum, for a period of one year commencing on:

(a)	the date immediately following the original Termination Date in respect of the First Term Extension; and/or

(b)	the date immediately following the Termination Date as extended by the First Term Extension in respect of the Second Term Extension.
Extension Cap Agreement means the agreement documenting an Extension Cap.
Extension Fee means 0.25 per cent. of the Loan then outstanding as calculated on the original Termination Date in respect of the First Term Extension or on the Termination Date as extended by the First Term Extension in respect of the Second Term Extension.
Facility means the term loan facility made available under this Agreement as described in Clause 2.1 (The Facility).
Facility Office means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.
FATCA means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)
any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)
any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

FATCA Application Date means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)
in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2017; or

(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2017, or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.
FATCA Deduction means a deduction or withholding from a payment under a Finance Document required by FATCA.
FATCA Exempt Party means a Party that is entitled to receive payments free from any FATCA Deduction.
Fee Letter means any letter or letters dated on or about the date of this Agreement between any of the Arranger, the Agent or the Security Agent and the Borrower setting out any of the fees referred to in Clause 12 (Fees).
Final REIT Tax Structure Report means a tax structuring report prepared by Deloitte LLP, setting out the steps comprised in the Permitted REIT Reorganisation in sufficient detail as to be capable of implementation and containing a full analysis of the steps based on factual assumptions (verified by the Obligors), capable of being relied upon by the Finance Parties on such terms as are agreed between Deloitte and the Agent (acting on the instructions of the Majority Lenders acting reasonably), and for the avoidance of doubt it is hereby acknowledged that a cap on liability for negligence in respect of the Final REIT Tax Structure Report will not be reasonable unless it is greater than the cap on liability for negligence under the Closing Tax Structure Report.
Finance Document means this Agreement, any Security Document, the Scottish Priority Deed, any Fee Letter, any Subordination Agreement, the Mezzanine Flex Letter, the Indemnitor Guarantee, the Report Proceeds Side Letter, any Resignation Letter or any other document designated as such by the Agent and the Borrower.
Finance Party means the Agent, the Security Agent, the Arranger or a Lender.
Financial Indebtedness means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)
any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;

(g)
any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	(without double-counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.
First Term Extension means the exercise of the First Term Extension Option in accordance with Clause 7.3 (Extension option).
GAAP means UK GAAP or US GAAP.
General Account means the account designated as such under Clause 18.1 (Designation of Accounts) and includes any replacement of that Account.
Glentworth means Glentworth House Limited, a company incorporated in England and Wales with company number 5075900.
Governmental Authority means any governmental or quasi-governmental authority, including any nation, state, local, territorial, county, municipal or other agency, board, authority, bureau, commission, court, department or other instrumentality or political unit or subdivision, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, whether domestic or foreign or any self-regulatory or governing body or organisation.
Group means the Borrower and its Subsidiaries for the time being.
Group Structure Chart means the structure chart setting out the ownership of each Obligor and each Property (assuming that the Closing Date and Utilisation has occurred) delivered in accordance with Clause 5.1 (Initial conditions precedent).
Guarantor means an Original Guarantor or an Additional Guarantor.
Hazardous Materials means, regardless of amount or quantity:

(a)
any element, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste under Environmental Laws or that is likely to cause harm to or have an adverse effect on, the environment or risk to human health or safety, including, without limitation, any pollutant, contaminant, waste, hazardous waste, toxic substance or dangerous good which is defined or identified in any Environmental Law and which is present in the environment in such quantity or state that it contravenes any Environmental Law;

(b)	petroleum and its refined products;

(c)	polychlorinated biphenyls;

(d)	any substance exhibiting a hazardous waste characteristic, including, without limitation, corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials;

(e)
any raw materials, building components (including, without limitation, asbestos-containing materials) and manufactured products containing hazardous substances listed or classified as such under Environmental Laws; and

(f)	any substance or materials that are otherwise regulated under Environmental Law.
Headlease means a lease under which an Obligor holds title to any part of a Property.
Healthcare Licence means any or all licences, permits, qualifications, certifications and other authorisations granted by any Healthcare Regulatory Agency relating to or affecting:

(a)	the operation, maintenance, management, use or regulation of any Property for the purpose of the provision of healthcare services;

(b)	the provision of healthcare services on such Property; and/or

(c)	the reimbursement of healthcare costs relating to such Property.
Healthcare Requirements means:

(a)	all requirements of each Healthcare Regulatory Agency relating to the provision of healthcare services on the Property;

(b)	any requirement on a Tenant to obtain and maintain a Healthcare Licence; and

(c)	all requirements which are set out in clauses 15.3 and 17 of the Existing Leases.
Healthcare Regulatory Agency means the Care Quality Commission, the Care Inspectorate or any and all replacement agencies, boards, authorities, bodies and any Governmental Authority which:

(a)	grants, issues or regulates any Healthcare Licences; or

(b)	has jurisdiction over:

(i)	the ownership, operation, maintenance, management, use or regulation of such Property for the purpose of the provision of healthcare services;

(ii)	the provision of healthcare services on such Property; and/or

(iii)	the reimbursement of healthcare costs relating to such Property.
Hedge Counterparty means any counterparty to a Closing Date Cap or Extension Cap with an Obligor.
Hedging Reserve means an amount not less than £850,000.00 required to be paid into the Reserves Account as a condition precedent pursuant to Clause 5.1 (Initial conditions precedent).
Historical Documents means the following documents:

(a)	the BOS Intercreditor;

(b)	a reorganisation and transfer agreement dated 6 July 2013 entered into between the Borrower and CHHGL for the sale of the business and assets of the Borrower to CHHGL;

(c)	a reorganisation and transfer agreement dated 6 July 2013 entered into between Jerseyco and CHHGL for the sale of the business and assets of Jerseyco to CHHGL;

(d)
a reorganisation and transfer agreement dated 6 July 2013 entered into between GA HC REIT II U.K. Walstead Ltd and CHHGL for the sale of the business and assets of GA HC REIT II CH U.K. Walstead to CHHGL;

(e)
a sale and purchase agreement dated 6 July 2013 entered into between the Borrower and Non-Core Bidco 1 Limited (company number 08583911) in relation to the sale and purchase of the entire issued share capital of Necton (Norfolk) Limited;

(f)
a sale and purchase agreement dated 6 July 2013 entered into between the Borrower and Non-Core Bidco 2 Limited (company number 08583920) in relation to the sale and purchase of the entire issued share capital of Kyrano (Thunderbird) Limited (company number 08574530);

(g)
a sale and purchase agreement dated 6 July 2013 entered into between the Borrower and Non-Core Bidco 3 Limited (company number 08583958) in relation to the sale and purchase of the entire issued share capital of Consensus (2013) Limited (company number 08574447);

(h)
a property sale agreement dated 6 July 2013 entered into between the Borrower and Home of Compassion (Thames Ditton) Limited (company number 08574549) for transfer by the Borrower of property known as Home of Compassion; and

(i)
a property sale agreement dated 6 July 2013 entered into between the Borrower and Southlands Court (Bexhill) Limited (company number 08574521) for transfer by the Borrower of property known as Southlands (Bexhill).

HMRC REIT Clearance means a non-statutory business clearance obtained from HMRC confirming the treatment of the Permitted REIT Reorganisation under the UK REIT Regime (including the matters set out in paragraph 5.1.2 of the Closing Tax Structure Report).
Holdco means GA HC REIT II UK SH Acquisition Limited, a limited liability company incorporated in England and Wales with registered number 08573184.
Holding Company means, in relation to person (A), any other person in respect of which (A) is a Subsidiary.
IFRS means international financial reporting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.
Impaired Agent means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of "Defaulting Lender"; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Agent;
unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and
payment is made within ten Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.
Indemnitor means NorthStar Realty Healthcare, LLC.
Indemnitor Guarantee means the guarantee dated on or about the date of this Agreement between the Indemnitor and the Agent.
Initial Accession means the accession of the Original Obligors to this Agreement in accordance with Clause 5.6 (Accession of Original Obligors).
Initial Budget means the Budget prepared by the Borrower in agreed form on or before the date of this Agreement delivered to the Agent as a condition precedent pursuant to Clause 5.1 (Initial conditions precedent).
Insolvency Event in relation to a Finance Party means that the Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)
institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its home or head office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)
has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above; and

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation;

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)
seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);

(h)
has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintain possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or

(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

Insurance Prepayment Proceeds means any Net Proceeds of Insurances required to be paid into the Mandatory Prepayment Account in accordance with paragraph (i) of Clause 24.10 (Insurances) but excluding any Excluded Proceeds.
Insurance Report means the due diligence review of the difference in condition and/or difference in limits insurance dated 26 November 2014 prepared by Harbor addressed to the Finance Parties, the Agent and the Security Agent and capable of being relied upon by the Finance Parties, the Agent and the Security Agent and any security trustee and/or note trustee in connection with a Securitisation of the Loan or part of the Loan and delivered as a condition precedent document pursuant to Clause 4 (Conditions to signing).
Insurances means any contract of insurance under Clause 24.10 (Insurances).
Interest Payment Date means 20 January, 20 April, 20 July and 20 October in each year and the Termination Date, with the first Interest Payment Date being 20 January 2015. If, however, any such day is not a Business Day, the Interest Payment Date will instead be the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).
Interest Period means, in relation to a Loan, each period determined in accordance with Clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.4 (Default interest).
Interpolated Screen Rate means, in relation to LIBOR for any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan, each as of the Specified Time on the Quotation Day for the currency of that Loan.
ITA means the Income Tax Act 2007.
Jerseyco means GA HC REIT II CH U.K. L'Hermitage Ltd a company incorporated in Jersey with registered number 75107.
Jersey Public Registry means the public registry of the Royal Court of Jersey.
Jersey Property means a property set out in Part F of Schedule 1 (The Original Parties and Properties) and, where the context so requires, includes the buildings on that Jersey Property and Jersey Properties means any number of them.
Joint Venture means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

Landlord Discretions means any rights (whether explicit or not) which entitle an Obligor in its capacity as a landlord or otherwise under the Umbrella Agreement to exercise its discretion in connection with:

(a)	giving consent to variations to the form of the Master Lease;

(b)
other than expressly set out in clause 3.1.2(b) (Master Lease) of the original form of the Umbrella Agreement, giving consent to any adjustments to the terms of any Lease Document (including any adjustment to the rent payable under such Lease Document);

(c)	entering into an Umbrella Agreement Landlord Discretionary Acquisition;

(d)	exercising its rights under clause 3.3 (Cross Default) of the original form of the Umbrella Agreement in respect of or in a manner which affects or which might affect any of the Existing Leases;

(e)	entering into an Umbrella Agreement Landlord Discretionary Disposal;

(f)	exercising its rights under clause 4 of the Umbrella Agreement;

(g)	giving consent to any change of control of any Tenant in accordance with clause 3.5.6 of the original form of the Umbrella Agreement; or

(h)
doing or omitting to do any act or thing or giving or withholding any approval or consent or otherwise permitting any matter relating to any Property except where to do so would be immaterial in its effect.

Lease Document means:

(a)	an Agreement for Lease;

(b)	an Occupational Lease;

(c)	the Umbrella Agreement; or

(d)	any other document designated as such by the Agent and the Borrower.
Lease Prepayment Proceeds means the Net Proceeds of any premium or other amount paid to an Obligor in respect of any agreement to amend, supplement, extend, waive, surrender or release a Lease Document.
Legal Reservations means:

(a)
the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)
the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defences of set-off or counterclaim;

(c)	the limitation of the enforcement of the terms of leases of real property by laws of general application to those leases;

(d)	similar principles, rights and remedies under the laws of any Relevant Jurisdiction; and

(e)
any other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinions supplied to the Agent as a condition precedent under this Agreement on or before the Utilisation Date.

Lender means:

(a)	any Original Lender; and

(b)	any other person which has become a Lender in accordance with Clause 26 (Changes to the Lenders), which in each case has not ceased to be a Party in accordance with the terms of this Agreement.
LIBOR means, in relation to any Loan or Unpaid Sum on which interest for a given period is to accrue:

(a)	the applicable Screen Rate;

(b)	(if no Screen Rate is available for the Interest Period of that Loan) the Interpolated Screen Rate for that Loan; or

(c)	if:

(i)	no Screen Rate is available for sterling; or

(ii)	no Screen Rate is available for the Interest Period of that Loan or Unpaid Sum and it is not possible to calculate an Interpolated Screen Rate for that Loan or Unpaid Sum, the Reference Bank Rate, as of, in the case of paragraphs (a) and (c) above, the Specified Time on the Quotation Day for sterling and for a period equal in length to the Interest Period of that Loan or Unpaid Sum and, if any such rate is below zero, LIBOR will be deemed to be zero.
Limitation Acts means the Limitation Act 1980, and the Foreign Limitation Periods Act 1984 and the Prescription and Limitation (Scotland) Act 1973.
Loan means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.
Loan to Value has the meaning given to that term in Clause 22.1 (Definitions- Financial Covenants).
LMA means the Loan Market Association.
LTV Cure Account means the account designated as such under Clause  18.1 (Designation of Accounts) and includes any replacement of that Account.

Luxembourg Tax Clearances means an ATA and APA (as those terms are defined in the Closing Tax Structure Report), confirming the matters described at paragraphs 4.3.20, 4.3.21 and 8.2.8 of the Closing Tax Structure Report.
Lux Holdco, Lux Midco, Lux Mezzco and LuxPropco shall each have the meaning given to them in the Closing Tax Structure Report.
Majority Lenders means a Lender or Lenders whose Commitments aggregate more than 66⅔% of the Total Commitments or, if the Total Commitments have been reduced to zero, aggregated more than 66⅔% of the Total Commitments immediately prior to the reduction.
Mandatory Prepayment Account means the account designated as such under Clause  18.1 (Designation of Accounts) and includes any replacement of that Account.
Managing Agent means a managing agent appointed by an Obligor in respect of a Property in accordance with Clause 24.9 (Managing Agents).
Margin means 4.25 per cent. per annum.
Master Lease shall have the meaning given to such term in the Umbrella Agreement.
Material Adverse Effect means a material adverse effect on:

(a)	the consolidated business, assets or financial condition of the Obligors;

(b)	the ability of the Obligors to perform their payment obligations under any of the Finance Documents and/or their obligations under Clause 22 (Financial Covenants) of this Agreement; or

(c)	subject to the Legal Reservations, the validity or enforceability of any of the Finance Documents or any Security granted or purported to be granted pursuant to any of the Finance Documents.
Mergers means the business combination through mergers of certain Subsidiaries of North Star Realty Finance Corp. and of Griffin-American Healthcare REIT II, Inc. and Griffin-American Healthcare REIT II Holdings L.P.
Merger Agreement means the agreement and plan of merger dated 5 August 2014 between NorthStar Realty Finance Corp., NRF Healthcare Subsidiary LLC, NRF OP Healthcare Subsidiary LLC, Griffin-American Healthcare REIT II Holdings LP and Griffin-American Healthcare REIT II Inc.
Mezzanine Flex Letter means the letter dated on or about the date of this Agreement between the Arranger and the Sponsor setting out the terms on which the Arranger may require the Borrower to split the Facility in a senior facility and a mezzanine facility and certain matters consequential thereon.
Month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)
(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.
The above rules will only apply to the last Month of any period.
Net Disposal Proceeds means, in respect of a disposal of a Property or the shares in a Subsidiary permitted under Clause 23.5 (Disposals), the aggregate of the amount of the consideration received by the relevant Obligor from such disposal after deducting:

(a)	all reasonable costs and expenses properly incurred by the relevant Obligor in connection with such disposal; and

(b)
Tax (including VAT) incurred or required to be paid in connection with such disposal (as certified by that Obligor and, following a request from the Agent (acting reasonably), on the basis of advice provided to that Obligor by a reputable third party tax adviser and on the basis of existing rates and taking into account (where commercially practicable to do so) any available credit, deduction or allowance).

Net Proceeds means, in respect of the proceeds of any amount paid in respect of a Lease Document or the proceeds of an insurance claim or a claim for compensation or damages, the amount of the relevant proceeds received by the relevant Obligor in respect of such Lease Document or from such insurance claim or claim for compensation or damages after deducting:

(a)	all reasonable costs and expenses properly incurred by the relevant Obligor in connection with such Lease Document, insurance claim or claim for compensation or damages; and

(b)
all Taxes (including VAT but excluding income taxes) incurred or required to be paid in connection with such Lease Document, insurance claim or claim for compensation or damages (as certified by that Obligor on the basis of existing rates and taking into account (where commercially practicable to do so) any available credit, deduction or allowance).

Net Rental Income has the meaning given to it in Clause 22.1 (Definitions- Financial Covenants).
New Lender has the meaning given to that term in Clause 26 (Changes to the Lenders).
Obligor means the Borrower or a Guarantor.

Occupational Lease means any lease or licence or other right of occupation or right to receive rent to which a Property may at any time be subject and includes the Existing Leases and any guarantee of a tenant’s obligations under the same including as arising under any Third Party Credit Support.
OFAC means The Office of Foreign Assets Control of the US Department of the Treasury.
Official means any official, employee or representative of, or any other person acting in an official capacity for or on behalf of, any (i) national, federal, state, provincial or local government, including any entity owned or controlled thereby, (ii) political party, party official or political candidate, or (iii) public international organisation.
Ongoing Maintenance Reserve means a sum of £96.25 per quarter per annum for each bed in each Property as identified in the most recent Valuation.
Original Facility Amount means the aggregate principal amount of the Loan utilised pursuant to the Utilisation Request.
Original Financial Statements means, in relation to each Original Obligor, its audited financial statements for its financial year ended 31 December 2013.
Original Obligor Accession Deed means a document substantially in the form set out in Schedule 7 (Form of Original Obligor Accession Deed).
Original Obligor Board Minutes means the resolutions of the board of directors of an Original Obligor provided to the Agent in accordance with paragraph (a) of Clause 5.1 (Initial Conditions Precedent).
Original Obligors means the Original Borrower and the Original Guarantors.
Overview Report means the report prepared by Lenders’ counsel dated 1 December 2014 in relation to the Property Reports addressed to the Finance Parties, the Agent and the Security Agent and capable of being relied upon by the Finance Parties, the Agent and the Security Agent and any security trustee and/or note trustee in connection with a Securitisation of the Loan or part of the Loan and delivered as a condition precedent document pursuant to Clause 4 (Conditions to signing).
Participating Member State means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
Party means a party to this Agreement.
Permitted Developments means the Proposed Developments if and to the extent that the Agent has provided its prior written consent to such Proposed Developments in accordance with Clause 24.5(a) (Development).
Permitted Equity Injection means a contribution in cash from a Shareholder of the Borrower (or an Affiliate of a Shareholder of the Borrower) in the form of Subordinated Debt or equity.

Permitted Mezzanine Reorganisation means the splitting of the Facility into a senior facility and a mezzanine facility and certain matters consequential thereon as set out in the Mezzanine Flex Letter.
Permitted Payment means a payment (however structured) by an Obligor to a Shareholder, a Subordinated Creditor or any Affiliate of any Subordinated Creditor or Shareholder:

(a)	out of moneys standing to the credit of the General Account in circumstances where no Event of Default is continuing and no Event of Default would result from the payment;

(b)	to the extent expressly contemplated to be made on the Closing Date by the Closing Tax Structure Report; or

(c)	to enable or facilitate the payments referred to in paragraphs (a) or (b) above.
Permitted REIT Reorganisation means either the Proposed REIT Reorganisation or an alternative reorganisation of the Group (and its Holding Companies) comprising steps which are not materially different to those comprised in the Proposed REIT Reorganisation, in each case as more particularly set out in the Final REIT Tax Structure Report and which is permitted to be made in accordance with Clause 2.5 (Permitted Reorganisations).
Permitted Reorganisation means a Permitted Mezzanine Reorganisation or a Permitted REIT Reorganisation.
Permitted Security has the meaning given to such term in Clause 23.3(c) (Negative pledge).
Property means a property listed in Part D, Part E or Part F of Schedule 1 (The Original Parties and Properties) as described in a Security Document and, where the context so requires, includes the buildings on that Property but:

(a)
shall exclude any property that has been (i) disposed of in accordance with the provisions of this Agreement, or (ii) removed from the financing provided under this Agreement as a result of the Borrower having made any election under paragraph (e) of Clause 5.3 (Special Reserves); and

(b)	shall include any property that has been acquired by an Obligor in accordance with Clause 23.11 (Acquisitions).
Property Report means, in respect of each Property, a certificate of title (or equivalent in respect of non-English Properties) prepared by Irwin Mitchell, Brodies or Ogier (including a review of the Occupational Leases, Umbrella Agreement and any related guarantees to the extent agreed to be provided by the provider of such certificate) addressed to the Finance Parties, the Agent and the Security Agent and capable of being relied upon by the Finance Parties, the Agent and the Security Agent and any security trustee and/or note trustee in connection with a Securitisation of the Loan or part of the Loan and delivered as a condition precedent document pursuant to Clause 4 (Conditions to signing).

Property Strategic Capital Expenditure has the meaning given to it in the Umbrella Agreement.
Property Transfers means the transfer of the Properties by the Borrower and GA HC REIT II CH UK Walstead Ltd as described at paragraph 7.1.2 of the Closing Structure Tax Report.
Proposed Developments means:

(a)	the proposed demolition and rebuilding of Kingsclear Nursing Home, Park Road, Camberley, GU15 2LN (Kingsclear); and

(b)	the proposed construction of a new 40 bed dementia care unit at Oaken Holt Home, Eynsham Road, Farmoor, Oxford, OX2 9NL (Oaken Holt).
Proposed REIT Reorganisation means a reorganisation of the Group (and its Holding Companies) comprising the steps set out in sections 5 to 8 (inclusive) of the Closing Tax Structure Report
QC's Opinion means an opinion from a Queen’s Counsel specialising in UK tax law of at least ten years’ call (selected by the Sponsor from a list of three such Queen’s Counsel having experience in UK REITs provided by the Agent, acting on the instructions of the Majority Lenders), confirming (i) that the tax analysis contained in the Final REIT Tax Structure Report is materially correct and (ii) that the HMRC REIT Clearance and Stamp Office Clearance may be relied upon.
Qualifying Lender has the meaning given to it in Clause 13 (Tax gross up and indemnities).
Quarterly Report has the meaning given to that term in Clause 21.5 (Monitoring of Properties).
Quasi-Security has the meaning given to that term in Clause 23.3 (Negative pledge).
Quotation Day means, in relation to any period for which an interest rate is to be determined, the first day of that period unless market practice differs in the Relevant Interbank Market in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).
Radon Mitigation System has the meaning given to that term in Clause 24.13(b) (Radon).
Radon Reserve Relevant Amount means the sterling equivalent amount of:

(a)	in respect of the Magna Care Center Property, the sterling equivalent amount of US£62,500.00;

(b)	in respect of the Rectory House Care Home Property, the sterling equivalent amount of US£56,250.00

(c)	in respect of the Claydon House Nursing Home Property, the sterling equivalent amount of US£62,500.00;

(d)	in respect of the Sunridge Court Care Home Property, the sterling equivalent amount of US£37,500.00;

(e)	in respect of the St. George Care Home Property, the sterling equivalent amount of US£62,500.00;

(f)	in respect of the Cramer Court Care Home Property, the sterling equivalent amount of US£62,500.00;

(g)	in respect of the Hillview Court Care Home Property, the sterling equivalent amount of US£62,500.00;

(h)	in respect of the Marchglen Care Home Property, the sterling equivalent amount of US£62,500.00;

(i)	in respect of the Beechwood Park Nursing Home Property, the sterling equivalent amount of US£62,500.00;

(j)	in respect of the Mill House Care Home Property, the sterling equivalent amount of US£62,500.00;

(k)	in respect of the Hulcott Nursing Home Property, the sterling equivalent amount of US£56,250.00;

(l)	in respect of the L'Hermitage Care Home Property, the sterling equivalent amount of US£56,250.00;

(m)	in respect of the Beaumont Villas Care Home Property, the sterling equivalent amount of US£62,500.00;

(n)	in respect of the Scoonie Care Home Property, the sterling equivalent amount of US£62,500.00;

(o)	in respect of the Tall Tree Care Home Property, the sterling equivalent amount of US£62,500.00;

(p)	in respect of the Abbeycrest Care Home Property, the sterling equivalent amount of US£62,500.00;

(q)	in respect of the Huntercombe Hall Care Home Property, the sterling equivalent amount of US£62,500.00;

(r)	in respect of the Coppice Lea Care Home Property, the sterling equivalent amount of US£62,500.00;

(s)	in respect of the Ferfoot Care Home Property, the sterling equivalent amount of US£62,500.00;

(t)	in respect of the Miranda House Care Home Property, the sterling equivalent amount of £62,500.00; and

(u)	in respect of the Denham Manor Care Home Property, the sterling equivalent amount of £56,250.00.
Radon Reserve means the sterling equivalent amount of US£1,262,500.
Radon Sampling means the long-term radon sampling being conducted by EMG at each Property referred to in the definition of Radon Reserve Relevant Amount.
Receiver means a receiver or receiver and manager or administrative receiver (or equivalent officer in any jurisdiction) of the whole or any part of the Security Assets.
Recovery Prepayment Proceeds means the proceeds of a claim (a Recovery Claim) against the provider of any Report or the provider of any other due diligence report (in its capacity as provider of the same) in connection with the acquisition, development, financing or refinancing of the shares in any Obligor or any Property, except for Excluded Recovery Proceeds, and after deducting:

(a)	any reasonable expenses properly incurred by an Obligor to a person who is not an Obligor or Affiliate of an Obligor; and

(b)
any Tax (other than income tax) properly incurred and required to be paid by an Obligor (as reasonably determined by that Obligor on the basis of existing rates and taking into account any available credit, deduction or allowance), in each case in relation to that Recovery Claim.
Reference Bank Rate means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks in relation to LIBOR, as the rate at which the relevant Reference Bank could borrow funds in the London Interbank Market, in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period.
Reference Banks means the principal London offices of BNP Paribas SA, Deutsche Bank AG and HSBC Bank Plc or such other banks as may be appointed by the Agent in consultation with the Borrower.
REITco shall have the meaning given to it in the Closing Tax Structure Report.
Related Fund in relation to a fund (the first fund), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.
Release Price means in respect of a Property, the Applicable Release Price Percentage of its Allocated Loan Amount.
Releases means any emission, discharge, release, deposit, injection, escape, spill, leak, seepage, migration, dumping, or disposal of an Hazardous Materials (including the abandonment or discarding of barrels, containers, and other closed receptacles) into the indoor or outdoor environment, including, without limitation the movement of Hazardous Material through or in the ambient air, soil, surface or groundwater.
Relevant Interbank Market means the London interbank market.
Relevant Jurisdiction means, in relation to an Obligor or the Indemnitor:

(a)	its jurisdiction of incorporation or formation;

(b)	any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated; and

(c)	any jurisdiction where it conducts a material part of its business; and

(d)	the jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.
Relevant Rental Quarter Date has the meaning given to that term in Clause 22.1 (Definitions – Financial Covenants).
Rental Cover Ratio has the meaning given to that term in Clause 22.4 (Rental Cover Ratio).
Rental Income means the aggregate of all amounts paid or payable to or for the account of any Obligor in connection with the letting, licence or grant of other rights of use or occupation of any part of a Property, including (without double counting) each of the following amounts:

(a)	rent, licence fees and equivalent amounts paid or payable;

(b)	any sum received or receivable from any deposit held as security for performance of a tenant’s obligations;

(c)	a sum equal to any apportionment of rent allowed in favour of any Obligor;

(d)
any other moneys paid or payable in respect of occupation and/or usage of that Property and any fixture and fitting on that Property including any fixture or fitting on that Property for display or advertisement, on licence or otherwise;

(e)	any sum paid or payable under any policy of insurance in respect of loss of rent or interest on rent;

(f)	any sum paid or payable, or the value of any consideration given, for the grant, surrender, amendment, supplement, waiver, extension or release of any Lease Document;

(g)	any sum paid or payable in respect of a breach of covenant or dilapidations under any Lease Document;

(h)	any sum paid or payable by or distribution received or receivable from any guarantor of any Tenant under any Lease Document;

(i)	any Tenant Contributions;

(j)	any sum paid or payable in respect of a Tenant’s obligations under the Lease Documents and/or the Umbrella Agreement to an Obligor in accordance with any Third Party Credit Support; and

(k)
any interest paid or payable on, and any damages, compensation or settlement paid or payable in respect of, any sum referred to above less any related fees and expenses incurred (which have not been reimbursed by another person) by any Obligor.

Rental Income Account means the account designated as such under Clause 18.1 (Designation of Accounts) and includes any replacement of that Account.
Rental Quarter means each period of 3 rental months starting on a Rental Quarter Date and ending immediately prior to the next Rental Quarter Date.
Rental Quarter Date means each of on 31 March, 30 June, 30 September and 31 December.
Repayment Instalment has the meaning given to that term in Clause 7.1 (Repayment of Loan).
Repeating Representations means each of the representations set out in Clauses 20.2 (Status) to 20.5 (Power and authority) (inclusive), Clause 20.8 (Validity and admissibility in evidence), Clause 20.9 (Governing law and enforcement), paragraph (b) of Clause 20.10 (Deduction of Tax), Clause 20.12 (Taxation) (other than paragraph (d)), Clause 20.13 (VAT) (other than paragraph (a)), paragraph (b) of Clause 20.14 (No default), Clause 20.28 (Centre of main interests and establishments), Clause 20.31 (Sanctions) and Clause 20.32 (Anti-Corruption law).
Report means:

(a)	the Technical and Engineering Report;

(b)	the Closing Tax Structure Report;

(c)	the Environmental Report;

(d)	any Property Report;

(e)	the Valuation Report (including a measurement survey);

(f)	the Overview Report; and

(g)	the Insurance Report.
Report Proceeds Side Letter has the meaning given to that term in paragraph (d) of Clause 23.23 (Conditions Subsequent).
Representative means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.
Required Net Disposal Proceeds means, in respect of any disposal by an Obligor of a Property or its shares in a Subsidiary, the aggregate of:

(a)	the Release Price in respect of that Property, or in respect of a disposal of Shares in a Subsidiary, of any Property then owned by that Obligor or Subsidiary (as applicable); and

(b)
any other amount that is or will become due and payable in accordance with paragraph (b) of Clause 8.10 (Restrictions) as a result of the application of the Net Disposal Proceeds of that disposal and any Disposal Proceeds Shortfall Amount in prepayment of the Loan.

Requisite Rating means, the rating of long or short term (as appropriate) unsecured debt instruments in issue by a person (which are neither subordinated nor guaranteed) which meet the following requirements:

(a)
in relation to any insurance company or underwriter, long term instruments or, if it is not rated for its long term instruments (if any) then an Insurer Financial Strength Rating, with a rating of A- (or better) by S&P, A- (or better) by Fitch or A3 (or better) by Moody’s; and

(b)	in relation to a Hedge Counterparty:

(i)	long term instruments with a rating of A- (or better) by S&P; and

(ii)	to the extent that that Hedge Counterparty:

(A)	has a long term instruments rating from Fitch, long term instruments with a rating of A- (or better) by Fitch; or

(B)	does not have a long term instruments rating from Fitch, long term instruments with a rating of A3 (or better) by Moody’s.
Reserved Matter means either:

(a)	a Closing Defect in respect of which either:

(iii)	a Special Reserve; or

(iv)	an Additional Non-Recourse Carve-out,
has been established in accordance with Clause 5.3(a) (Special Reserves) as confirmed in writing by the Arranger to the Indemnitor on or about the date of this Agreement; or

(b)	the circumstances subsisting as at the Closing Date that cause the results of Radon Sampling of any Property to be above the UK action level of 200 Bq/m3 for radon in relation to that Property; or

(c)	the circumstances subsisting at the Closing Date that give rise to the obligations under Clause 24.14 (Above-Ground Storage Tanks) and/or Clause 24.15 (Underground Storage Tanks).
Reserves Accounts means the accounts designated as such under Clause 18.1 (Designation of Accounts) and includes any replacement of such Accounts.

Resignation Letter means a letter substantially in the form set out in Schedule 9 (Form of Resignation Letter).
Restricted Party means any person that is:

(a)	listed on, or owned or controlled by a person listed on, a Sanctions List;

(b)	the government of a Sanctioned Country;

(c)	located in or incorporated under the laws of any Sanctioned Country; or

(d)	to the best knowledge of any Obligor (acting with all due care and enquiry), otherwise a target of Sanctions.
RICS means the Royal Institution of Chartered Surveyors.
Sanctions means:

(a)
economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the US government and administered by OFAC, (ii) the United Nations Security Council, (iii) the European Union; (iv) Her Majesty’s Treasury of the United Kingdom; (v) Switzerland; or (vi) the United Kingdom; and

(b)
economic or financial sanctions imposed, administered or enforced from time to time by the US State Department, the US Department of Commerce, the US Department of the Treasury or the Swiss State Secretariat for Economic Affairs.

Sanctioned Country means a country or territory which is subject to:

(a)
general country or territory-wide trade, economic or financial sanctions or trade embargoes imposed, administered or enforced by (i) the US government and administered by OFAC, (ii) the United Nations Security Council, (iii) the European Union or (iv) Her Majesty’s Treasury of the United Kingdom; or

(b)
general country or territory-wide economic or financial sanctions or trade embargoes imposed by the US government and administered by the US State Department, the US Department of Commerce or the US Department of the Treasury.

Sanctions List means any of the lists of specifically designated nationals or designated persons or entities (or equivalent) held by (a) the US government and administered by OFAC, the US State Department, the US Department of Commerce or the US Department of the Treasury, (b) the United Nations Security Council, (c) the European Union or (d) Her Majesty’s Treasury of the United Kingdom, each as amended, supplemented or substituted from time to time.
Scottish Priority Deed means the ranking agreement dated on or around the date of this Agreement entered into between the Security Agent, CHHGL and the Original Borrower.

Scots Tenant Security means:

(a)
the standard security granted by the Original Borrower in favour of CHHGL in relation to the property at Strathview Care Home, Carswell Wynd, Auchtermuchty, Cupar, KY14 7FG dated 10 September 2013 and registered in the Land Register under Title Number FFE28660 on 12 September 2013;

(b)
the standard security granted by the Original Borrower in favour of CHHGL in relation to the property at Forth Bay Nursing Home, Walker Street, Kincardine, Alloa, FK10 4NT dated 10 September 2013 and registered in the Land Register under Title Number FFE22826 on 12 September 2013;

(c)
the standard security granted by the Original Borrower in favour of CHHGL in relation to the property at Beechwood Park Nursing Home, 136 Main Street, Sauchie, Alloa, FK10 3JZ dated 10 September 2013 and registered in the Land Register under Title Number CLK6107 on 12 September 2013;

(d)
the standard security granted by the Original Borrower in favour of CHHGL in relation to the property at March Glen Care Centre, Gannel Hill View, Sauchie, Alloa dated 10 September 2013 and registered in the Land Register under Title Number CLK11530 on 12 September 2013;

(e)
the standard security granted by the Original Borrower in favour of CHHGL in relation to the property at Hillview Court Nursing Home, Sauchie, Alloa dated 10 September 2013 and registered in the Land Register under Title Number CLK7370 on 12 September 2013; and

(f)
the standard security granted by the Original Borrower in favour of CHHGL in relation to the property at Scoonie Care Home, Windygates Road, Leven dated 10 September 2013 and registered in the Land Register under Title Numbers FFE72109, FFE40254 and FFE49435 on 12 September 2013.

Screen Rate means the London interbank offered rate administered by the British Bankers Association (or any other person which takes over the administration of that rate) for the relevant period, displayed on page LIBOR01 of the Reuters screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrower.
SDLT Amount means the amount of stamp duty land tax that would be payable in respect of the Property Transfers if group relief under paragraph 1 Schedule 7 Finance Act 2003 were not available.
Second Term Extension means the exercise of the Second Term Extension Option in accordance with Clause 7.3 (Extension option).
Secured Liabilities means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Transaction Obligor to any Secured Party under each Finance Document.
Secured Party means a Finance Party, a Receiver or any Delegate.
Securitisation means any securitisation or transaction of broadly equivalent economic effect relating to, or using as a reference, the whole or part of the Loan (whether alone or in conjunction with other loans) through the issue of notes on the capital markets.
Security means a mortgage, standard security, hypothec, charge (fixed or floating), assignment or assignation in security, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.
Security Agreement means a Security over the assets of an Obligor entered into or to be entered into by that Obligor in favour of the Security Agent in an agreed form.
Security Asset means all of the assets of the Transaction Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security.
Security Document means:

(a)	a Security Agreement, a Billet, a Security Interest Agreement, a Shareholder’s Security Agreement, a Standard Security or an Assignation of Rent;

(b)	any other document evidencing or creating Security over any asset to secure any obligation of any Obligor to a Secured Party under the Finance Documents; or

(c)	any other document designated as such by the Security Agent and the Borrower.
Security Interest Agreements means the Jersey law security interest agreements in favour of the Security Agent granted by:

(a)	the Original Borrower over the entire issued share capital of Jerseyco; and

(b)	Jerseyco over all of its rights and interests in the lease proceeds in respect of the Jersey Properties, in each case, in the agreed form.
Security Property means:

(a)	the Transaction Security expressed to be granted in favour of the Security Agent as trustee for the Secured Parties and all proceeds of that Transaction Security;

(b)
all obligations expressed to be undertaken by a Transaction Obligor to pay amounts in respect of the Secured Liabilities to the Security Agent as trustee for the Secured Parties and secured by the Transaction Security together with all representations and warranties expressed to be given by a Transaction Obligor or any other person in favour of the Security Agent as trustee for the Secured Parties; and

(c)
any other amounts or property, whether rights, entitlements, choses in action or otherwise, actual or contingent, which the Security Agent is required by the terms of the Finance Documents to hold as trustee on trust for the Secured Parties.

Servicer means any servicer or special servicer appointed by a Lender or the Agent or the Security Agent in connection with any Securitisation.
Shareholder means any direct or indirect shareholder of, or holder of any form of ownership interests in, an Obligor or in any Holding Company of an Obligor.
Shareholder’s Security Agreement means a Security over the shares of an Obligor and a Security over the Shareholder’s Subordinated Debt (other than a Security Interest Agreement) entered into or to be entered into by the relevant Shareholder in favour of the Security Agent in an agreed form.
SIR means the security interests register maintained under part 8 of the Security Interests (Jersey) Law 2012.
Speciality Division has the meaning given to the term in the Elder Care Guarantee.
Speciality Division Debenture means the debenture dated 11 September 2013 charging the assets of the Speciality Division (other than MHL Holdco Limited, Consensus Holdco Limited, Consensus Newco Limited and Paul Jeffrey) and securing the obligations of the Speciality Division under the Speciality Division Guarantee.
Speciality Division Guarantee means the guarantee dated 11 September 2013 from the Speciality Division (other than MHL Holdco Limited, Consensus Holdco Limited, Consensus Newco Limited and Paul Jeffrey) guaranteeing, among other obligations, the obligations of Elder Care Co, Consensus and Glentworth under the Portfolio Leases, Umbrella Agreement, Business Transfer Agreement and the SPA.
Special Reserve means the amount required to be deposited in the Special Reserves Account in accordance with Clause 5.3 (Special Reserves).
Special Reserves Account means the account designated as such under Clause  18.1 (Designation of Accounts) and includes any replacement of that Account.
Special Reserves Cap means £10,000,000.
Special Reserves Shortfall has the meaning given to that term in Clause 5.3 (Special Reserves).
Specified Time means a time determined in accordance with Schedule 12 (Timetables).
Sponsor means NorthStar Realty Finance Corp.
Sponsor Affiliate means an Affiliate or Related Fund of the Sponsor.
Stamp Office Clearance means confirmation from HMRC Stamp Taxes that group relief under paragraph 1 Schedule 7 Finance Act 2003 will be available in respect of the transfer of Properties by the Borrower and GA HC REIT II CH UK Walstead Ltd as described at paragraph 7.1.2 of the Closing Tax Structure Report.
Standard Security means a first ranking Scots law standard security over a Property located in Scotland entered into or to be entered into by an Obligor in favour of the Security Agent in an agreed form.
Structural Flex has the meaning given to it in the Mezzanine Flex Letter.
Subordinated Creditor means:

(a)	an Obligor;

(b)	Holdco;

(c)	Healthcare GA Holdings, General Partnership (formerly NRF Healthcare Subsidiary, LLC, itself as successor to Griffin-American Healthcare REIT II Inc.); or

(d)	any other person who becomes a Subordinated Creditor in accordance with the Finance Documents.
Subordinated Debt, in relation to a Subordinated Creditor, has the meaning given to it in the Subordination Agreement entered into by that Subordinated Creditor.
Subordination Agreement means a subordination agreement entered into or to be entered into by a Subordinated Creditor, an Obligor and the Security Agent in an agreed form.
Subsidiary means an entity of which a person has direct or indirect control or owns directly or indirectly more than 50 per cent. of the voting capital or similar right of ownership and control for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise.
Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature in any jurisdiction (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
Tax Authority means any government, state or municipality, or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official anywhere in the world.
Tax Clearances means the HMRC REIT Clearance, the Stamp Office Clearance and the Luxembourg Tax Clearances.
Technical and Engineering Report means the technical and engineering due diligence report prepared by EMG dated 25 November 2014 addressed to or otherwise capable of being relied upon by the Finance Parties and any security trustee and/or note trustee in connection with a Securitisation of the Loan or part of the Loan and delivered as a condition precedent document pursuant to Clause 4 (Conditions to signing).

Tenant means a tenant under a Lease Document.
Tenant Annual Capex Report means an annual report delivered by the Tenant to the Borrower in which the Tenant sets out details of the maintenance works it has carried out in respect of the Properties and the amounts it has expended upon such works during the year to which such report relates.
Tenant Contributions means any amount paid or payable to an Obligor by any tenant under a Lease Document or any other occupier of a Property, by way of:

(a)	contribution to:

(i)	ground rent;

(ii)	insurance premia;

(iii)	the cost of an insurance valuation;

(iv)	utilities;

(v)
a service or other charge in respect of an Obligor’s costs in connection with any management, repair, maintenance or similar obligation or in providing services to a tenant of, or with respect to, a Property; or

(vi)	a reserve or sinking fund; or

(b)	VAT.
Tenant’s Insurance Broker’s Letter means a letter from the Tenant's insurance brokers addressed to the Finance Parties, confirming that the insurance cover in force in respect of each Property (as arranged by or on behalf of the Tenant) complies with the terms of this Agreement and the necessary premia have been paid.
Termination Date means the date falling three years after the Utilisation Date, subject to the implementation of the First Term Extension and/or the Second Term Extension in accordance with the terms of this Agreement in which case, it shall mean the date falling (following implementation of the First Term Extension) four years or (following implementation of the Second Term Extension) five years, in each case after the Utilisation Date.
Test Date means:

(a)	(other than in respect of the Cash Trap Covenants) the Utilisation Date; and

(b)	each Interest Payment Date.
Third Party Credit Support means:

(a)	the Speciality Division Guarantee;

(b)	the Speciality Division Debenture;

(c)	the Elder Care Guarantee;

(d)	the Elder Care Debenture; and

(e)	guarantees, indemnities or other credit support granted or extended under the Umbrella Agreement.
Total Commitments means the aggregate of the Commitments being £223,755,000.00 at the date of this Agreement.
Transaction Document means:

(a)	a Finance Document;

(b)	a Lease Document;

(c)	a Headlease;

(d)	the Umbrella Agreement;

(e)	any Third Party Credit Support;

(f)	any Closing Date Cap Agreement;

(g)	any Extension Cap Agreement;

(h)	the Indemnitor Guarantee; or

(i)	any other document designated as such by the Agent and the Borrower.
Transaction Obligor means:

(a)	an Obligor;

(b)	Holdco; or

(c)	a Subordinated Creditor.
Transaction Security means the Security created or evidenced or expressed to be created or evidenced under the Security Documents.
Transfer Certificate means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.
Transfer Date means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.
UA Deed of Variation means the deed of variation to the Umbrella Agreement dated on or about the date hereof.
UA Initial Deed of Variation means the deed of variation to the Umbrella Agreement dated 18 September 2013.

UK GAAP means generally accepted accounting principles in the United Kingdom from time to time, including IFRS.
UK REIT Regime has the meaning given to it in the Closing Tax Structure Report.
Umbrella Agreement means the umbrella agreement in respect of the Lease Documents dated 6 July 2013 between among others, the Obligors, Consensus, Myriad Healthcare Limited and Caring Homes Healthcare Limited, as varied by a deed of variation dated 18 September 2013 and further varied by a deed of variation dated 28 November 2014 including any variation, amendment or supplement to it disclosed in the Property Reports or made in accordance with this Agreement.
Umbrella Agreement Landlord Discretionary Acquisition means an acquisition of a property or an agreement to acquire a property by an Obligor pursuant to clauses 5 (PropCo’s Right of First Offer) or 8 (Acquisitions) of the Umbrella Agreement where such Obligor has discretion in whether or not to proceed with such acquisition.
Umbrella Agreement Landlord Discretionary Disposal means a disposal of a Property or an agreement to dispose of a Property by an Obligor pursuant to the Umbrella Agreement where such Obligor has discretion in whether or not to proceed with such disposal.
Umbrella Agreement Landlord Non-Discretionary Acquisition means an acquisition of a property or an agreement to acquire a property by an Obligor (not being an acquisition pursuant to clauses 3.4 (Substitution and Withdrawals) or 7 (Development) of the Umbrella Agreement) or otherwise where the Obligor has no discretion whether or not to proceed with such acquisition.
Umbrella Agreement Landlord Non-Discretionary Disposal means a disposal of a Property or an agreement to dispose of a Property by an Obligor being a “withdrawal” pursuant to clause 3.4 (Substitution and Withdrawal) of the Umbrella Agreement or otherwise pursuant to the Umbrella Agreement where the Obligor has no discretion over whether or not to proceed with such disposal.
Underground Storage Tank means means any tank, including underground piping connected to the tank, that is or has been used to contain Hazardous Materials or petroleum products and the combined volume of which is 10% or more beneath the surface of the ground.
Underground Storage Tank Reserve means the amount of sterling equivalent amount of US£281,250.00, being 125 per cent. of the reasonable worst case estimated costs of US£75,000.00 for each of the Rectory House Care Home Property, the Gildawood Court Care Home Property and the Denham Manor Care Home Property to conduct the Further Investigations and any Closure Work at each of those Properties.
Unpaid Sum means any sum due and payable but unpaid by an Obligor under the Finance Documents.
US means the United States of America.

US Facility Agreement means the New York law governed facility agreement dated on or around the date of this Agreement between, among others, Citigroup Global Markets Realty Corp., JPMorgan Chase Bank, National Association, Barclays Bank PLC and Column Financial, Inc. as lenders and each of the entities listed therein as borrowers in the form delivered as a condition precedent to this Agreement.
US GAAP means generally accepted accounting principles in the US from time to time, including IFRS.
US Tax Obligor means:

(a)	an Obligor which is resident for tax purposes in the US; or

(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.
Utilisation means a utilisation of the Facility.
Utilisation Date means the date of Utilisation, being the date on which the Loan is to be made.
Utilisation Request means a notice substantially in the form set out in Schedule 4 (Utilisation Request).
Valuation means a valuation of a Property, or as the context requires, the Properties by the Valuer pursuant to Clause 17.3 (Valuations), in each case which is consistent with the standards set by RICS at the time of the valuation, addressed to the Finance Parties and prepared on the basis of the market value as that term is defined in the then current Statements of Asset Valuation Practice and Guidance Notes issued by RICS and including reliance wording for the benefit of the Finance Parties and any security trustee and/or note trustee in connection with a Securitisation of the Loan or part of the Loan.
Valuer means Knight Frank or any other surveyor or valuer selected and appointed by the Agent (acting on the instructions of the Majority Lenders) from the approved list set out in Schedule 3 (Approved Valuers) of this Agreement.
VAT means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)
any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred go in paragraph (a) above, or imposed elsewhere including, without limitation, GST as defined in the Goods and Services Tax (Jersey) Law 2007.

1.2	Construction

(a)	Unless a contrary indication appears, a reference in this Agreement to:

(i)	the Agent, the Arranger, any Finance Party, any Lender, any Obligor, any Party, any Secured Party, the Security Agent, any Transaction

Obligor or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents and, in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with the Finance Documents;

(ii)	a document in agreed form is a document which is agreed in writing by or on behalf of the Borrower and the Agent (including by email);

(iii)	assets includes present and future properties, revenues and rights of every description;

(iv)	disposal includes a sale, transfer, assignment, assignation, grant, lease, licence, declaration of trust or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly;

(v)
a Finance Document or Transaction Document or any other agreement or instrument is a reference to that Finance Document or Transaction Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(vi)	including means including without limitation; and include will be construed accordingly;

(vii)
guarantee means (other than in Clause 19 (Guarantee and indemnity)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(viii)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(ix)	original form means the form of a document as delivered as a condition precedent in accordance with Clause 5.1 of this Agreement;

(x)
a person includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership or other entity (whether or not having separate legal personality);

(xi)
a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(xii)	a provision of law is a reference to that provision as amended or re-enacted;

(xiii)	a time of day is a reference to London time;

(xiv)
where the Agent or the Security Agent is referred to in this Agreement as acting reasonably or in a reasonable manner or as coming to an opinion or determination that is reasonable (or any similar or analogous wording is used), unless they are not required to do so, this shall mean that the Agent or Security Agent, as applicable, shall, where they have in fact sought such instructions, be acting or coming to an opinion or determination on the instructions of the Majority Lenders, or all the Lenders as applicable acting reasonably and the Agent or Security Agent shall be under no obligation to determine the reasonableness of such instructions from the Majority Lenders or all the Lenders as applicable or whether in giving such instructions the Majority Lenders or all the Lenders as applicable are acting in a reasonable manner; and

(xv)
where agreement or approval, acceptability to or satisfaction with or approval of the Agent and/or the Security Agent is referred to (or any similar or analogous wording is used) in relation to a matter not affecting the personal interests of the Agent and/or the Security Agent (including for the avoidance of doubt, any satisfaction, or determination in relation to any condition precedent) this shall mean the agreement or approval, acceptability to or satisfaction with or approval of, (or similar where similar or analogous wording is used, as applicable) the Majority Lenders as notified by or on behalf of, the Majority Lenders to the Agent and/or the Security Agent,

and in respect of paragraphs (xiv) and (xv) the Agent and/or the Security Agent shall not be responsible for any liability occasioned or by any delay or failure on the part of the Majority Lenders to give, or have given on their behalf, any such notice or instructions or to form any such opinion.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)
Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default and an Event of Default is continuing if it has not been remedied or waived.

(e)
Any entity into which the Agent or Security Agent may be merged or converted or with which the Agent or Security Agent may be consolidated, or which results from any merger, conversion or consolidation to which the Agent or Security Agent shall be a party, or any succeeding entity, including Affiliates of the Agent or Security Agent, to which the Agent or Security Agent shall sell or otherwise transfer:

(i)	all or substantially all of its assets; or

(ii)	all or substantially all of its corporate trust business;
shall, on the date when the merger, conversion, consolidation or transfer becomes effective and to the extent permitted by any applicable laws become the successor Agent or Security Agent under this Agreement without the execution or filing of any paper or any further act or formality on the part of the parties to this Agreement and after the said effective date all references in this Agreement to the Agent or Security Agent shall be deemed to be references to such successor entity.

(f)
References to the equivalent of an amount specified in a particular currency (the specified currency amount) shall be construed as a reference to the amount of any other relevant currency which can be purchased with the specified currency amount at the Agent's Spot Rate of Exchange on the date on which the calculation falls to be made for spot delivery, as determined by the Agent, provided that no Default or Event of Default in respect of any representation, warranty or undertaking under the Finance Documents shall arise solely as a result of a subsequent change in such currency equivalent of the other relevant currency due to a fluctuations in the relevant Agent's Spot Rate of Exchange.

1.3	Currency symbols and definitions
£, GBP and sterling denote the lawful currency of the United Kingdom.

1.4	Third party rights

(a)
Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

(c)
Any Receiver, Delegate or any person described in paragraph (b) of Clause 29.12 (Exclusion of liability) may, subject to this Clause 1.4 and the Third Parties Act, rely on any Clause of this Agreement which expressly confers rights on it.

2.	THE FACILITY

2.1	The Facility
Subject to the terms of this Agreement, the Lenders make available to the Borrowers a sterling term loan facility in an aggregate amount equal to the Total Commitments.

2.2	Finance Parties’ rights and obligations

(a)
The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)
The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.3	Obligors’ Agent

(a)
Each Obligor (other than the Borrower) by its execution of this Agreement irrevocably appoints the Borrower to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)
the Borrower on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including the Utilisation Request), to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect that Obligor, without further reference to or the consent of that Obligor; and

(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Borrower, and in each case that Obligor shall be bound as though that Obligor itself had given the notices and instructions (including the Utilisation Request) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)
Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Borrower or given to the Borrower under any Finance Document on behalf of an Obligor or in connection with any Finance Document (whether or not known to any Obligor) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Borrower and any Obligor, those of the Borrower shall prevail.

2.4	Indemnitor

(a)	Subject to paragraph (b) below, immediately upon the accession of the Original Obligors to the Finance Documents pursuant to Clause 5.6 (Accession of

Original Obligors), the Indemnitor shall be released from all and any of its all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) under this Agreement other than to the extent any liabilities of the Indemnitor have arisen under this Agreement prior to such accessions, in respect of which liability the Indemnitor shall continue to be liable.

(b)
Notwithstanding paragraph (a) above, the Indemnitor shall continue to be subject to its obligations under paragraph (b) of Clause 23.17 (Syndication, Securitisation, Bond Issues etc.) and Clause 27.1 (Assignments and transfer by Obligors).

2.5	Permitted Reorganisations

(a)
The Parties agree that, if the Arranger exercises the Structural Flex pursuant to the Mezzanine Flex Letter, then subject to paragraph (b) below, a Permitted Mezzanine Reorganisation is to be implemented following the Closing Date in accordance with the Mezzanine Flex Letter.

(b)
The Permitted Mezzanine Reorganisation shall only be implemented following written confirmation by the Agent (acting on the instructions of the Majority Lenders acting reasonably) that the following have been met:

(i)	any conditions precedent relating to the Permitted Mezzanine Reorganisation set out in the Mezzanine Flex Letter; and

(iii)
any further conditions precedent which the Agent (acting on the instructions of the Majority Lenders) may reasonably require as being necessary in connection with the implementation of the Structural Flex (which shall include any stamp duty payable in respect of the Permitted Mezzanine Reorganisation being funded by way of Permitted Equity Injection) and which, insofar as they relate to the entry by a member of the Group (or any of its Affiliates, including Lux Mezzco, Lux Midco and Lux Holdco) into any document intended to be designated as a mezzanine finance document or intercreditor agreement, are in substance equivalent to those applying to the introduction of an Additional Obligor (as referred to in Part C of Schedule 2 (Conditions Precedent).

(c)	Following the implementation of the Permitted Mezzanine Reorganisation, the Obligors shall, to the extent not already obtained, ensure that the Luxembourg Tax Clearances are obtained.

(d)	The Parties acknowledge that the Sponsor intends to implement either the Proposed REIT Reorganisation or another Permitted REIT Reorganisation as soon as is practicable following the Closing Date.

(e)	Implementation of the Permitted REIT Reorganisation shall only be permitted following written confirmation by the Agent (acting on the instructions of the

Majority Lenders acting reasonably) that the following conditions have been met (or waived):

(i)
the Tax Clearances have been obtained and copies of the same (together with copies of any related correspondence, including the application for such Tax Clearances) provided to the Agent. For the avoidance of doubt copies of the Luxembourg Tax Clearances will only be provided in respect of matters that affect the Obligors and their Subsidiaries, the Subordinated Creditors, REITco, Lux Mezzco, Lux Midco, Lux Holdco and the Lux Propcos;

(ii)
at the request of the Agent, a QC’s Opinion has been obtained and a copy of the same (together with copies of any instructions to counsel, notes of consultation and related correspondence) provided to the Agent;

(iii)
all amendments, supplements and accessions to the Finance Documents (including as may be necessary to retain or replicate the Transaction Security or ensure that the Finance Parties benefit from equivalent Transaction Security) reasonably requested by the Agent (acting on the instructions of the Majority Lenders, acting reasonably) to implement or facilitate the Permitted REIT Reorganisation (the Supplementary Finance Documents) have been made and entered into by the relevant members of the Group or (as required) their Holding Companies and Affiliates;

(iv)
any conditions precedent reasonably requested by the Agent (acting on the instructions of the Majority Lenders, acting reasonably) in connection with the entry into of the Supplementary Finance Documents and otherwise in connection with the implementation of the Permitted REIT Reorganisation have been provided in a form and substance satisfactory to the Agent (acting reasonably).

The Obligor’s Agent will consult the Agent (acting on the instructions of the Majority Lenders, acting reasonably) on the form and content of any application for a Tax Clearance, if required, and of any instructions to counsel (and related correspondence), and the Agent (together with its advisers) shall be entitled to attend any consultation with senior tax counsel.

(f)
Notwithstanding paragraph (e)(i) above, the Obligor may decide at their discretion not to obtain the Stamp Office Clearance on the condition that instead (i) an amount equal to the SDLT Amount is paid into and held in the Reserves Account until such time as it is confirmed (to the reasonable satisfaction of the Finance Parties acting reasonably) that the SDLT Amount is not payable in respect of the Property Transfers or if earlier upon expiry of the period within which HMRC can enquire into the land transaction return provided no such enquiry has been opened in that period or (ii) the Finance Parties are indemnified to their reasonable satisfaction in respect of any loss arising directly or indirectly as a result of the SDLT Amount being payable.

(g)	Any Permitted REIT Reorganisation must be fully implemented by no later than 18 Months from the Closing Date.

(h)
The Finance Parties acknowledge that notwithstanding any other provision of the Finance Documents, all steps and actions reasonably required for the implementation of a Permitted Mezzanine Reorganisation in accordance with paragraphs (a) and (b) above or a Permitted REIT Reorganisation in accordance with paragraphs (d), (e) and (f) above shall be permitted under the Finance Documents and that no such step or action shall constitute a breach of or default (including a Default) under any of the Finance Documents, provided in each case that the conditions set out in paragraph (b) or in paragraphs (e) and (f) (as the case may be) are complied with.

(i)
The Parties shall use all reasonable endeavours to implement any steps to be taken in connection with any Permitted Reorganisation in such a way as to ensure that the guarantees granted in favour of the Finance Parties under this Agreement and the Transaction Security are retained or that the Finance Parties benefit from equivalent guarantees and Transaction Security after the completion of any such Permitted Reorganisation.

3.	PURPOSE

3.1	Purpose
The Borrower shall apply all amounts borrowed by it under the Facility towards refinancing existing Financial Indebtedness of the Group at Closing and in financing or refinancing fees, costs and expenses (of any kind) in connection therewith (including any fees, costs or expenses payable under any Finance Documents).

3.2	Monitoring
No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS TO SIGNING

(a)
Subject to Clause 5.3 (Special Reserves), the Lenders will only be obliged to comply with Clause 6.4 (Lenders’ participation) in relation to the Utilisation if on or before the date of this Agreement, the Agent has received all of the documents and other evidence listed in Part A of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent (acting on the instructions of the Original Lenders, acting reasonably), unless waived by the Agent on such terms as the Agent (acting on the instructions of the Original Lenders) considers fit. The Agent shall notify the Indemnitor and the Lenders promptly upon being so satisfied.

(b)
Other than to the extent that the Original Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

5.	CONDITIONS TO UTILISATION

5.1	Initial conditions precedent

(a)
Subject to Clause 5.3 (Special Reserves), Lenders will only be obliged to comply with Clause 6.4 (Lenders’ participation) in relation to the Utilisation if on or before Utilisation the Agent has received all of the documents and other evidence listed in Part B of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent (acting on the instructions of the Original Lenders, acting reasonably), unless waived by the Agent on such terms as the Agent (acting on the instructions of the Original Lenders) considers fit. The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

(b)
Other than to the extent that the Original Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

(c)	The Agent may refuse to accept a Utilisation Request if the Agent believes that the notification described in paragraph (a) above will not be capable of being given on or before Utilisation.

5.2	Further conditions precedent
The Lenders will only be obliged to comply with Clause 6.4 (Lenders’ participation) if:

(a)	on the date of the Utilisation Request:

(i)	no Event of Default is continuing or would result from the proposed Loan; and

(ii)	the representations to be made by the Indemnitor pursuant to Clause 20.33 (Times when representations made) are true in all material respects;

(b)	on the proposed Utilisation Date:

(i)	no Event of Default is continuing or would result from the proposed Loan; and

(ii)	the representations to be made by each Obligor pursuant to Clause 20.33 (Times when representations made) are true in all material respects; and

(c)	immediately upon making the Loan:

(i)	DSCR will be at least 1.96:1;

(ii)	the Loan to Value will not exceed 75 per cent.;

(iii)	the Rental Cover Ratio is no less than 1.18:1; and

(iv)	Debt Yield will be at least 11.6 per cent.

5.3	Special Reserves

(a)	To the extent that at Closing either:

(i)	there exists:

(A)	a material defect;

(B)	an adverse environmental condition; or

(C)	a due diligence shortfall (including non-delivery of any Property Report), in each case which is identified in or arises from any of the Reports (or the non-delivery thereof); or

(ii)
any damage, destruction or alteration which has occurred from and including the date of the Commitment Letter with respect to improvement works in relation to the Properties or any part of the Properties whether or not covered by insurance and/or any condemnation proceedings that are pending or threatened against any part of the Properties, in each case, with respect to any Property whereby such Property would not otherwise meet the customary standards for a Securitisation of a large portfolio of properties similar in size and character to the Properties, (each, a Closing Defect) then, subject to the remainder of this Clause 5.3, Clause 4(a) and Clause 5.1(a) (Initial conditions precedent) shall be deemed to be waived to the extent necessary in respect of any document or other evidence listed in Schedule 2 (Conditions Precedent) which would otherwise not be in form and substance satisfactory to the Agent as a result of each such Closing Defect and (to the extent applicable) Clause 5.2(a) and (b) (Further conditions precedent) shall, if and only to the extent that a Default (or Event of Default) would be caused directly as a result of any such Closing Defect with respect to a Property, then that Default (or Event of Default) shall be deemed to be waived, in each case and provided that the other requirements of this Agreement for the making of the Loan are otherwise satisfied or have been waived, the Loan shall still be made.

(b)	The Borrower and Obligors will use commercially reasonable efforts to remedy any Closing Defect as soon as reasonably practicable following Closing.

(c)	The Original Lenders may, in their sole discretion:

(i)	designate any Closing Defect as an additional circumstance in which the Indemnitor may have potential liability under the Indemnitor Guarantee as an Additional Non-Recourse Carveout; and/or

(ii)
require the establishment of one or more Special Reserves in an amount (as reasonably determined by the Agent (acting on the instructions of the Original Lenders) prior to Closing) sufficient to remedy or collateralise any Closing Defect and which is to be paid into the Special Reserves Account as a condition precedent pursuant to Clause 5.1(a) (Initial conditions precedent) provided that the amount of any Special Reserves in respect of a Property or Properties shall not exceed the Allocated Loan Amount for any such Property.

(d)	If:

(i)	a Closing Defect is not curable by the payment of money; or

(ii)	the amount required to cure such Closing Defect is not determinable, and the Original Lenders wish to establish a Special Reserve in respect of such Closing Defect, the amount of the Special Reserves in respect of that Closing Defect shall be an amount reasonably agreed upon by the Borrower and the Agent (acting on the instructions of the Original Lenders) prior to Closing provided that if, after reasonable consultation between the Parties acting in good faith:

(A)	the amount of the Special Reserve is not agreed upon prior to Closing; and

(B)	the Borrower has not elected to remove the relevant Property from the Properties for the Loan with a commensurate reduction in the Original Facility Amount in accordance with paragraph (e) below, the Original Lenders’ reasonable determination of the amount of the Special Reserves shall be conclusive and binding on the Borrower provided always that the amount of any Special Reserves in respect of a Property shall not exceed the Allocated Loan Amount for any such Property.

(e)
If a Closing Defect will exist in respect of a Property and Closing has not yet occurred, the Borrower may elect to remove such Property from Part D, Part E and Part F of Schedule 1 to this Agreement (a Property Removal). Upon the occurrence of a Property Removal, no Additional Non-Recourse Carveout or Special Reserve shall apply or be established with respect to that Closing Defect and the Original Facility Amount will be reduced by the Allocated Loan Amount for such Property that has been removed from Schedule 1.

(f)
Notwithstanding the foregoing provisions of this Clause 5.3, the Special Reserves required to be funded at Closing shall not in aggregate exceed the Special Reserves Cap and shall be funded by way of a Permitted Equity Injection or, if applicable, proceeds of insurance to the extent received by an Obligor in respect of any Closing Defect.

(g)
To the extent that the aggregate amount of Special Reserves determined in accordance with paragraph (d) above would, but for the operation of paragraph (f) above, exceed the Special Reserves Cap (the amount of such excess being, the Special Reserves Shortfall), then additional amounts shall be deposited into the Special Reserves Account from the Rental Income Account prior to any amount being swept to the General Account in accordance with Clause 18.3(f)(vii) (Rental Income Account) until the aggregate of such additional amounts deposited into the Special Reserves Account is not less than the Special Reserves Shortfall.

(h)
The Obligors and the Indemnitor shall take all reasonable steps that may, in the opinion of the Agent (acting on the instructions of the Majority Lenders acting reasonably), be necessary in connection with the implementation of an Additional Non-Recourse Carveout or a Special Reserve referred to in paragraphs (c) or (g) above.

5.4	Interest on Reserves Account and Special Reserves Account
Interest earned on the Reserves Account and the Special Reserves Account shall be for the account of the Borrower, and, in the case of interest on the Special Reserves Account, subject to there being no outstanding Special Reserves Shortfall, (in which case such interest shall be applied towards meeting such shortfall by being retained in the Reserves Account as part of the principal balance thereof), may be withdrawn from such account and paid into the General Account at any time prior to the commencement of any action referred to in Clause 25.20 (Acceleration).

5.5	Maximum number of Loans
Only one Utilisation Request may be delivered in respect of the Facility.

5.6	Accession of Original Obligors

(a)
The Indemnitor shall procure that upon Utilisation, those companies listed in this Agreement as Original Obligors have acceded to the Finance Documents as Original Obligors in accordance with Clause 27.2 (Original Obligors).

(b)
Without affecting Clause 5.1 (Initial conditions precedent), the Indemnitor and each Original Obligor acknowledges unconditionally and irrevocably that the Original Obligors were authorised and intended to utilise the Facility upon the occurrence of Closing and, for the purpose of the Finance Documents, the Original Borrower shall be deemed to have utilised the Facility immediately following the Initial Accession.

(c)
Immediately following the Initial Accession, each Original Obligor shall provide the Agent with resolutions of its board of directors ratifying the resolutions made in its Original Obligor Board Minutes.

6.	UTILISATION

6.1	Delivery of a Utilisation Request
The Borrower may utilise the Facility by delivery to the Agent and the Original Lender by the Indemnitor on behalf of the Borrower of a duly completed Utilisation Request not later than the Specified Time.

6.2	Completion of a Utilisation Request
The Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(a)	it specifies the purpose of the Loan;

(b)	the proposed Utilisation Date is a Business Day within the Availability Period; and

(c)	the currency and amount of the Utilisation comply with Clause 6.3 (Currency and amount).

6.3	Currency and amount

(a)	The currency specified in the Utilisation Request must be sterling.

(b)
The amount of the proposed Loan must be the lesser of: (i) the Available Facility; and (ii) the maximum aggregate amount that may be utilised in order to ensure compliance with Clause 5.2(c) (Further conditions precedent).

6.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Agent shall notify each Lender of the amount of each Loan and the amount of its participation in that Loan by the Specified Time.

6.5	Cancellation of Commitment
The Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period.

7.	REPAYMENT

7.1	Repayment of Loan

(a)	The Borrowers shall repay the Loan in instalments on each Interest Payment Date (each a Repayment Instalment).

(b)	Each Repayment Instalment (other than the last) will be in an amount equal to 0.25 per cent. of the Original Facility Amount.

(c)	The last Repayment Instalment shall be repaid on the Termination Date and will be the balance of the then outstanding Loan.

7.2	Reborrowing
No Borrower may reborrow any part of the Facility which is repaid.

7.3	Extension option

(a)	Subject to paragraph (c) below, the Borrower may elect to extend the Termination Date by an additional 12 Months (the First Term Extension Option).

(b)
Provided that the First Term Extension has occurred in accordance with this Clause 7.3 and subject to paragraph (c) below, the Borrower may elect to further extend the Termination Date by an additional 12 Months (the Second Term Extension Option).

(c)
The First Term Extension Option and the Second Term Extension Option (each, an Extension Option) may not be exercised unless each of the following conditions is satisfied or waived by the Agent (acting on the instruction of all of the Lenders):

(i)	the Extension Fee is paid in full to the Agent (for the account of each Lender) on or before the date of the relevant Extension;

(ii)
the Borrower has notified the Agent of its irrevocable election to extend the Termination Date no more than 60 and no fewer than 30 days prior to the applicable Termination Date (such notification being, the Extension Notice);

(iii)	no Event of Default is continuing at the date of the relevant Extension Notice or the date of the relevant Extension or would reasonably be expected to be continuing immediately thereafter; and

(iv)	the Borrower has purchased an Extension Cap under an Extension Cap Agreement acceptable to the Agent.

(d)
Upon satisfaction or waiver of the conditions set out in paragraph (c) above, the Termination Date shall be deemed to be extended pursuant to the relevant Extension Option as from the Termination Date applicable immediately prior to the implementation of such Extension Option.

8.	PREPAYMENT AND CANCELLATION

8.1	Illegality
If, in any applicable jurisdiction, it becomes unlawful for any Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan or it becomes unlawful for any Affiliate of a Lender for that Lender to do so:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

(c)
the Borrower shall repay that Lender’s participation in the Loan made to that Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

8.2	Change of control

(a)	Subject to paragraph (b) below, if:

(i)	the Sponsor or any of its Affiliates, or any entities controlled and/or managed by NorthStar Asset Management Group (NASM) or any Affiliates of NASM, ceases to control, directly or indirectly, Holdco;

(ii)
any person or Group of persons (other than the Sponsor or any of its Affiliates or any entities controlled and/or managed by NASM or any of its Affiliates) acting in concert gains direct or indirect control of Holdco; or

(iii)	Holdco ceases to own (directly or indirectly) all of the shares of the Original Borrower, then:

(x)	the Borrower shall promptly notify the Agent upon becoming aware of that event;

(y)	a Lender shall not be obliged to fund the Utilisation; and

(z)
if the Majority Lenders so require, the Agent shall, by not less than 15 Business Days' notice to the Borrower, cancel the Total Commitments and declare all of the outstanding Loan, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Total Commitments will be cancelled and all such outstandings and amounts will become immediately due and payable.

(b)
Paragraph (a) above shall not apply following the occurrence of a "Public Company Exit" (as defined in the original form of the US Facility Agreement) by a direct or indirect Holding Company of Holdco in accordance with the provisions of the US Facility Agreement provided that the requisite number of lenders under the US Facility Agreement have confirmed that any applicable conditions to such Public Company Exit under the US Facility Agreement have been satisfied or waived in accordance with the terms of the US Facility

Agreement as evidenced to the reasonable satisfaction of the Agent and provided further that such Public Company Exit does not adversely affect the rights of the Finance Parties under the Finance Documents
For the purpose of this Clause 8.2:

(i)	control means:

(A)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(I)	cast, or control the casting of, more than 50.0 per cent. of the maximum number of votes that might be cast at a general meeting of Holdco; or

(II)	appoint or remove all, or the majority, of the directors, managers or other equivalent officers of Holdco; or

(III)	give directions with respect to the operating and financial policies of Holdco which the directors or other equivalent officers of Holdco are obliged to comply with; or

(B)
the holding beneficially of more than 50.0 per cent. of the issued share capital of Holdco (excluding any part of the issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital);

(ii)
acting in concert means a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition directly or indirectly of shares in Holdco by any of them, either directly or indirectly, to obtain or consolidate control of Holdco; and

(iii)	Sponsor means NASM, NorthStar Realty Finance Corp. and NorthStar Healthcare Income, Inc. whether acting collectively or individually.

8.3	Mandatory prepayment

(a)
The Borrower shall, and shall procure that each Obligor which is the recipient of any such amounts shall, apply the following amounts in or towards prepayment of the Loan, and payment of prepayment fees and other amounts referred to in paragraph (b) of Clause 8.10 (Restrictions) at the time and in the order of application contemplated by Clause 8.4 (Application of mandatory prepayments):

(i)
subject to the provisions of paragraph (a) of Clause 8.4 (Application of mandatory prepayments), the amount of Net Disposal Proceeds (plus, in respect of any disposal of a Property or shares in a Subsidiary of an Obligor, an amount equal to the Disposal Proceeds Shortfall Amount (if any));

(ii)	the amount of Lease Prepayment Proceeds;

(iii)	the amount of Insurance Prepayment Proceeds;

(iv)	the amount of Compensation Prepayment Proceeds; and

(v)	the amount of Recovery Prepayment Proceeds.

(b)
The Agent must apply the following amounts in prepayment of the Loan, and payment of other amounts referred to in paragraph (b) of Clause 8.10 (Restrictions) promptly and in the order of application contemplated by Clause 8.4 (Application of mandatory prepayments):

(i)	the amount standing to the credit of the Cash Trap Account, in accordance with paragraph (d) Clause 18.5 (Cash Trap Account); and

(ii)	the amount standing to the credit of the DSCR Cure Account, in accordance with paragraphs (d) and (e) of Clause 18.7 (DSCR Cure Account); and

(iii)	the amount standing to the credit of the LTV Cure Account, in accordance with paragraphs (d) and (e) of Clause 18.6 (LTV Cure Account).

8.4	Application of mandatory prepayments

(a)
An amount referred to in sub-paragraph (a)(i) of Clause 8.3 (Mandatory prepayment) shall be applied on the date provided for in accordance with paragraph (d) of Clause 18.4 (Mandatory Prepayment Account), as follows:

(i)	first:

(A)
in an amount equal to the Release Price of the Property the subject of, or owned by the Subsidiary the shares of which were the subject of, the relevant disposal in or towards prepayment of the Loan; and

(B)	in or towards payment of any other amount that has or will become due and payable in accordance with paragraph (b) of Clause 8.10 (Restrictions) as a result of that prepayment; and

(ii)	second, in payment of any surplus Net Disposal Proceeds over and above the amounts referred to in paragraphs (A) and (B) above either:

(A)	if at such time all of the Cash Release Conditions are satisfied, into the General Account; or

(B)	if at such time any of the Cash Release Conditions is not satisfied into the Cash Trap Account.

(b)	An amount referred to in sub-paragraphs (a)(ii) to (a)(v) or (b) of Clause 8.3 (Mandatory prepayment) shall be applied on the date provided for in accordance with paragraph (d) of Clause 18.4 (Mandatory Prepayment Account) and shall be applied in each case in or towards:

(i)	first, prepayment of the Loan; and

(ii)	second, in or towards payment of any other amount that is or will become due and payable in accordance with paragraph (b) of Clause 8.10 (Restrictions) as a result of that prepayment.

8.5	Voluntary cancellation
The Borrower may, if it gives the Agent not less than 3 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being in a minimum of £1,000,000) of the Available Facility. Any cancellation under this Clause 8.5 shall reduce the Commitments of the Lenders rateably.

8.6	Voluntary prepayment of Loan
The Borrower may, if it gives the Agent not less than three Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of any Loan (but, if in part being an amount that reduces the amount of the Loan by a minimum amount of £1,000,000 or if less, as provided for in any of Clauses 18.6(d), 18.7(d), 22.2(b) or 22.3(b)).

8.7	Right of repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 13.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Borrower under Clause 13.3 (Tax indemnity) or Clause 14.1 (Increased costs), the Borrower may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loan.

(b)	On receipt of a notice of cancellation referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)
On the last day of each Interest Period which ends after the Borrower has given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower to which a Loan has been made shall repay that Lender’s participation in the Loan.

8.8	Right of cancellation in relation to a Defaulting Lender

(a)	If any Lender becomes a Defaulting Lender, the Borrower may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent 10

Business Days' notice of cancellation of each Available Commitment of that Lender.

(b)	On the notice referred to in paragraph (a) above becoming effective, the Commitment of the Defaulting Lender shall immediately be reduced to zero.

(c)	The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.

8.9	Partial prepayment of Loan
If any part of the Loan is prepaid in accordance with Clause 8.1 (Illegality), Clause 8.7 (Right of repayment and cancellation in relation to a single Lender) or Clause 8.3 (Mandatory prepayment) then the amount of the Repayment Instalment falling after that prepayment will reduce pro rata by the amount of the Loan prepaid.

8.10	Restrictions

(a)
Any notice of cancellation or prepayment given by any Party under this Clause 8 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)
Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and subject to any applicable Break Costs, in connection with that prepayment and any prepayment and cancellation fees payable under this Agreement.

(c)	No Borrower may reborrow any part of the Facility which is prepaid.

(d)	The Borrowers shall not repay or prepay all or any part of the Loan or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Agent receives a notice under this Clause 8 it shall promptly forward a copy of that notice to either the Borrower or the affected Lenders.

(g)
If all or part of any Lender’s participation in a Loan is repaid or prepaid, an amount of that Lender’s Commitment (equal to the amount of the participation which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment.

(h)
Any prepayment of a Loan (other than a prepayment to a single Lender pursuant to Clause 8.1 (Illegality) or Clause 8.7 (Right of repayment and cancellation in relation to a single Lender) shall be applied pro rata to each Lender’s participation in that Loan.

9.	INTEREST

9.1	Calculation of interest
The rate of interest on each Loan for each Interest Period shall be calculated on a daily basis and is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	LIBOR.

9.2	Payment of interest
The Borrower to which a Loan has been made shall pay accrued interest on that Loan on each Interest Payment Date.

9.3	Hedging

(a)	On or before the earliest to occur of:

(i)	the date falling 30 days after the Utilisation Date; and

(ii)	the date falling two Business Days after the Arranger notifies the Obligors’ Agent that it intends formally to commence:

(A)	any Securitisation; or

(B)	the primary syndication process in relation to the Facility,
(provided that in respect of paragraph (ii) above, such notification is given by the Arranger no earlier than three Business Days after the Closing Date) the Borrower shall enter into and shall thereafter maintain the Closing Date Cap in accordance with this Clause 9.3.

(b)	The aggregate notional amount of the transactions in respect of the Closing Date Cap shall be at least 100 per cent. of the aggregate amount of the Loan.

(c)	The Closing Date Cap throughout its duration shall:

(i)	be entered into with:

(A)	the Arranger;

(B)	an Affiliate of the Arranger;

(C)	a bank or financial institution which has a Requisite Rating; or

(D)	an Affiliate of a bank or financial institution which has a Requisite Rating, provided that, to the extent entered into with a person under sub-paragraphs (C) or (D) above, such Hedge Counterparty shall have the Day 1 Hedging Requisite Rating on date of entry into such Closing Date Cap Agreement);

(ii)
consist of fully-paid interest rate caps with a 3-month LIBOR strike price not exceeding 2.5 per cent. per annum for the period from and including the Utilisation Date until no earlier than the third anniversary of the Utilisation Date (the Initial Hedging Cap);

(iii)	be for a term ending not earlier than the date falling three years after the Utilisation Date;

(iv)	have settlement dates coinciding only with the Interest Payment Dates;

(v)	be on terms which permit the Obligor to comply with sub-paragraphs (vi) and (vii) below;

(vi)	be capable of and not contain any restrictions on granting any Security over the relevant Obligor’s rights and interests under the Closing Date Cap Agreement in favour of the Finance Parties;

(vii)	be based substantially on the form of an ISDA Master Agreement and otherwise in form and substance satisfactory to the Agent (acting on the instructions of the Majority Lenders); and

(viii)	be payable (and paid) in full by the Borrower up-front no later than the date of the Closing Date Cap Agreement.

(d)
If any Hedge Counterparty does not have the relevant Requisite Rating at any time (such Hedge Counterparty being an Affected Hedge Counterparty), the Borrower will, upon becoming aware of the same, notify the Agent and procure that, within 30 days of becoming aware of such event, the Affected Hedge Counterparty is replaced with another hedge counterparty which has the Requisite Rating.

(e)	The rights of each Obligor under the Hedging Agreements shall be charged or assigned by way of security under a Security Agreement.

(f)	Subject to paragraph (g) below, any Obligor that is party to a Hedging Agreement must comply with the terms of that Hedging Agreement.

(g)
If at any time the notional principal amount of the transactions in respect of the Closing Date Cap would be less than 100 per cent. of the aggregate outstanding Loan, the Borrower shall as soon as reasonably practicable and in any event within 10 Business Days enter into additional hedging arrangements (which comply with the provisions of this Clause 9.3) to increase the aggregate notional principal amount of the Closing Date Cap by an amount and in a manner acceptable to the Agent (acting reasonably) to reflect a minimum of 100 per cent. of the outstanding Loan.

(h)	The Borrower may not terminate or close out any Closing Date Cap entered into pursuant to any Hedging Agreement except:

(i)	in accordance with this Clause 9.3;

(ii)	if it becomes illegal for the Borrower to continue to comply with its obligations under that Hedging Agreement;

(iii)	if the Secured Liabilities have unconditionally and irrevocably been paid and discharged in full; or

(iv)	with the prior written consent of the Agent (acting on the instructions of the Majority Lenders, acting reasonably).

(i)	If at any time:

(i)	a Hedge Counterparty fails to pay any amount due to an Obligor under a Hedging Agreement and the grace period applying to such failure to pay under the relevant Hedging Agreement has expired; or

(ii)	any of the events contemplated in the "bankruptcy" section of the relevant ISDA Master Agreement occurs with respect to a Hedge Counterparty,
(each such event being a Hedge Counterparty Default Event) and such event permits the Borrower to terminate the relevant Hedging Agreements, the Agent may require the relevant Borrower by notice in writing to (as soon as reasonably practicable (but in any event within 30 days of receipt of such notice)):

(A)	terminate the relevant Hedging Agreements (the Existing Hedging Agreements) relating to that Hedge Counterparty; and

(B)
to enter into a new Hedging Agreement with a Hedge Counterparty which is has a Requisite Rating at that time on substantially the same economic terms as the Existing Hedging Agreements (unless otherwise agreed with the Majority Lenders).

(j)
Subject to paragraph (k) below, an Obligor may not amend, supplement, extend or waive the terms of any Hedging Agreement without the prior written consent of the Agent (acting on the instructions of the Majority Lenders, acting reasonably).

(k)
Paragraph (j) above shall not apply to an amendment, supplement or waiver that is administrative and mechanical in nature and does not give rise to a conflict with any other provision of this Agreement.

(l)
To the extent required by local law to perfect the Security, each Obligor that is party to a Hedging Agreement shall use all reasonable commercial efforts for a period of not less than 20 Business Days to procure that any Hedge Counterparty to such Hedging Agreement acknowledges notices of, the charging or assigning by way of security by each Borrower pursuant to the relevant Security Documents of its rights under the Hedging Agreements to which it is party in favour of the Security Agent.

(m)
Any such charging or assigning by way of Security is without prejudice to, and after giving effect to, the operation of any payment or close-out netting in respect of any amounts owing under any Hedging Agreement.

(n)	The Security Agent shall not be liable for the performance of any of an Obligor’s obligations under a Hedging Agreement.

9.4	Default interest

(a)
If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount on a daily basis from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (c) below, is 2.00 per cent higher than the rate specified under Clause 9.1 (Calculation of interest).

(b)	Any interest accruing under this Clause 9.4 shall be immediately payable by the Obligor on demand by the Agent.

(c)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be 2.00 per cent. higher than the rate which would have applied if the overdue amount had not become due.

(d)
Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

9.5	Notification of rates of interest
The Agent shall promptly notify the Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.

10.	INTEREST PERIODS

10.1	Length of Interest Periods
Each Interest Period for the Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period and shall end on the next Interest Payment Date.

10.2	Non-Business Days
If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

11.	CHANGES TO THE CALCULATION OF INTEREST

11.1	Absence of quotations
Subject to Clause 11.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

11.2	Market disruption

(a)
If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)
the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select.

(b)	In this Agreement Market Disruption Event means:

(i)
at or about noon on the Quotation Day for the relevant Interest Period, LIBOR is to be determined by reference to the Reference Banks and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for sterling for the relevant Interest Period; or

(ii)
before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 30 per cent. of that Loan) that the cost to it or them of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR.

11.3	Alternative basis of interest or funding

(a)
If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

11.4	Break Costs

(a)
The Borrower shall, within five Business Days of demand by a Finance Party (such demand to set out the basis of a calculation and total amount of the relevant Break Costs), pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum (other than in respect of a prepayment under Clause 8.1 (Illegality)).

(b)
Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the calculation and amount of its Break Costs for any Interest Period in which they accrue.

12.	FEES

12.1	Commitment fee

(a)	The Borrower shall pay to the Agent (for the account of each Lender) a fee computed at the rate of 40.0 per cent. of the Margin on that Lender’s Available Commitment for the Availability Period.

(b)
The accrued commitment fee is payable quarterly in arrears on each Interest Payment Date during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender's Commitment at the time the cancellation is effective.

(c)	No commitment fee is payable to the Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

12.2	Arrangement fee
The Borrower shall pay to the Arranger an arrangement fee in the amount and at the times agreed in a Fee Letter.

12.3	Agency fee

(a)	The Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

(b)	Notwithstanding the other provisions of this Clause 12.3 or any Fee Letter, if no Utilisation is made under this Agreement, none of the fees referred to in this Clause 12.3 shall be payable.

12.4	Security Agent fee

(a)	The Borrower shall pay to the Security Agent (for its own account) a security agency fee in the amount and at the times agreed in a Fee Letter.

(b)	Notwithstanding the other provisions of this Clause 12.4 or any Fee Letter, if no Utilisation is made under this Agreement, none of the fees referred to in this Clause 12.4 shall be payable.

12.5	Prepayment and cancellation fee

(a)	Subject to paragraphs (c) and (d) below, the Borrower must pay to the Agent for each Lender a prepayment fee (the Prepayment Fee) on the date of prepayment, cancellation, redemption or discharge (Prepayment Date) of all or any part of the Loan (each a Prepayment).

(b)	The amount of the Prepayment Fee is:

(i)
if the Prepayment occurs on or before the fourth Interest Payment Date to occur immediately following the Utilisation Date, 2.00 per cent. of the amount (if any) by which the principal amount prepaid, when aggregated with any other prepayment of the Loan which is potentially subject to the Prepayment Fee under this Clause 12.5 and which has been made prior to the Prepayment Date, exceeds the De Minimis Amount; and

(ii)
if the Prepayment or cancellation occurs after the fourth Interest Payment Date to occur immediately following the Utilisation Date but on or before the eighth Interest Payment Date to occur immediately following the Utilisation Date, 1.00 per cent. of that amount (if any) by which the principal amount prepaid, when aggregated with any other prepayment of the Loan which is potentially subject to the Prepayment Fee under this Clause 12.5 and which has been made prior to the Prepayment Date, exceeds the De Minimis Amount.

(c)	No Prepayment Fee shall be payable in respect of any Prepayment made after the eighth Interest Payment Date to occur immediately following the Utilisation Date.

(d)
No Prepayment Fee shall be payable under this Clause 12.5 and any Prepayment of the Loan shall be disregarded for the purposes of calculating whether the De Minimis Amount has been exceeded if the Prepayment in question is made under Clause 8.1 (Illegality), Clause 8.7 (Right of repayment and cancellation in relation to a single Lender) or sub-paragraphs (a)(ii) to (v) (inclusive) of Clause 8.3 (Mandatory prepayment).

13.	TAX GROSS UP AND INDEMNITIES

13.1	Definitions
In this Agreement:
Obligor DTTP Filing means an HM Revenue & Customs Form DTTP2 duly completed and filed by the relevant Obligor, which:

(a)
where it relates to a Treaty Lender that is an Original Lender, contains the scheme reference number and jurisdiction of tax residence stated opposite that Lender’s name in Part B of Schedule 1 (The Original Parties and Properties), and is filed with HM Revenue and Customs within 30 days of the date of this Agreement; or

(b)	where it relates to a Treaty Lender that is a New Lender, contains the scheme reference number and jurisdiction of tax residence stated in respect of that

Lender in the relevant Transfer Certificate or Assignment Agreement, and is filed with HM Revenue & Customs within 30 days of that Transfer Date.
Protected Party means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.
Qualifying Lender means:

(a)	a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(i)	a Lender:

(A)
which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Finance Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the CTA; or

(B)
in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(ii)	a Lender which is:

(A)	a company resident in the United Kingdom for United Kingdom tax purposes;

(B)	a partnership each member of which is:

(I)	a company so resident in the United Kingdom; or

(II)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA;

(C)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits

(within the meaning of section 19 of the CTA) of that company; or

(iii)	a Treaty Lender; or

(b)	a Lender which is a building society (as defined for the purpose of section 880 of the ITA) making an advance under a Finance Document.
Tax Confirmation means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is:

(i)	a company resident in the United Kingdom for United Kingdom tax purposes;

(ii)	a partnership each member of which is:

(A)	a company so resident in the United Kingdom; or

(B)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(iii)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.

Tax Credit means a credit against, relief or remission for, or repayment of any Tax.
Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document other than a FATCA Deduction.
Tax Payment means either the increase in a payment made by an Obligor to a Finance Party under Clause 13.2 (Tax gross-up) or a payment under Clause 13.3 (Tax indemnity).
Treaty Lender means a Lender which:

(i)	is treated as a resident of a Treaty State for the purposes of the Treaty;

(ii)	does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and

(iii)	fulfils all other conditions in the Treaty for full exemption from Tax imposed by the UK on interest except that for this purpose it shall be assumed that the following are satisfied:

(A)
any condition which relates (expressly or by implication) to there not being a special relationship between the Obligor and a Lender or between both of them and another person, or to the amounts or terms of any Loan or the Finance Documents or to any other matter that is outside the exclusive control of that Lender or to any similar matter that is outside of the control of that Lender and relates to the circumstances of the Obligor; and

(B)	any necessary procedural formalities.
Treaty State means a jurisdiction having a double taxation agreement (a Treaty) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.
UK Non-Bank Lender means:

(i)	where a Lender becomes a Party on the day on which this Agreement is entered into, a Lender listed in Part C of Schedule 1 (The Original Parties and Properties); and

(ii)
where a Lender becomes a Party after the day on which this Agreement is entered into, a Lender which gives a Tax Confirmation in the Assignment Agreement or Transfer Certificate which it executes on becoming a Party.

(b)	Unless a contrary indication appears, in this Clause 13 a reference to determines or determined means a determination made in the absolute discretion of the person making the determination.

(c)	This Clause 13 shall not apply to any Closing Date Cap Agreement or Extension Cap Agreement.

13.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)
The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall promptly notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall promptly notify the Borrower and that Obligor.

(c)
If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	A payment shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by the United Kingdom, if on the date on which the payment falls due:

(i)
the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority; or

(ii)	the relevant Lender is a Qualifying Lender solely by virtue of paragraph (a)(ii) of the definition of Qualifying Lender; and:

(A)
an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a Direction) under section 931 of the ITA which relates to the payment and that Lender has received from the Obligor making the payment or from the Borrower a certified copy of that Direction; and

(B)	the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or

(iii)	the relevant Lender is a Qualifying Lender solely by virtue of paragraph (a)(ii) of the definition of Qualifying Lender and:

(A)	the relevant Lender has not given a Tax Confirmation to the Borrower; and

(B)
the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the Borrower, on the basis that the Tax Confirmation would have enabled the Borrower to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the ITA; or

(iv)
the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) below.

(e)
If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)
Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment a statement under section 975 of the ITA or other evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)
(i)    Subject to paragraph (ii) below, a Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall use reasonable endeavours to complete any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction including, without limitation, making or filing an appropriate application for relief under the relevant treaty.

(ii)
(A)    A Treaty Lender which becomes a Party on the day on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence opposite its name in Part B of Schedule 1 (The Original Parties); and

(B)
a New Lender that is a Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence in the Transfer Certificate or Assignment Agreement which it executes, and, having done so, that Lender shall be under no obligation pursuant to paragraph (g)(i) above.

(h)	If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (g)(ii) above and:

(i)	an Obligor making a payment to that Lender has not made a Obligor DTTP Filing in respect of that Lender;

(ii)	an Obligor making a payment to that Lender has made a Obligor DTTP Filing in respect of that Lender but:

(A)	that Obligor DTTP Filing has been rejected by HM Revenue & Customs; or

(B)	HM Revenue & Customs has not given the Obligor authority to make payments to that Lender without a Tax Deduction within 60 days of the date of the Obligor DTTP Filing, and, in each case, that Obligor has notified that Lender in writing, that Lender and that Obligor shall cooperate in completing any additional procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

(iii)
If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (g)(ii) above, no Obligor shall make a Obligor DTTP Filing or file any other form relating to the HMRC DT Treaty Passport Scheme in respect of that Lender’s Commitment or its participation in any Loan unless the Lender otherwise agrees.

(i)	An Obligor shall, promptly on making a Obligor DTTP Filing, deliver a copy of that Obligor DTTP Filing to the Agent for delivery to the relevant Lender.

(j)	A UK Non-Bank Lender which becomes a Party on the day on which this Agreement is entered into gives a Tax Confirmation to the Borrower by entering into this Agreement.

(k)	A UK Non-Bank Lender shall promptly notify the Borrower and the Agent if there is any change in the position from that set out in the Tax Confirmation.

13.3	Tax indemnity

(a)
The Borrower shall (within five Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)
under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 13.2 (Tax gross‑up);

(B)
would have been compensated for by an increased payment under Clause 13.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 13.2 (Tax gross-up) applied; or

(C)	relates to a FATCA Deduction required to be made by a Party.

(c)
A Protected Party making, or intending to make, a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 13.3, notify the Agent.

13.4	Tax Credit
If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	that Finance Party has obtained and utilised that Tax Credit, the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

13.5	Lender status confirmation
Each Lender which becomes a Party to this Agreement after the date of this Agreement shall indicate, in the Transfer Certificate or Assignment Agreement which it executes on becoming a Party, and for the benefit of the Agent and without liability to any Obligor, which of the following categories it falls in:

(a)	not a Qualifying Lender;

(b)	a Qualifying Lender (other than a Treaty Lender); or

(c)	a Treaty Lender.
If a New Lender fails to indicate its status in accordance with this Clause 13.5 then such New Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the Borrower). For the avoidance of doubt, a Transfer Certificate or Assignment Agreement shall not be invalidated by any failure of a Lender to comply with this Clause 13.5.

13.6	Stamp taxes
The Borrower shall pay and, within five Business Days of demand, indemnify each Secured Party against any cost, loss or liability that Secured Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document (other than in respect of an assignment, transfer or other alienation of any kind by a Finance Party of any of its rights and/or obligations under any Finance Document save where such assignment, transfer or other alienation is at the request of an Obligor).

13.7	VAT

(a)
All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant Tax Authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of that VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(b)
If VAT is or becomes chargeable on any supply made by any Finance Party (the Supplier) to any other Finance Party (the Recipient) under a Finance Document, and any Party other than the Recipient (the Relevant Party) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)
(where the Supplier is the person required to account to the relevant Tax Authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant Tax Authority which the Recipient reasonably determines relates to the VAT payable on that supply; and

(vi)
(where the Recipient is the person required to account to the relevant Tax Authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant Tax Authority in respect of that VAT.

(c)
Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant Tax Authority.

(d)
Any reference in this Clause 13.7 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994).

(e)
In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

13.8	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within 10 Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)
supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)
supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)
If a Party confirms to another Party pursuant to paragraph 13.8(a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)
Paragraph 13.8(a) above shall not oblige any Finance Party to do anything, and paragraph 13.8(a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)
If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph 13.8(a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(e)	If an Obligor is a US Tax Obligor or the Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within 10 Business Days of:

(i)	where an Original Obligor is a US Tax Obligor and the relevant Lender is an Original Lender, the date of this Agreement;

(ii)	where an Obligor is a US Tax Obligor on a Transfer Date and the relevant Lender is a New Lender, the relevant Transfer Date;

(iii)	the date a new US Tax Obligor accedes as an Obligor; or

(iv)	where an Obligor is not a US Tax Obligor, the date of a request from the Agent, supply to the Agent:

(A)	a withholding certificate on Form W-8, Form W-9 or any other relevant form; or

(B)	any withholding statement or other document, authorisation or waiver as the Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.

(f)	The Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) above to the relevant Obligor.

(g)
If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Agent by a Lender pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Agent). The Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the relevant Obligor.

(h)
The Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) or (g) above without further verification. The Agent shall not be liable for any action taken by it under or in connection with paragraphs (e), (f) or (g) above.

13.9	FATCA Deduction

(a)
Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)
Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Borrower and the Agent and the Agent shall notify the other Finance Parties.

14.	INCREASED COSTS

14.1	Increased costs

(a)
Subject to Clause 14.3 (Exceptions) the Borrower shall, within five Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation, in each case made after the date of this Agreement.

(b)	In this Agreement:
Increased Costs means:

(i)	a generally applicable reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	a generally applicable additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.
Basel III means:

(i)
the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee in December 2010, each as amended;

(ii)
the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules test” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(iii)	any further guidance or standards published by the Basel Committee relating to “Basel III”, and references to Basel III include any other law or regulation which implements Basel III (whether such implementation, application or compliance is by the European Parliament and the Council of the European Union, a government, regulator, Finance Party or any of its Affiliates).
Basel Committee means the Basel Committee on Banking Supervision.
CRD IV means:

(i)
Regulation (EU) No. 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012; and

(ii)
Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC.

14.2	Increased cost claims

(a)
A Finance Party intending to make a claim pursuant to Clause 14.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

14.3	Exceptions

(a)	Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)
compensated for by Clause 13.3 (Tax indemnity) (or would have been compensated for under Clause 13.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 13.3 (Tax indemnity) applied);

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or

(v)	attributable to any aspect of Basel III or CRD IV which was reasonably capable of calculation as at the date of this Agreement or in the case of a Lender (other than an Original Lender) the date of its accession as a Lender.

(b)	In this Clause 14.3, a reference to a Tax Deduction has the same meaning given to the term in Clause 13.1 (Definitions).

15.	OTHER INDEMNITIES

15.1	Currency indemnity

(a)
If any sum due from an Obligor under the Finance Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2	Other indemnities
The Borrower shall (or shall procure that an Obligor will), and in the case of paragraph (c) below (but subject always to the provisions of Clause 2.4), the Indemnitor shall within five Business Days of demand, indemnify each Secured Party against any cost, loss or liability incurred by that Secured Party as a result of:

(a)	the occurrence of any Event of Default;

(b)
a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 32 (Sharing among the Finance Parties);

(c)
funding, or making arrangements to fund, its participation in a Loan requested by the Indemnitor in a Utilisation Request (including for this purpose the funding of the requested Loan into the Escrow Account) but not made by reason of:

(i)	the Escrow Agreement not coming into full force and effect;

(ii)	the operation of any one or more of the provisions of the Escrow Agreement;

(iii)	the Original Obligors failing to accede to this Agreement as Original Obligors on the Closing Date; or

(iv)	the operation of any one or more of the provisions of this Agreement, in each case, other than by reason of default or negligence by that Secured Party alone; or

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by an Obligor or the Borrower.

15.3	Indemnity to the Agent

(a)
Each Obligor jointly and severally shall, and in the case of paragraphs (i)(B) and (ii) below (but subject always to the provisions of Clause 2.4) the Indemnitor shall, within five Business Days of demand, indemnify the Agent against:

(i)	any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(A)	investigating any event which it reasonably believes is a Default; or

(B)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(C)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; and

(ii)
any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 33.11 (Disruption to Payment Systems etc.) notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents.

(b)	This Clause 15.3 shall survive in full force and effect notwithstanding the termination of this Agreement or the resignation or termination of the Agent.

15.4	Indemnity to the Security Agent

(a)
Each Obligor jointly and severally shall promptly, within five Business Days of demand, indemnify the Security Agent and every Receiver and Delegate against any cost, loss or liability incurred by any of them as a result of:

(i)	any failure by the Borrower to comply with its obligations under Clause 17 (Costs and expenses);

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(iii)	the taking, holding, protection or enforcement of the Transaction Security;

(iv)	the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Agent and each Receiver and Delegate by the Finance Documents or by law; or

(v)	any default by any Transaction Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents;

(vi)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; or

(vii)
acting as Security Agent, receiver or Delegate under the Finance Documents or which otherwise relates to any of the Security Property (otherwise, in each case, than by reason of the relevant Security Agent’s, Receiver’s or Delegate’s gross negligence or wilful misconduct).

(b)
The Security Agent and every Receiver and Delegate may, in priority to any payment to the Secured Parties, indemnify itself out of the Security Assets in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 15.4 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all moneys payable to it.

(c)	This Clause 15.4 shall survive in full force and effect notwithstanding the termination of this Agreement or the resignation or termination of the Security Agent.

16.	MITIGATION BY THE LENDERS

16.1	Mitigation

(a)
Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in the Facility ceasing to be available or any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 8.1 (Illegality), Clause 13 (Tax gross up and indemnities) or Clause 14 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

16.2	Limitation of liability

(a)
The Borrower shall promptly, within five Business Days of demand, indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

17.	COSTS AND EXPENSES

17.1	Transaction expenses
The Borrower shall promptly within five Business Days of demand, pay each of the Agent, the Arranger and the Security Agent the amount of all costs and expenses (including legal fees) reasonably incurred by any of them (and, in the case of the Security Agent, by any Receiver or Delegate) in connection with the negotiation, preparation, printing, execution and perfection of:

(a)	this Agreement and any other documents referred to in this Agreement or in a Security Document; and

(b)	any other Finance Documents executed after the date of this Agreement, excluding, in each case, any costs, fees and expenses (including legal fees) incurred by the Agent, the Arranger and/or the Security Agent in connection with any of the transactions contemplated under Clause 23.17 (Syndication, Securitisation, Bond Issues etc.), with such costs, fees and expenses being payable by the relevant Finance Party having incurred such costs (or as agreed between the relevant Finance Parties).

17.2	Amendment costs

(a)	If:

(i)	an Obligor requests an amendment, waiver or consent; or

(ii)	an amendment is required pursuant to Clause 33.10 (Change of currency), subject to paragraph (b) below, the Borrower shall, within three Business Days of demand, reimburse each of the Agent and the Security Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent or the Security Agent (and, in the case of the Security Agent, by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

(b)
The Borrower shall not be required to reimburse any Finance Party (or any Receiver or Delegate of the Security Agent) for any costs or expenses (including, without limitation, legal fees, transfer costs and taxes) incurred by such Finance Party (or, if applicable, such Receiver or Delegate) pursuant to paragraph (a) above if such costs or expenses have been incurred in connection with any of the transactions contemplated under Clause 23.17 (Syndication, Securitisation,

Bond Issues etc.), with such costs and expenses being payable by the relevant Finance Party (or, if applicable, any Receiver or Delegate) having incurred such costs (or as agreed between the relevant Finance Parties).

17.3	Valuations

(a)	The Borrower shall deliver a Valuation to the Agent (in sufficient copies for all the Lenders):

(i)
in the case of the first Valuation to be delivered under this paragraph (a) following the Utilisation Date, no later than the date falling 18 months from the Utilisation Date (the First Valuation); and

(ii)	annually in the case of each other Valuation no later than the anniversary of the date of delivery of the First Valuation.

(b)	The Agent (acting on the instructions of the Majority Lenders) may request a Valuation at any time.

(c)	The Borrower shall promptly on demand pay to the Agent the costs of:

(i)	the Closing Valuation;

(ii)	a Valuation delivered pursuant to paragraph (a) above;

(iii)	a Valuation obtained by the Agent in connection with the compulsory purchase of all or part of any Property; and

(iv)	at any time when an Event of Default is continuing or is likely to occur as a result of obtaining Valuation provided that such Valuation shows that an Event of Default has occurred.

(d)	The Borrower must supply to the Agent a copy of any valuation of any Property an Obligor obtains, promptly upon obtaining it.

(e)	Any Valuation not referred to in paragraph (c) above will be at the cost of the Lenders.

(f)	Any Valuation delivered by or on behalf of the Borrower in accordance with this Clause 17.3 shall be dated no more than two months prior to the date of its delivery to the Agent.

17.4	Enforcement and preservation costs
The Borrower shall, within five Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including but not limited to legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document or the Transaction Security and with any proceedings instituted by or against that Finance Party as a consequence of it entering into a Finance Document, taking or holding the Transaction Security, or enforcing those rights.

17.5	Transaction Obligor/Indemnitor costs

The Arranger shall promptly, within five Business Day of demand, pay or procure payment to each Transaction Obligor and the Indemnitor the amount of all costs, fees and expenses (including legal fees) reasonably incurred by any of them in connection with their compliance with the provisions of, and any of the transactions contemplated under, Clause 23.17 (Syndication, Securitisation, Bond Issues etc.), including for the avoidance of doubt any costs, fees or expenses incurred in connection with the negotiation, preparation, printing, execution and perfection of any additional Finance Documents required or requested by the Arranger in connection with the Sell-Down.

18.	BANK ACCOUNTS

18.1	Designation of Accounts

(a)	The Obligors shall maintain the following bank accounts in the name of the Borrower:

(i)	a rental income account designated the “Rental Income Account”;

(ii)	a mandatory prepayment account designated the “Mandatory Prepayment Account”;

(iii)	a cash trap account designated the “Cash Trap Account”;

(iv)	an LTV cure account designated the “LTV Cure Account”;

(v)	a DSCR cure account designated the “DSCR Cure Account”;

(vi)	a reserves account designated the “Reserves Account”;

(vii)	a special reserves account designated the “Special Reserves Account”;

(viii)	a collection account designated the “Collection Account” and

(ix)	a current account designated the “General Account”.

(b)	No Obligor may, without the prior written consent of the Agent (acting on the instructions of the Majority Lenders), maintain any bank account other than those listed in Clause 18.1(a) above.

18.2	Account bank

(a)	Subject to paragraphs (b) and (c) below, each Account maintained by the Borrower must be held:

(i)	in England with an Acceptable Bank; or

(ii)	at any other bank selected by the relevant Obligor which has a Requisite Rating and which is approved in writing by the Agent, acting reasonably, and which provides to the Agent customary documentation in relation to the opening and operation of such account as envisaged by the provisions of this Agreement and reasonably acceptable to the Agent.

(b)	The Borrower shall:

(i)	promptly notify the Agent upon becoming aware that a bank at which an Account is held fails to be an Acceptable Bank;

(ii)
take all necessary steps to designate as Account Bank a new bank that satisfies the requirements of paragraph (a)(ii) above and close the previous Account as soon as reasonably practicable and in any event no later than 60 days after it becomes aware that such bank fails to be an Acceptable Bank; and

(iii)
as soon as reasonably practicable following the receipt by it of the details of the new Account, instruct the tenants under the Lease Agreements to cease making payments or deliveries into the previous Account and to make payments or deliveries into the new Account.

(c)
The replacement (or opening of) an Account will only become effective when the relevant bank agrees with the Agent and the Borrower to fulfil the role of the bank holding that Account (including agreeing, to the extent required to ensure the effectiveness of any Security granted by the relevant Obligor over the relevant Account, to and acknowledging any Security granted by the relevant Obligor over that Account in favour of the Security Agent).

(d)
Each Obligor shall do all such things as the Agent reasonably requests in order to facilitate any closure or opening of an Account in accordance with paragraph (c) above (including the execution of appropriate bank mandate forms and the granting of any Security in favour of the Security Agent (which, in relation to the opening of any replacement Account shall be equivalent to the Security granted over the relevant Account which was has been replaced)).

18.3	Rental Income Account

(a)	The Agent has sole signing rights in relation to the Rental Income Account.

(b)	(i) Each Obligor must ensure that:

(A)	all Rental Income is; and

(B)	any amounts payable to it under the Closing Date Cap and any Extension Cap are, paid into the Rental Income Account.

(ii)	Paragraph (b)(i) above shall not apply to Lease Prepayment Proceeds.

(c)	If any payment of any amount referred to above is paid into an Account other than the Rental Income Account, that payment must be paid immediately into the Rental Income Account.

(d)	On any day on which an amount is due under a Headlease, the Agent shall and is irrevocably authorised by each Obligor to:

(i)	withdraw from the Rental Income Account an amount necessary to meet that due amount; and

(ii)	apply that amount in payment of that due amount.

(e)
To the extent that any Rental Income constituting Tenant Contributions is paid into the Rental Income Account, the Agent shall, and is irrevocably authorised by the Borrower to, withdraw all amounts equal to such Tenant Contribution from the Rental Income Account and promptly pay them into the Collections Account.

(f)
Except as provided in Clause 33.6 (Partial payments) and paragraph (g) below, on each Interest Payment Date, the Agent shall (and is irrevocably authorised by the Borrower to) withdraw from, and apply amounts then standing to the credit of the Rental Income Account as follows:

(i)
first, in or towards payment pro rata of any unpaid amounts owing in respect of all remuneration, liabilities, costs, fees and expenses (including any amount representing VAT chargeable in respect of the same) then due and payable to the Agent, the Arranger and/or the Security Agent under the Finance Documents;

(ii)	second, to pay all costs, fees and expenses (including any amount representing VAT chargeable in respect of the same) then due and payable to the Lenders under the Finance Documents;

(iii)	third, to pay to the Agent for the account of the Lenders any accrued interest and fees due but unpaid under this Agreement;

(iv)	fourth, to pay to the Agent for the account of the Lenders any principal due but unpaid under this Agreement;

(v)	fifth, to pay any other sum due but unpaid to the Finance Parties under the Finance Documents;

(vi)	sixth, to pay the Ongoing Maintenance Reserve for the quarter expiring on that Interest Payment Date to the Reserves Account;

(vii)	seventh, to pay any other sum required to be paid to the Special Reserves Account in accordance with Clause 18.8(b) (Special Reserves Account); and

(vii)	eighth, if:

(A)	all of the Cash Release Conditions are satisfied, the amount standing to the credit of the Rental Income Account shall be paid into the General Account; or

(B)	any of the Cash Release Conditions is not satisfied, the amount standing to the credit of the Rental Income Account shall be paid into the Cash Trap Account.

(g)	The Agent is obliged to make a withdrawal from the Rental Income Account in accordance with:

(i)	paragraphs (d), (e) and (f)(vi) to (viii) (inclusive) above only if no Event of Default is continuing; and

(ii)	sub-paragraphs (f)(i) to (v) (inclusive) above only if notice has not been given in accordance with Clause 25.20 (Acceleration).

18.4	Mandatory Prepayment Account

(a)	The Agent has sole signing rights in relation to the Mandatory Prepayment Account.

(b)
The Borrower must ensure that all Net Disposal Proceeds (and, if applicable, any Disposal Proceeds Shortfall Amount) are paid directly into the relevant Mandatory Prepayment Account in accordance with Clause 23.5 (Disposals).

(c)	The Obligors must ensure that the following are promptly upon receipt paid into the Mandatory Prepayment Account:

(i)	all Lease Prepayment Proceeds;

(ii)	all Insurance Prepayment Proceeds;

(iii)	all Compensation Prepayment Proceeds; and

(iv)	all Recovery Prepayment Proceeds.

(d)
Except as provided in Clause 33.6 (Partial payments) and paragraph (e) below, on each Interest Payment Date, or earlier at the request of the Borrower if it gives the Agent not less than five Business Days’ notice, the Agent must withdraw from, and apply amounts standing to the credit of, the Mandatory Prepayment Account in accordance with Clause 8.3 (Mandatory prepayment).

(e)	The Agent is obliged to make a withdrawal from the Mandatory Prepayment Account in accordance with paragraph (d) above only if:

(i)
with respect to any withdrawal from the Mandatory Prepayment Account to be applied in accordance with paragraphs (a)(i) or (b) of Clause 8.4 (Application of mandatory prepayments), not notice has been given under 25.20 (Acceleration); or

(ii)
with respect to any withdrawal from the Mandatory Prepayment Account to be applied in accordance with paragraph (a)(ii) of Clause 8.4 (Application of mandatory prepayments), no Event of Default is continuing.

18.5	Cash Trap Account

(a)	The Agent has sole signing rights in relation to the Cash Trap Account.

(b)	The Agent shall pay amounts in to the Cash Trap Account in accordance with:

(i)	sub-paragraph (a)(ii)(B) of Clause 8.4 (Application of mandatory prepayments); and

(ii)	sub-paragraph (f)(viii) of Clause 18.3 (Rental Income Account).

(c)
If on two consecutive Interest Payment Dates all of the Cash Release Conditions are satisfied (excluding any Cash Trap Amount in any calculations or determinations made for this purpose), the amount then standing to the credit of the Cash Trap Account shall, following a written request from the Borrower to the Agent, be withdrawn from that Account and paid in to the General Account.

(d)
If at any time an Event of Default is continuing then the Agent may, and is irrevocably authorised by the Borrower to, withdraw the amounts then standing to the credit of the Cash Trap Account and apply such amounts in prepayment of the Loan in accordance with Clause 8.3 (Mandatory prepayment).

(e)	The Agent is obliged to make a withdrawal from the Cash Trap Account in accordance with paragraph (c) above only if no Event of Default is continuing.

18.6	LTV Cure Account

(a)	The Agent shall have sole signing rights in relation to the LTV Cure Account.

(b)	The Borrower shall ensure that all amounts paid by way of exercise of cure rights in accordance with paragraph (b)(ii) of Clause 22.3 (Loan to Value) are paid into the LTV Cure Account.

(c)
If on two consecutive Test Dates (excluding the Test Date in respect of which the cure was made) all of the Cash Release Conditions are satisfied (excluding in any calculations or determinations for this purpose any amount standing to the credit of the LTV Cure Account and any Cash Trap Amount), following written request by the Borrower, the Agent shall withdraw the amounts then standing to the credit of the LTV Cure Account and pay them into the General Account.

(d)
If on two consecutive Interest Payment Dates any of the covenants set out in Clause 22 (Financial Covenants) is not satisfied (excluding in any calculations or determinations made for this purpose any Cure Amount and any Cash Trap Amount), the Agent shall withdraw the amount then standing to the credit of the LTV Cure Account and apply such amount in prepayment of the Loan in accordance with Clause 8.3 (Mandatory prepayment).

(e)
If at any time an Event of Default is continuing then the Agent may, and is irrevocably authorised by the Borrower to, withdraw the amounts then standing to the credit of the LTV Cure Account and apply such amounts in prepayment of the Loan in accordance with Clause 8.3 (Mandatory prepayment).

(f)	The Agent is obliged to make a withdrawal from the LTV Cure Account in accordance with paragraph (c) above only if no Event of Default is continuing.

18.7	DSCR Cure Account

(a)	The Agent shall have sole signing rights in relation to the DSCR Cure Account.

(b)	The Borrower shall ensure that all amounts paid by way of exercise of cure rights in accordance with paragraph (b) of Clause 22.2 (Debt Service Coverage Ratio) are paid into the DSCR Cure Account.

(c)
If on two consecutive Test Dates (excluding the Test Date in respect of which the cure was made) all of the Cash Release Conditions are satisfied (excluding in any calculations or determinations for this purpose any Cure Amount and any Cash Trap Amount), following written request by the Borrower, the Agent shall withdraw the amounts then standing to the credit of the DSCR Cure Account and pay them into the General Account.

(d)
If on two consecutive Interest Payment Dates any of the covenants set out in Clause 22 (Financial Covenants) is not satisfied (excluding in any calculations or determinations made for this purpose any Cure Amount and any Cash Trap Amount), the Agent shall withdraw the amount then standing to the credit of the DSCR Cure Account and apply such amount in prepayment of the Loan in accordance with Clause 8.3 (Mandatory prepayment).

(e)
If at any time an Event of Default is continuing then the Agent may, and is irrevocably authorised by the Borrower to, withdraw the amounts then standing to the credit of the DSCR Cure Account and apply such amounts in prepayment of the Loan in accordance with Clause 8.3 (Mandatory prepayment).

(f)	The Agent is obliged to make a withdrawal from the DSCR Cure Account in accordance with paragraph (c) above only if no Event of Default is continuing.

18.8	Reserves Account

(a)	The Agent has sole signing rights in relation to the Reserves Account.

(b)	The Ongoing Maintenance Reserve shall be paid into the Reserves Account in accordance with sub-paragraph (f)(vi) of Clause 18.3 (Rental Income Account)).

(c)
The Borrower may request in writing to the Agent to withdraw an amount standing to the credit of the Reserves Account which is attributable to the Deferred Maintenance and Environmental Conditions Reserve in order to finance works in respect of which a Deferred Maintenance and Environmental Conditions Reserve was made. The Lenders shall approve such request and shall instruct the Agent to withdraw and pay such amount into the General Account provided that the Borrower has supplied to the Agent:

(i)	a certificate from a relevant party carrying out such works or supplying any materials in respect of such works; or

(ii)
to the extent that the information set out in sub-paragraph (i) is not available, such other documentation as the Agent (acting on the instructions of the Majority Lenders, acting reasonably) may require in connection with such works, in each case, in form and substance satisfactory to the Agent (acting reasonably) and confirming that the relevant amount is payable in connection with the relevant works.

(d)
The Borrower may request in writing to the Agent to withdraw the amount standing to the credit of the Reserves Account which is attributable to the Hedging Reserve in order to finance the premium payable in respect of the entry by the Borrower into the Closing Date Cap and the Agent shall pay an amount equal to the Hedging Reserve into the General Account.

(e)
The Borrower may request in writing to the Agent to withdraw an amount standing to the credit of the Reserves Account which is attributable to the Ongoing Maintenance Reserve in order to finance maintenance works which a Tenant has failed to carry out in accordance with the terms of the relevant Lease Document. The Lenders shall approve such request and shall instruct the Agent to withdraw and pay such amount into the General Account provided that the amount standing to the credit of the Reserves Account immediately following such withdrawal would not be less than £1,600,000 and the Borrower has supplied to the Agent:

(i)	a certificate from a relevant party carrying out such works or supplying any materials in respect of such works; or

(ii)
to the extent that the information set out in sub-paragraph (i) is not available, such other documentation as the Agent (acting on the instructions of the Majority Lenders, acting reasonably) may require in connection with such works, in each case, in form and substance satisfactory to the Agent (acting reasonably) and confirming that the relevant amount is payable in connection with the relevant works; and

(iii)	a certificate from the Borrower certifying that the relevant Tenant has failed to carry out the relevant maintenance works in accordance with the terms of the relevant Lease Document.

(f)
If, at any time, all or any part of the works in respect of which a Deferred Maintenance and Environmental Conditions Reserve was made have been completed to the satisfaction of the Agent (acting reasonably), the Borrower may request in writing to the Agent that all amounts attributable to such works under the Deferred Maintenance and Environmental Conditions Reserve which are standing to the credit of the Reserves Account be transferred to the General Account and the Agent shall withdraw such amounts from the Reserves Account and pay them into the General Account.

(g)	The Agent is obliged to make a withdrawal from the Reserves Account in accordance with paragraphs (c), (e) and (f) above only if no Event of Default is continuing.

(h)
The Borrower may request in writing to the Agent to withdraw the Radon Reserve Relevant Amount in respect of a Property standing to the credit of the Reserves Account. The Lenders shall approve such request and shall instruct the Agent to withdraw that Radon Reserve Relevant Amount and pay such amount into the General Account provided that the Borrower has supplied to the Agent a certificate (in form and substance satisfactory to the Agent (acting reasonably)) confirming that no Event of Default is continuing at such time and:

(i)	a copy of the Radon Sampling results indicating radon levels below the UK action level of 200 Bq/m^3 in respect of the relevant Property; or

(ii)	a certificate provided by the Environmental Professional certifying that a Radon Mitigation System has been installed and is operational at the relevant Property.

(i)
The Borrower may request in writing to the Agent to withdraw the Above-Ground Storage Tank Reserve standing to the credit of the Reserves Account. The Lenders shall approve such request and shall instruct the agent to withdraw that Above-Ground Storage Tank Reserve and pay such amount into the General Account provided that the Borrower has supplied to the Agent (in form and substance satisfactory to the Agent (acting reasonably)) a certificate confirming that no Event of Default is continuing at such time and the Agent has received evidence satisfactory to it (acting reasonably) that the secondary containment has been installed for the Above-Ground Storage Tanks at the Properties known as Hulcott Nursing Home and Cedar House Care Home in accordance with Clause 24.14 (Above-Ground Storage Tanks).

(j)
The Borrower may request in writing to the Agent to withdraw the Underground Storage Tank Reserve in respect of any relevant Property standing to the credit of the Reserves Account. The Lenders shall approve such request and instruct the Agent to withdraw that Underground Storage Tank Reserve in respect of such Property and pay such amount into the General Account provided that the Borrower has supplied to the Agent a certificate confirming that no Event of Default is continuing at such time and the Agent has received each of the following (in form and substance satisfactory to it (acting reasonably)):

(i)	a copy of the Investigation Report confirming that no Underground Storage Tanks are present in respect of the relevant Property;

(ii)
a copy of the UST Closure Report and the UST Professional's written certification that the Closure Work has been completed in accordance with all applicable laws and no further investigation or action is required in respect of the relevant Property; or

(iii)
in the event Releases associated with an Underground Storage Tank were identified in the UST Closure Report in respect of the relevant Property, the UST Professional's written certification that all of the Remediation Work has been satisfactorily completed and no further investigation, remediation or other action is required under environmental law or otherwise prudent to protect human health or safety or the environment; and, if reporting to a government agency is required, documentation from the government agency that no further action is required.

(k)
The Borrower may request, upon five Business Days’ written notice to the Agent, to withdraw an amount standing to the credit of the Reserves Account which is attributable to the Ongoing Maintenance Reserve and the Agent shall withdraw and pay such amount into the General Account provided that:

(i)	the amount standing to the credit of the Reserves Account which is attributable to the Ongoing Maintenance Reserve immediately following such withdrawal would not be less than £1,600,000;

(ii)
such notice is delivered by the Borrower no later than 10 Business Days after receipt by the Borrower of a Tenant Annual Capex Report and a copy of such Tenant Annual Capex Report is attached to such notice;

(iii)
such Tenant Annual Capex Report sets out reasonable details as to the maintenance works that the Tenant has carried out in respect of the Properties in the calendar year to which the Tenant Annual Capex Report relates and the amounts expended by the Tenant on such works;

(iv)
the amount requested by the Borrower to be withdrawn from the Reserves Account which is attributable to the Ongoing Maintenance Reserve does not exceed the amount disclosed in the relevant Tenant Annual Capex Report as having been expended by the Tenant in respect of maintenance works in respect of the Properties during the year to which the report relates; and

(v)	no Event of Default is continuing at the time the relevant amount is requested by the Borrower to be withdrawn from the Reserves Account.

(l)
At any time when an Event of Default is continuing, the Agent may withdraw from, and apply amounts standing to the credit of, the Reserves Account in or towards any purpose for which moneys in any Account may be applied.

18.9	Special Reserves Account

(a)	The Agent has sole signing rights in relation to the Special Reserves Account.

(b)
The Obligors must ensure that the amounts required to be paid into the Special Reserves Account to fund any Special Reserves Shortfall are paid into the Special Reserves Account in accordance with Clause 5.3 (Special Reserves).

(c)
The Borrower may request in writing to the Agent to withdraw an amount standing to the credit of the Special Reserves Account in order to remedy a Closing Defect in respect of which a Special Reserve was made. The Lenders shall approve such request and shall instruct the Agent to withdraw and pay such amount into the General Account if the Borrower has supplied to the Agent:

(i)	a certificate from a relevant party carrying out any works or supplying any materials, in each case to remedy any Closing Defect; or

(ii)
to the extent that the information set out in sub-paragraph (i) above is not available, such other documentation as the Agent (acting on the instructions of the Majority Lenders, acting reasonably) may require in connection with such works, in each case, in form and substance satisfactory to the Agent (acting reasonably) and confirming that the relevant amount is payable in connection with the relevant works.

(d)
If, at any time, all or any part of the Closing Defects in respect of which a Special Reserve was made have been remedied to the satisfaction of the Agent (acting reasonably), the Borrower may request in writing to the Agent that all amounts attributable to such Closing Defect standing to the credit of the Special Reserves Account be transferred to the General Account and the Agent shall withdraw such amounts from the Special Reserves Account and pay those amounts into the General Account.

(e)	The Agent is obliged to make a withdrawal from the Special Reserves Account in accordance with paragraphs (c) and (d) above only if no Event of Default is continuing.

(f)
At any time when an Event of Default is continuing, the Agent may withdraw from, and apply amounts standing to the credit of, the Special Reserves Account in or towards any purpose for which moneys in any Account may be applied.

18.10	General Account

(a)	Except as provided in paragraph (e) below, the Borrower has signing rights in relation to the General Account.

(b)
Subject to any applicable legal restrictions or impediments, each Obligor must ensure that any other amount received or receivable by it, other than any amount specifically required under this Agreement to be paid into any other Account, is paid into the General Account.

(c)	The Borrower shall promptly apply any amount paid into the General Account:

(i)
pursuant to Clause 18.8(c) (Reserves Account) in payment to the relevant party carrying out the works or supplying any materials in respect of the works in respect of which the relevant Deferred Maintenance and Environmental Conditions Reserve was made;

(ii)	pursuant to Clause 18.8(d) (Reserves Account) in payment of the premium payable in respect of the Closing Date Cap to the relevant Hedge Counterparty;

(iii)	pursuant to Clause 18.8(e) (Reserves Account) in payment to the relevant party carrying out the works or supplying any materials in respect of the works which the relevant amount was paid into the General Account to fund; and

(iv)
pursuant to Clause 18.9(c) (Special Reserves Account) in payment to the relevant party carrying out the works or supplying any materials in respect of the works in respect of which the relevant Special Reserve was made.

(d)	Except as provided in paragraph (e) below and subject to:

(i)	any restriction in any Subordination Agreement; and

(ii)	the requirement that amounts paid into a General Account for a particular purpose must be used for that purpose, the Borrower may withdraw any amount from its General Account and utilise such funds for any purpose and in making payment to any person.

(e)	At any time when an Event of Default is continuing, the Agent may:

(i)	operate the General Account;

(ii)	notify each Obligor that its rights to operate the General Account are suspended, such notice to take effect in accordance with its terms; and

(iii)	withdraw from, and apply amounts standing to the credit of, the General Account in or towards any purpose for which moneys in any Account may be applied.

18.11	Collection Account

(a)	Except as provided in paragraph (d) below, the Borrower has signing rights in relation to the Collection Account.

(b)
The Borrower must ensure that all Tenant Contributions are paid into the Collection Account or, if they are paid into the Rental Income Account, the Agent shall, and is irrevocably authorised by the Borrower to, withdraw all amounts equal to such Tenant Contributions from the Rental Income Account and promptly pay them into the Collections Account.

(c)	Except as provided in paragraph (d) below and subject to:

(i)	any restriction in any Subordination Agreement; and

(ii)	the requirement that amounts paid into a Collection Account for a particular purpose must be used for that purpose, the Borrower may withdraw any amount from the Collection Account for any purpose for which those Tenant Contributions have been paid, with any surplus to be applied in accordance with the relevant Occupational Lease.

(d)	At any time when an Event of Default is continuing, the Agent may:

(i)	operate the Collection Account;

(ii)	notify the Borrower that its right to operate the Collection Account are suspended, such notice to take effect in accordance with its terms; and

(iii)	withdraw from, and apply amounts standing to the credit of, the Collection Account in or towards any purpose for which moneys in any Account may be applied.

18.12	Miscellaneous Accounts provisions

(a)	The Borrower must ensure that no Account goes into overdraft.

(b)	Any amount received or recovered by an Obligor otherwise than by credit to an Account must promptly be paid to the relevant Account or to the Agent in the same funds as received or recovered.

(c)
If any payment is made into an Account in relation to which the Agent has sole signing rights which should have been paid into another Account, then, unless an Event of Default is continuing, the Agent must, at the request of the Borrower and on receipt of evidence satisfactory to the Agent that the payment should have been made to that other Account, pay that amount to that other Account.

(d)	Following an Event of Default the moneys standing to the credit of an Account may be applied by the Agent in payment of any amount due but unpaid to a Finance Party under the Finance Documents.

(e)	No Finance Party is responsible or liable to any Obligor for:

(i)	any non-payment of any liability of an Obligor which could be paid out of moneys standing to the credit of an Account; or

(ii)	any withdrawal wrongly made, if made in good faith.

(f)
The Borrower must, provided such information is available to it pursuant to the terms upon which the relevant Account is operated as required by the Finance Documents, within five Business Days of any request by the Agent, supply the Agent with the following information in relation to any payment received in an Account:

(i)	the date of payment or receipt;

(ii)	the payer; and

(iii)	the purpose of the payment or receipt.

19.	GUARANTEE AND INDEMNITY

19.1	Guarantee and indemnity
Each Obligor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by each Obligor of all that Obligor’s obligations under the Finance Documents;

(b)
undertakes with each Finance Party that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, that Obligor shall promptly on demand pay that amount as if it was the principal obligor; and

(c)
agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party promptly on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by an Obligor under this indemnity will not exceed the amount it would have had to pay under this Clause 19 if the amount claimed had been recoverable on the basis of a guarantee.

19.2	Continuing guarantee
This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

19.3	Reinstatement
If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Obligor under this Clause 19 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

19.4	Waiver of defences
The obligations of each Obligor under this Clause 19 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 19 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)
any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security;

(g)	any insolvency or similar proceedings; or

(h)	any other matter as provided for in Clause 19.11 (Jersey law waiver).

19.5	Guarantor Intent
Without prejudice to the generality of Clause 19.4 (Waiver of defences), each Obligor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: acquisitions of any nature; increasing working capital; enabling distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

19.6	Immediate recourse
Each Obligor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Obligor under this Clause 19. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

19.7	Appropriations
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)
refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Obligor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Obligor or on account of any Obligor’s liability under this Clause 19.

19.8	Deferral of Obligors’ rights
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Obligor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 19:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(c)
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)
to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Obligor has given a guarantee, undertaking or indemnity under Clause 19.1 (Guarantee and indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.
If an Obligor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 33 (Payment mechanics).

19.9	Release of Guarantor’s right of contribution
If any Guarantor (a Retiring Guarantor) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)
that Retiring Guarantor is released by each other Obligor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Obligor arising by reason of the performance by any other Obligor of its obligations under the Finance Documents; and

(b)	each other Obligor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

19.10	Additional security
This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

19.11	Jersey law waiver
Without prejudice to the generality of any waiver granted in any Finance Document, each Obligor irrevocably and unconditionally abandons and waives any right which it may have at any time under the laws of Jersey:

(a)
whether by virtue of the droit de discussion or otherwise to require that recourse be had to the assets of any other person before any claim is enforced against it in respect of the obligations or liabilities assumed by it under this Agreement or any other Finance Document; and

(b)
whether by virtue of the droit de division or otherwise to require that any liability under this Agreement or any other Finance Document be divided or apportioned with any other person or reduced in any manner whatsoever.

20.	REPRESENTATIONS

20.1	General
Each of the Indemnitor and each Obligor makes the representations and warranties set out in this Clause 20 to each Finance Party to the extent and at the times set out in Clause 20.33 (Times when representations made).

20.2	Status

(a)	It is a limited liability corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It has the power to own its assets and carry on its business as it is being conducted.

20.3	Binding obligations
The obligations expressed to be assumed by it in each Transaction Document to which it is a party are, subject to the Legal Reservations, legal, valid, binding and enforceable obligations.

20.4	Non-conflict with other obligations
The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents and the granting of the Transaction Security pursuant to the Agreed Security Principles do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its Constitutional Documents; or

(c)
any agreement or instrument binding upon it or any of its assets or constitute a default or termination event (however described) under any such agreement or instrument, to the extent that such default or termination event has or could reasonably be expected to have a Material Adverse Effect.

20.5	Power and authority

(a)
It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is or will be a party and the transactions contemplated by those Transaction Documents.

(b)	No limit on its powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Transaction Documents to which it is a party.

20.6	Holding Company and Dormant Subsidiaries

(a)
The Borrower is a holding company and it has not carried on any business or incurred any liabilities or made any payments other than by entering into the Transaction Documents and the Merger Agreement and the Historical Documents (and any activities contemplated by, referred or, or consistent with the Transaction Documents, the Historical Documents and/or the Merger Agreement and the documents referred to therein).

(b)	Each Subsidiary of the Borrower referred to in the Dormant Subsidiary List is a Dormant Subsidiary.

20.7	Structure chart
The Group Structure Chart is true, complete and accurate in all material respects.

20.8	Validity and admissibility in evidence

(a)	All Authorisations required or desirable:

(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party;

(ii)	to enable each of them to create the security interests which the Security Documents to which they are party purport to create; and

(iii)	to make the Transaction Documents to which it is a party admissible in evidence in its Relevant Jurisdictions, have been obtained or effected and are in full force and effect.

(b)	All Authorisations necessary for the conduct of the business, trade and ordinary activities of the Obligors have been obtained or effected and are in full force and effect if failure to obtain or effect those Authorisations has or is reasonably likely to have a Material Adverse Effect.

20.9	Governing law and enforcement
Subject to the Legal Reservations:

(a)	the choice of English law as the governing law of the Finance Documents expressed to be governed by English law will be recognised and enforced in its Relevant Jurisdictions.

(b)	the choice of Jersey law as the governing law of the Finance Documents expressed to be governed by Jersey law will be recognised and enforced in its Relevant Jurisdictions;

(c)	the choice of Scottish law as the governing law of the Finance Documents expressed to be governed by Scottish law will be recognised and enforced in its Relevant Jurisdictions; and

(d)
any judgment obtained in England, Jersey or Scotland in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its Relevant Jurisdictions.

20.10	Deduction of Tax

(a)	It is not required to make any Tax Deduction (as defined in Clause 13.1 (Definitions)) from any payment it may make under any Finance Document to a Lender which is:

(i)	a Qualifying Lender:

(A)	falling within paragraph (a)(i) of the definition of “Qualifying Lender”; or

(B)	except where a Direction has been given under section 931 of the ITA in relation to the payment concerned, falling within paragraph (a)(ii) of the definition of “Qualifying Lender”; or

(C)	falling within paragraph (b) of the definition of Qualifying Lender; or

(ii)
a Treaty Lender and the payment is one specified in a direction given by the Commissioners of Revenue & Customs under Regulation 2 of the Double Taxation Relief (Taxes on Income) (General) Regulations 1970 (SI 1970/488).

(b)	No Rental Income payable to any Obligor is subject to a requirement to make a deduction or withholding for or on account of Tax from that Rental Income.

20.11	No filing or stamp taxes

(a)	Under the laws of its Relevant Jurisdictions it is not necessary that the Finance Documents be registered, filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents except:

(i)	registration of particulars of the Security Documents at the Companies Registration Office under the Companies Act 2006 and payment of associated fees;

(ii)	registration of the Security Agreements at the Land Registry or Land Charges Registry in England and Wales, the Standard Securities at the Land Register of Scotland and payment of associated fees;

(iii)	registration of a financing statements in relation to the Security Interests created pursuant to the Security Interest Agreements on the SIR and payment of associated fees; and

(iv)	the registration of the Billets with the Jersey Public Registry, which registrations, filings, taxes and fees will be made and paid promptly after the date of the relevant Security Document.

(b)
Any disclosure required to be made by it to any relevant Taxing Authority in relation to stamp duty land tax payable on any transactions contemplated by or being financed by the Transaction Documents has been made.

20.12	Taxation

(a)	It and each of its Subsidiaries has paid all Taxes due and payable by it prior to the accrual of any fine or penalty for late payment, unless (and only to the extent that):

(i)	payment of those Taxes is being contested in good faith;

(ii)	adequate reserves are being maintained for those Taxes and the costs required to contest them; and

(iii)	failure to pay those Taxes is not reasonably likely to have a Material Adverse Effect.

(b)
No unpaid claims, enquiries, assessments or investigations by a Tax Authority are being, or, to the best of its knowledge, are reasonably likely to be, made or conducted against it or any of its Subsidiaries which are reasonably likely to result in a liability of, or claim against, it or any of its Subsidiaries (as applicable) to pay any material amount of Tax.

(c)	It and each of its Subsidiaries is not materially overdue in the filing of any Tax returns or filings.

(d)	It and each of its Subsidiaries is resident for tax purposes only in the jurisdiction of its incorporation or establishment save for Jerseyco which is resident for Tax purposes only in the UK.

(e)	The assumptions, analysis and conclusions in relation to Tax set out in the Closing Tax Structure Report are correct in all material respects.

20.13	VAT

(a)	The Original Borrower is not registered (and is not required to be registered) for the purposes of VAT.

(b)	The Obligors (other than the Original Borrower) are not registered (and are not required to be registered) for the purposes of VAT.

(c)	None of the Obligors is a member of a VAT group.

(d)
In the case of each Property owned by an Obligor and located in the UK, neither the Obligor that owns that Property nor a relevant associate (as defined in paragraph 3 of Schedule 10 to the Value Added Tax Act 1994 (Relevant Associate)) of that Obligor has exercised (or been treated as exercising) a valid option to tax in relation to the Property (or part of the Property) which has effect in relation to the Obligor.

20.14	No default

(a)
No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation or the entry into, or the performance of, or any transaction contemplated by, any Transaction Document.

(b)
No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or a termination event by it (however described) under any other agreement or instrument which is binding on it or to which any of its assets are subject which has or is reasonably likely to have a Material Adverse Effect.

20.15	Information

(a)
All written information supplied by it or on its behalf to any Finance Party in connection with the Transaction Documents was (to the best of its knowledge and belief) true and accurate in all material respects as at the date it was provided or as at any date at which it was stated to be given.

(b)
Any financial projections contained in the information referred to in paragraph (a) above have been prepared as at their date on the basis of recent historical information and on the basis of assumptions believed to be fair and reasonable.

(c)	It has not knowingly omitted to supply any information which, if disclosed, would make the information referred to in paragraph (a) above untrue or misleading in any material respect.

(d)
As at the Utilisation Date, nothing has occurred since the date of the information referred to in paragraph (a) above which, if disclosed, would make that information untrue or misleading in any material respect.

20.16	Merger Agreement and other documents

(a)	The Merger Agreement contains all the material terms of the Mergers.

(b)
Other than the representations and warranties set forth in sections 4.2(a) (Capitalization) and 4.8(b) (Absence of Certain Changes) in the Merger Agreement, each of the representations and warranties of Parent, Merger Sub and Partnership Merger Sub (each as defined in the Merger Agreement) set forth in the Merger Agreement were true and correct (without giving effect to any qualification as to materiality contained in Article IV therein) as of the date of the Merger Agreement and are true and correct (without giving effect to any qualification as to materiality contained in Article IV therein) as though made on and as of the date hereof (except that representations and warranties that by their terms speak specifically as of the date of the Merger Agreement or another date shall be true and correct as of such date) except where any failures of any such representations and warranties to be true and correct would not reasonably be expected, individually or in the aggregate, to prevent, materially impede or materially delay Closing.

(c)	The representations and warranties set forth in section 4.8(b) (Absence of Certain Changes) of the Merger Agreement were true and correct in all respects as of the date of the Merger Agreement.

(d)
The representations and warranties set forth in section 4.2(a) (Capitalization) of the Merger Agreement were true and correct in all material respects as of the date of the Merger Agreement and are true and correct in all material respects as though made on and as of the date hereof (except that representations and warranties that by their terms speak specifically as of the date of the Merger Agreement or another date shall be true and correct as of such date).

(e)	To the best of its knowledge and in reliance upon the certificate delivered pursuant to section 7.2(a) of the Merger Agreement:

(i)
other than the representations and warranties set forth in sections 3.1 (Organization and Qualifications; Subsidiaries), 3.2 (Capitalization), 3.3 (Authorization; Validity of Agreement; Company Action), 3.8(b) (Absence of Certain Changes), 3.26 (Brokers; Expenses) and 3.27 (Takeover Statutes) of the Merger Agreement each of the representations and warranties of the Company set forth in the Merger Agreement were true and correct (without in each case giving effect to any qualification as to materiality or Company Material Adverse Effect contained in Article III therein) as of the date of the Merger Agreement and are true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect (as contained in Article III of the Merger Agreement) as though made on and as of the date hereof (except that representations and warranties that by their terms speak specifically as of the date of the Merger Agreement or another date shall be true and correct as of such date), except where any failures of any such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(ii)
the representations and warranties set forth in Section 3.2(a) of the Merger Agreement (Capitalization) and Section 3.26 of the Merger Agreement (Brokers; Expenses) were true and correct as of the date of the Merger Agreement and are true and correct as of the date hereof as though made on and as of the date hereof (except that representations and warranties that by their terms speak specifically as of the date of the Merger Agreement or another date shall be true and correct as of such date), except where the failure of such representations and warranties to be true and correct would not increase the Merger Consideration payable by Parent under the Merger Agreement by, or would not otherwise obligate Parent to pay any fees or other expenses to any Person of, more than £2,000,000 in the aggregate;

(iii)
the representations and warranties set forth in Section 3.1 of the Merger Agreement (Organization and Qualification; Subsidiaries), Section 3.2(b)-(e) of the Merger Agreement (Capitalization); Section 3.3 of the Merger Agreement (Authorization; Validity of Agreement; Company Action) and Section 3.27 of the Merger Agreement (Takeover Statutes) were true and correct in all material respects as of the date of the Merger Agreement and are true and correct as of the date hereof as though made on and as of the date hereof (except that representations and warranties that by their terms speak specifically as of the date of the Merger Agreement or another date shall be true and correct as of such date) and (iv) the representations and warranties set forth in Section 3.8(b) of the Merger Agreement (Absence of Certain Changes) were true and correct in all respects as of the date of the Merger Agreement; and

(iv)
no representation or warranty given by any party to the Merger Agreement with respect to the Original Obligors, the Properties or the transactions contemplated by the Merger Agreement and the capacity of the parties thereto to consummate those transactions is untrue or misleading in any material respect.

(f)	The Constitutional Documents contain all material terms of all the agreements and arrangements which constitute the Obligors.

20.17	Financial statements

(a)	To the best of its knowledge and belief its Original Financial Statements were prepared in accordance with GAAP consistently applied.

(b)
Its Original Financial Statements give a true and fair view of its financial condition as at the end of the relevant financial year and results of operations during the relevant financial year (consolidated in the case of the Borrower).

(c)
There has been no material adverse change in its business or financial condition (or the business or consolidated financial condition of the Group, in the case of the Borrower) since the date of the Original Financial Statements.

(d)	Its most recent financial statements delivered pursuant to Clause 21.1 (Financial statements):

(i)	have been prepared in accordance with GAAP; and

(ii)
give a true and fair view of (if audited) or fairly represent (if unaudited) its financial condition as at the end of the relevant financial year and operations during the relevant financial year (consolidated in the case of the Borrower).

20.18	Pari passu ranking
Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

20.19	No proceedings pending or threatened
No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which are reasonably likely to be adversely determined, could have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it.

20.20	Valuation

(a)
All written factual information supplied by it or on its behalf to the Valuer for the purposes of the most recent Valuation was (to the best of its knowledge and belief (having made due and careful enquiry)) true and accurate in all material respects as at its date or (if appropriate) as at the date (if any) at which it is stated to be given.

(b)
Any financial projections contained in the information referred to in paragraph (a) above have been prepared as at their date, on the basis of recent historical information and on the basis of reasonable assumptions.

(c)	It has not omitted to supply any information to the Valuer which, if disclosed, would adversely affect the most recent Valuation.

(d)
As at the Utilisation Date, nothing has occurred since the date the information referred to in paragraph (a) above was supplied which, if it had occurred prior to the Closing Valuation, would have adversely affected the Closing Valuation.

20.21	Title to Property

(a)	The Obligor named as owner of each Property in Part D (UK Properties) and Part E (Scottish Properties) of Schedule 1 (The Original Parties and Properties) will, from the Utilisation Date:

(i)
be the legal and beneficial owner of that Property with the class of title specified in Part D (UK Properties) and Part E (Scottish Properties) of Schedule 1 (The Original Parties and Properties); and

(ii)	have good and marketable title to that Property,
in each case free from Security (other than those created by or pursuant to the Security Documents and the Scots Tenant Security) and restrictions and onerous covenants (other than those set out in the Property Report in relation to that Property).

(b)	Jerseyco will, from the Utilisation Date:

(i)	be the legal and beneficial owner of the Jersey Properties; and

(ii)	have a good and marketable title to the Jersey Properties,
in each case free from Security (other than those created by a or pursuant to the Billets) and restrictions and onerous covenants (other than those set out in the Property Report in relation to the Jersey Properties).

(c)	From the Utilisation Date except as disclosed in the Property Reports:

(i)
no breach of any law, regulation or covenant is outstanding which materially adversely affects or might reasonably be expected to materially adversely affect the value, saleability or use of that Property;

(ii)	there is no covenant, agreement, stipulation, reservation, condition, interest, right, easement, servitude or other matter whatsoever materially adversely affecting that Property;

(iii)
nothing has arisen or has been created or is outstanding which would be an overriding interest, or an unregistered interest which overrides first registration or a registered disposition, over that Property;

(iv)	all facilities necessary for the enjoyment and use of that Property (including those necessary for the carrying on of its business at that Property) are enjoyed by that Property;

(v)	none of the facilities referred to in paragraph (iv) above are enjoyed on terms:

(A)	entitling any person to terminate or curtail its use of that Property; or

(B)	which conflict with or restrict its use of that Property; and

(vi)
the relevant Obligor has not received any notice of any adverse claim by any person in respect of the ownership of that Property or any interest in it which might reasonably be expected to be determined in favour of that person, nor has any acknowledgement been given to any such person in respect of that Property.

(d)	All deeds and documents necessary to show good and marketable title to an Obligor’s interests in a Property will from the Utilisation Date be:

(i)	in possession of the Security Agent;

(ii)	held at the applicable Land Registry (including the Land Register of Scotland, where appropriate) to the order of the Security Agent;

(iii)	in respect of the Jersey Properties held at the Jersey Public Registry; or

(iv)	held to the order of the Security Agent by the Borrower's solicitors or a firm of solicitors approved by the Security Agent for that purpose.

(e)	Except as disclosed in the Property Report relating to a Property:

(i)	there is no encroachment onto the Property by improvements on or used with adjoining land or encroachment by improvements on or used with the Property onto adjoining land;

(ii)	no government agency has provided notice to an Obligor that it proposes to:

(A)	acquire or purchase compulsorily the whole or any part of the Property or any asset or right associated with the Property; or

(B)	change the permitted use of a Property;

(iii)	the Existing Use of a Property is authorised under the relevant planning permission; and

(iv)	to the best of its knowledge and belief having made all due enquiry, there are no unsatisfied conditions of any planning permission relating to a Property.

20.22	Headlease

(a)	Except as disclosed in the Property Report relating to a Property:

(i)	nothing has occurred which would entitle a person to terminate, repudiate or rescind, or give a notice of termination of, a Headlease;

(ii)	it is not aware of any material breach or material non-compliance under any Headlease; and

(iii)	there has been no variation to, or waiver, release, assignment, assignation, novation or transfer of, a Headlease since the date of its execution.

20.23	Existing Leases

(a)	Except as disclosed in the Property Report, there is no lease, licence or other arrangement giving rights to occupy any Property or to use any Property other than under the Existing Leases.

(b)	Except as disclosed in the Property Report relating to a Property:

(i)	nothing has occurred which is an event of default (however described) under any of the Existing Leases;

(ii)	nothing has occurred which would entitle a person to terminate, repudiate or rescind, or give a notice of termination of, an Existing Lease;

(iii)	it is not aware of any material breach or material non-compliance under any of the Existing Leases;

(iv)
there has been no variation to, or waiver, release, assignment, assignation, novation or transfer of, an Existing Lease since the date of its execution (other than under the Assignment Deeds of Variation or the UA Deed of Variation);

(v)	it is not aware of, and has not received any notice of termination or surrender or an intention to vacate from any Existing Tenant;

(vi)	it is not aware of any material dispute with the Existing Tenants as to any amount of rent or other moneys required to be paid or any other material obligation under the Existing Leases;

(vii)	there is no current or pending dispute, arbitration or litigation between it and any Existing Tenant or otherwise in relation to the Property; and

(viii)	there has been no waiver of any material breach of covenant or other obligation or restriction under any of the Existing Leases.

20.24	Environmental Compliance

(a)	Save as disclosed in a Property Report, the Technical and Engineering Report or the Environmental Report, it or the relevant Tenant:

(i)	has obtained all requisite Environmental Permits required for the carrying on of its business as currently conducted;

(ii)	has at all times complied with the terms and conditions of such Environmental Permits; and

(iii)	has at all times complied with all other applicable Environmental Law, the failure to obtain or comply with which, in each case, is reasonably likely to have a Material Adverse Effect.

(b)
Save as disclosed in a Property Report, the Technical and Engineering Report or the Environmental Report, there is no Environmental Claim pending or threatened against it or any of its Subsidiaries which is reasonably likely to be adversely determined and, if so determined, is reasonably likely to have a Material Adverse Effect.

20.25	Information for Property Reports

(a)
The written information supplied by it or on its behalf to the lawyers who prepared any Property Report for the purpose of that Property Report was true and accurate in all material respects as at the date of the Property Report or (if appropriate) as at the date (if any) at which it is stated to be given.

(b)
The information referred to in paragraph (a) above was at the date it was expressed to be given complete and did not omit any information which, if disclosed would make that information untrue or misleading in any material respect.

(c)
As at the Utilisation Date, nothing has occurred since the date of any information referred to in paragraph (a) above which, if disclosed, would make that information untrue or misleading in any material respect.

(d)	It has not omitted to supply any information which, if disclosed, would make any other information referred to in paragraph (a) above untrue or misleading in any material respect.

20.26	Healthcare Requirements
Except as disclosed in the Property Report relating to a Property, no Tenant is in breach of any Healthcare Requirements to the extent that they are obliged to comply with those Healthcare Requirements under the Lease Documents.

20.27	No other business

(a)
No Obligor has traded or carried on any business since the date of its incorporation except for any activities contemplated by, referred to, or consistent with, the Transaction Documents, the Historical Documents and/or the Merger Agreement and the documents referred to therein including but not limited to:

(i)	in the case of the Borrower, the ownership of the Guarantors; and

(ii)	in the case of each Obligor, the ownership and management of its interests in the Properties.

(b)
As at the date of this Agreement, it is not party to any material agreement (other than the Transaction Documents, the Historical Documents and the Merger Agreement) pursuant to which an Obligor has incurred any material obligation or liability.

(c)	As at the date of this Agreement:

(i)	the Borrower does not have any Subsidiaries other than the Guarantors and the Dormant Subsidiaries; and

(ii)	no Guarantor has any Subsidiaries.

(d)	No Obligor:

(i)	has, or has had, any employees; and

(ii)	has any obligation in respect of any retirement benefit or occupational pension scheme.

20.28	Centre of main interests and establishments
For the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the Regulation), its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in England and Wales (or in the case of Jerseyco, Jersey) and it has no “establishment” (as that term is used in Article 2(h) of the Regulations) in any other jurisdiction.

20.29	Ranking of Security
The security conferred by each Security Document constitutes a first priority security interest of the type described, over the assets referred to, in that Security Document and those assets are not subject to any prior or pari passu Security.

20.30	Ownership

(a)	The Borrower’s entire issued share capital is legally and beneficially owned and controlled by Holdco.

(b)	Each Obligor’s entire issued share capital is legally and beneficially owned and controlled by the Borrower.

(c)	The shares in the capital of each Obligor are fully paid and are not subject to any option to purchase or similar rights.

20.31	Sanctions
None of the Obligors, their respective officers or directors or agents:

(a)	to the best of its knowledge (having made due and careful enquiry) is a Restricted Party;

(b)
to the best of its knowledge (having made due and careful enquiry) has been engaged in any transaction, activity or conduct that would reasonably be expected to result in it being designated as a Restricted Party; and/or

(c)
has received notice of, or to the best of its knowledge (having made due and careful enquiry) is otherwise aware of, any claim, action, suit, proceedings or investigation involving it with respect to Sanctions.

20.32	Anti-Bribery

(a)
None of the Obligors, nor any of their respective directors, officers, employees, agents (acting in such capacity), has (i) in order to assist any Obligor in improperly obtaining or retaining business for or with any person, in improperly directing business to any person, or in securing any improper advantage, made, authorised, offered or promised to make any payment, gift or transfer of anything of value, directly, indirectly or through a third party, to or for the use or benefit of any Official, or (ii) made, authorised, offered or promised to make any unlawful bribe, rebate, payoff, influence payment or kickback or has taken any other action that would violate any Anti-Bribery Law binding on the Obligors or in effect in any jurisdiction in which such action is taken.

(b)
Each Obligor is subject to policies and procedures designed to promote and achieve compliance with Anti-Bribery Law and is subject to internal procedures to intercept money laundering channels or chains involving the proceeds of terrorist activities, drug trafficking or organised crime.

20.33	Times when representations made

(a)	The following representations and warranties set out in this Clause 20 are deemed to be made by the Indemnitor on the date of this Agreement:

(i)
Clauses 20.2 (Status) to 20.5 (Power and authority) (inclusive), Clause 20.8 (Validity and admissibility in evidence), Clause 20.9 (Governing law and enforcement), Clause 20.11 (No filing or stamp taxes), Clause 20.14(a) (No default) and Clause 20.15(a), (c) and (d) (Information) in each case in respect of the Indemnitor only; and

(ii)
all the representations and warranties set out in this Clause 20 except for Clause 20.17(d) (Financial statements), in each case on behalf of the Original Obligors only and assuming that Closing has occurred and the Original Obligors have acceded to this Agreement in accordance with Clause 5.6 (Accession of Original Obligors),

(b)
All the representations and warranties set out in this Clause 20 (except for Clause 20.17(d) (Financial statements)) are deemed to be made by each Original Obligor on the day on which it becomes an Original Obligor.

(c)	The Repeating Representations are deemed to be made by each Additional Obligor on the day on which it becomes an Additional Obligor (and only in respect of that Additional Obligor only).

(d)	The following Repeating Representations are deemed to be made by the Indemnitor on the date of the Utilisation Request:

(i)
Clauses 20.2 (Status) to 20.5 (Power and authority) (inclusive), Clause 20.8 (Validity and admissibility in evidence), Clause 20.9 (Governing law and enforcement), Clause 20.11 (No filing or stamp taxes), Clause 20.14(a) (No default) and Clause 20.15(a), (c) and (d) (Information) in each case in respect of the Indemnitor only; and

(ii)	all the Repeating Representations on behalf of the Original Obligors only.

(e)	The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on the Utilisation Date and the first day of each Interest Period.

(f)	The representations and warranties set out in Clauses 20.17(d) (Financial Statements) are deemed to be made by each Obligor on the date of delivery of the most recent relevant financial statements.

(g)
The representations and warranties set out in paragraph (a) of Clause 20.15 (Information) are deemed to be made by each Obligor on the date of delivery of any information under this Agreement (other than any information referred to in Clauses 20.17 (Financial statements), 20.20 (Valuation) and 20.25 (Information for Property Reports).

(h)
The representations and warranties set out in (a) to (c) (inclusive) of Clause 20.20 (Valuation) are deemed to be made by each Obligor on the date of delivery of the most recent Valuation (and only in respect of that Valuation).

21.	INFORMATION UNDERTAKINGS
The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

21.1	Financial statements
The Borrower shall supply to the Agent in sufficient copies for all the Lenders:

(a)
as soon as the same become available, but in any event within 180 days after the end of each of its financial years, the audited financial statements (excluding cash flow statements) of each Obligor for that financial year; and

(b)
as soon as the same become available, but in any event within 45 days after the end of each of its financial quarters, the financial statements (comprising a balance sheet and income statement) of each Obligor for that financial quarter.

21.2	Compliance Certificate

(a)
The Borrower shall supply to the Agent, with each Quarterly Report delivered pursuant to Clause 21.5 (Monitoring of Properties), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 22 (Financial covenants) as at the Interest Payment Date falling immediately after the date of delivery of that report.

(b)	Each Compliance Certificate shall be signed by one director of the Borrower.

21.3	Requirements as to financial statements

(a)
Each set of financial statements delivered by the Borrower pursuant to Clause 21.1 (Financial statements) shall be certified by a director of the relevant company as giving a true and fair view (if audited) or fairly representing (if unaudited) its financial condition as at the date as at which those financial statements were drawn up.

(b)	The Borrower shall procure that:

(i)	each set of financial statements delivered pursuant to paragraph (a) of Clause 21.1 (Financial statements) is prepared using UK GAAP; and

(ii)	each set of financial statements delivered pursuant to paragraph (b) of Clause 21.1 (Financial statements) is prepared using US GAAP,
UK GAAP or US GAAP being used for the purpose of sub paragraphs (b)(i) or (b)(ii) above being Relevant GAAP.

(c)
The Borrower shall procure that each set of financial statements of an Obligor delivered pursuant to paragraph (a) of Clause 21.1 (Financial statements) is prepared using UK GAAP and each set of financial statements delivered pursuant to paragraph (b) of Clause 21.1 (Financial statements) is prepared using US GAAP, unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in the preparation of the relevant financial statements from UK GAAP to US GAAP (or vice versa) and its auditors (or, if appropriate, the auditors of the Obligor) deliver to the Agent:

(i)	a description of any change necessary for those financial statements to reflect the Relevant GAAP; and

(ii)
sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to make an accurate comparison between the financial position indicated in those financial statements and that with the required Relevant GAAP.

21.4	Budget
The Borrower must supply to the Agent in sufficient copies for all the Lenders prior to the start of each of its financial years, an updated Budget for that financial year, in a substantially similar form to the Initial Budget.

21.5	Monitoring of Properties
On or before the date five Business Days before each Interest Payment Date, the Borrower must supply to the Agent a report (Quarterly Report) containing the following information to the best of the Borrower’s knowledge, in form and substance reasonably satisfactory to the Agent, in respect of (except in the case of proposed or required capital expenditure or repairs under paragraphs (g) and (h) below) the Rental Quarter ending on the Rental Quarter Date immediately preceding that Interest Payment Date:

(a)
a schedule of each existing Tenant of each Property, showing for each Tenant the rent, service charge, value added tax and any other amounts payable during each calendar month within that period by that Tenant;

(b)	details of:

(i)	any arrears of rents or service charges under any Lease Document;

(ii)	any other breaches of covenant or obligation under any Lease Document (including in relation to any Healthcare Requirements) except to the extent such breach is immaterial in its effect, and and any step being taken to recover or remedy them;

(iii)
the amount (if any) required to be deducted from the Rental Income Account under paragraphs (d) and (e) of Clause 18.3 (Rental Income Account) for the period from and including that Interest Payment Date to the next Interest Payment Date;

(c)	details of any insolvency or similar proceedings affecting any Tenant of a Property or any guarantor of that Tenant;

(d)	details of any rent reviews with respect to any Lease Document in progress or agreed;

(e)	details of any Lease Document which has expired or been determined or surrendered and any new letting proposed;

(f)	copies of all material correspondence between the Tenant and the insurance brokers handling the insurance of any Property in each case to the extent received by the Obligors from the Tenant;

(g)
details of any actual or proposed material capital expenditure with respect to each Property (which, to the extent that such capital expenditure or repairs (as applicable) is to be undertaken by a Tenant, shall consist of such information as is actually received by the Obligors from the Tenants under the Lease Documents);

(h)
details of any actual or required material repairs to each Property (which, to the extent that repairs are to be undertaken by a Tenant, shall consist of such information as is actually received by the Obligors from the Tenants under the Lease Documents); and

(i)	any other information in relation to a Property reasonably requested by the Agent.

21.6	Tenant Information

(a)
The Borrower shall (and shall procure that each Obligor shall) supply to the Agent all scheduled financial information for the Tenant required to be delivered under the Umbrella Agreement to the extent that such information has been received from the Tenant (and the Borrower shall use all reasonable endeavours to enforce any covenants on the part of the Tenant to provide the same) with the next Quarterly Report scheduled to be provided after the delivery of such financial information.

(b)
In accordance with the terms of the Lease Documents and the Umbrella Agreement, the Borrower shall (and shall procure that each Obligor shall, to the extent entitled to do so) request from the Tenant and/or MHL Holdco Limited any further information that the Agent (acting on the instructions of the Majority Lenders) may reasonably require and shall supply the same to the Agent promptly following its receipt thereof.

21.7	Information: miscellaneous
The Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)
all documents dispatched by the Borrower to its shareholders (or any class of them) pursuant to any general statutory requirement or to its creditors generally as soon as reasonably practicable after the time at which they are dispatched;

(b)
promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings or investigations which are current, threatened or pending against any member of the Group, and which are reasonably likely to be adversely determined, and if so determined, would have a Material Adverse Effect;

(c)	promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request; and

(d)
promptly upon becoming aware of the relevant claim, the details of any claim which is current, threatened or pending against any Transaction Obligor or any other person in respect of the Merger Agreement (which in each case is, or could reasonably be expected to be, materially adverse to the Finance Parties under the Finance Documents) and details of any insurance claim which will require a prepayment under Clause 24.10 (Insurances).

21.8	Notification of default

(a)
Each Obligor shall notify the Agent of any Event of Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)
Promptly upon a request by the Agent (where the Agent (acting on the instructions of the Majority Lenders, acting reasonably) forms the view that an Event of Default is continuing), the Borrower shall supply to the Agent a certificate signed by one of its directors or senior officers on its behalf certifying that no Event of Default is continuing (or if an Event of Default is continuing, specifying the Event of Default and the steps, if any, being taken to remedy it).

21.9	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor, or any change in the composition of the shareholders of an Obligor, after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)
Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)
The Borrower shall, by not less than 5 Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Guarantor pursuant to Clause 27 (Changes to the Transaction Obligors).

(d)
Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Guarantor obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.

22.	FINANCIAL COVENANTS

22.1	Definitions – Financial covenants
In this Agreement,

DSCR means, on any Test Date, the ratio of:

(a)	DSCR EBITDAR; to

(b)
the total amount of all interest (after deducting any amount payable to any member of the Group under the Closing Date Cap Agreement or the Extension Cap Agreement) and scheduled payments of principal paid or payable to the Finance Parties under the Finance Documents in respect of:

(i)	the nine Month period ending on the Relevant Rental Quarter Date; and

(ii)	the three Month period beginning on that Relevant Rental Quarter Date.
DSCR EBITDAR means the aggregate of Look-back EBITDAR and Projected EBITDAR.
EBITDAR means, on any Test Date, in respect of all of the Properties the aggregate without duplication of the net profit after taxes (determined in conformity with UK GAAP), plus:

(a)
interest expense (including attributable to capital leases in accordance with UK GAAP), fees with respect to all outstanding indebtedness including capitalised interest but excluding commissions, discounts and other fees owed with respect to letters of credit and bankers’ acceptance financing and net costs under any interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to hedge the position with regards to interest rates (determined in conformity with UK GAAP);

(b)	taxes on income, whether paid, payable or accrued (determined in conformity with UK GAAP);

(c)	depreciation expense (determined in conformity with UK GAAP);

(d)	amortisation expense (determined in conformity with UK GAAP);

(e)	the amount of rent payable pursuant to said lease or leases (determined in conformity with UK GAAP); and

(f)	non-cash-related losses (or reversal of such losses) associated with the impairment of long lived assets, minus:

(y)	gains from any sale of assets, other than sales in the ordinary course of business; and
(z)    other extraordinary or non-recurring gains.
Loan to Value means, on any Test Date or any other date contemplated under this Agreement, the ratio of:

(a)	the principal amount outstanding of the Facility on that Test Date or other date (as applicable); to

(b)	the aggregate of the then most recent Valuation in respect of the Properties (being for the purpose of the testing of the Loan to Value on the Utilisation Date, the Closing Valuation).
LTM EBITDAR means, in respect of a Test Date, EBITDAR in respect of the 12 month period ending on the Relevant Rental Quarter Date, determined by reference to the monthly property income statements for each Property delivered by the Tenants in accordance with clause 11.1.1 of the Umbrella Agreement.
Look-back EBITDAR means, in respect of a Test Date, EBITDAR in respect of the nine month period ending on the Relevant Rental Quarter Date, determined by reference to the monthly property income statements for each Property delivered by the Tenants in accordance with clause 11.1.1 of the Umbrella Agreement.
Net Rental Income means all Rental Income from the Properties to the extent paid to an Obligor net of any Costs paid by an Obligor.
Projected EBITDAR means, in respect of a Test Date, EBITDAR in respect of the three Month period beginning on the Relevant Rental Quarter Date, determined by reference to the corresponding three month calendar period as set out in the most recent annual operating budget of each Property delivered by the Tenants in accordance with clause 11.1.7 of the Umbrella Agreement.
Relevant Rental Quarter Date means, in respect of a Test Date or any other date contemplated under this Agreement, the Rental Quarter Date falling immediately prior to that Test Date or that other date (as applicable) which in the case of EBITDAR shall be the most recent Rental Quarter Date in respect of which the Tenant has provided its most recent monthly property income statements under the Lease Documents.

22.2	Debt service coverage ratio

(a)	The Borrower must ensure that the DSCR on each Test Date is greater than or equal to 1.66:1.

(b)
If the DSCR is not greater than or equal to 1.66:1 on any Test Date, then (subject to Clause 22.5 (Limit on cure rights)) the Borrower may, no later than the date falling 20 days following such Test Date (the Relevant DSCR Test Date), carry out either of the following or a combination thereof:

(i)
prepay the Loan in accordance with Clause 8.6 (Voluntary prepayment of Loan) in an amount sufficient to ensure that if the DSCR were recalculated on the Relevant DSCR Test Date assuming that such amount had been prepaid on the first day of the nine Month period ending immediately before the Relevant DSCR Test Date, then the DSCR would have been greater than or equal to 1.66:1; or

(ii)	deposit into the DSCR Cure Account, an amount sufficient to ensure that, if the DSCR were recalculated on the Relevant DSCR Test Date assuming that:

(A)	if such amount when aggregated with any Cash Trap Amount,

was added to:

(B)	DSCR EBITDAR for the purpose of calculating DSCR on that Test Date, then the DSCR would have been greater than or equal to 1.66:1.

(c)
No Default shall be deemed to arise as a result of a breach of paragraph (a) above if that breach is cured in accordance with paragraph (b) above and if so cured, paragraph (a) shall be deemed to have been satisfied as at the Test Date on which the breach that was cured originally occurred.

22.3	Loan to Value

(a)	The Borrower must ensure that the Loan to Value on each Test Date is less than or equal to 82 per cent.

(b)
If the Loan to Value is not less than or equal to 82 per cent. on any Test Date then (subject to Clause 22.5 (Limit on cure rights)) the Borrower may no later than the date falling 20 days following such Test Date (the Relevant LTV Test Date), either:

(i)
prepay the Loan in accordance with Clause 8.6 (Voluntary prepayment of Loan) in an amount sufficient to ensure that if that amount had been prepaid on the day before the Relevant LTV Test Date for the purpose of calculating Loan to Value on the Relevant LTV Test Date, then the Loan to Value would have been greater than or equal to 82 per cent.; or

(ii)	deposit into the LTV Cure Account, an amount sufficient to ensure that if the Loan to Value were recalculated on the Relevant LTV Test Date assuming that:

(A)	if such amount when aggregated with any Cash Trap Amount,
was added to:

(B)	the aggregate of the then most recent Valuation in respect of the Properties for the purpose of calculating Loan to Value on the Relevant LTV Test Date, then the Loan to Value would have been greater than or equal to 82 per cent.

(c)
No Default shall be deemed to arise as a result of a breach of paragraph (a) above if that breach is cured in accordance with paragraph (b) above and if so cured, paragraph (a) shall be deemed to have been satisfied as at the Test Date on which the breach that was cured originally occurred.

22.4	Rental Cover Ratio

The Borrower must ensure that, on each Test Date, the ratio of LTM EBITDAR to Net Rental Income in respect of the 12 Month period ending on the Relevant Rental Quarter Date (the Rental Cover Ratio) is greater than or equal to 1.00:1.

22.5	Limit on cure rights
The Borrower's right to cure a breach of Clause 22.2(a) (Debt service coverage ratio) or Clause 22.3(a) (Loan to Value) under Clause 22.2(b) (Debt service coverage ratio) or Clause 22.3(b) (Loan to Value) (as the case may be) may not be exercised in respect of consecutive Test Dates and may not be exercised in aggregate in respect of all such financial covenants more than three times in total until the Termination Date.

22.6	Financial testing: stub periods
For any Test Date in respect of which the Relevant Rental Quarter Date falls on a date which is less than 12 Months after Utilisation (including the Test Date Falling on the Utilisation Date), being an Early Test Date:

(a)
Look-back EBITDAR (for the purpose of Clause 22.2 (Debt service coverage ratio)) shall be calculated on the basis of the actual Look-back EBITDAR for the previous 9 Month period ending immediately before the most recent Relevant Rental Quarter Date prior to such Early Test Date;

(b)
LTM EBITDAR (for the purpose of Clause 22.4 (Rental Cover Ratio)) shall be calculated on the basis of the actual LTM EBITDAR for the previous 12 Month period ending on the most recent Relevant Rental Quarter Date prior to such Early Test Date;

(c)
Net Rental Income (for the purpose of Clauses 22.2 (Debt service coverage ratio) and 22.4 (Rental Cover Ratio)) shall be calculated on the basis of actual Net Rental Income for the 12 Month period ending immediately before the recent Relevant Rental Quarter Date prior to such Early Test Date (as if the Obligors had already been "Obligors" during such period); and

(d)
in respect of the calculation of interest and scheduled principal payments under the Finance Documents (for the purpose of limb (b) for the definition of "DSCR" and Clause 22.2 (Debt service coverage ratio)), the Utilisation Date shall be deemed to have occurred on the date falling 9 Months immediately before the Relevant Rental Quarter Date.

22.7	Financial testing

(a)	The financial covenants set out in Clauses 22.2 (Debt Service Cover Ratio) to 22.4 (Rental Cover Ratio) (inclusive) shall be calculated by reference to;

(i)
in the case of the financial covenants set out in Clauses 22.2 (Debt Service Cover Ratio) and 22.4 (Rental Cover Ratio), the most recent monthly property income statements for each Property required to be delivered by the Tenant in accordance with clause 11.1.1 of the Umbrella Agreement and delivered in the Quarterly Report prior to that Test Date;

(ii)
in the case of the financial covenant set out in Clause 22.4 (Rental Cover Ratio), the most recent quarterly or audited annual financial statements (as applicable) of the Tenant required to be delivered pursuant to Clause 21.6(a) (Tenant Information);

(iii)	in the case of the financial covenant set out in Clause 22.3 (Loan to Value), the most recent Valuation required to be delivered pursuant to Clause 17.3 (Valuations); and

(iv)
in the case of each of the financial covenants set out in Clauses 22.2 (Debt Service Cover Ratio) to 22.4 (Rental Cover Ratio), each Compliance Certificate required to be delivered pursuant to Clause 21.2 (Compliance Certificate) in respect of the Interest Payment Date coinciding with that Test Date.

23.	GENERAL UNDERTAKINGS
The undertakings in this Clause 23 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

23.1	Authorisations
Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply upon written request from the Agent certified copies to the Agent of, any Authorisation required under any law or regulation of its jurisdiction of incorporation to:

(i)
enable it to perform its obligations under the Transaction Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Transaction Document; or

(ii)	own its assets and carry on its business as it is being conducted.

23.2	Compliance with laws
Each Obligor shall comply in all respects with all laws to which it may be subject, if failure so to comply has or is reasonably likely to have a Material Adverse Effect.

23.3	Negative pledge
In this Clause 23.3, Quasi-Security means an arrangement or transaction described in paragraph (b) below.

(a)	No Obligor shall create or permit to subsist any Security over any of its assets.

(b)	No Obligor shall:

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to any Security or (as the case may be) Quasi-Security, listed below (together the Permitted Security):

(i)	the Transaction Security;

(ii)	the Scots Tenant Security;

(iii)	any Security or Quasi-Security arising under any Transaction Document;

(iv)
any cash pooling, netting or set-off arrangement entered into in the ordinary course of its banking arrangements (as permitted under the Finance Documents) for the purpose of netting debit and credit balances of any members of the Group;

(v)
any Security or Quasi-Security arising over any bank accounts or custody accounts held with any bank or financial institution under the standard terms and conditions of such bank or financial institution or any documentation establishing the Accounts or the transactions set out in Clause 18 (Bank Accounts);

(vi)	any lien or Quasi-Security arising by operation of law and in the ordinary course of trading; or

(vii)	any Security or Quasi-Security that is released on or prior to the Utilisation.

23.4	Pari passu ranking
Each Obligor must ensure that its unsecured, unsubordinated payment obligations under the Finance Documents at all times rank at least pari passu with all its other present and future unsecured payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

23.5	Disposals

(a)	No Obligor shall enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to dispose of all or any part of any asset.

(b)	Paragraph (a) above does not apply to any disposal:

(i)	being a matter to which the Majority Lenders have granted their consent pursuant to Clause 24.2(a)(ii) or (iii) (Lease Documents);

(ii)
which is an Umbrella Agreement Landlord Discretionary Disposal which the Agent has approved in accordance with Clause 24.11 (Landlord Discretions) which is made in accordance with paragraph (c) below (other than sub-paragraphs (c)(i), (c)(iii), (c)(iv) and (c)(v));

(iii)	which is an Umbrella Agreement Landlord Non-Discretionary Disposal which is made in accordance with paragraph (c) below (other than sub-paragraphs (c)(i), (c)(iii), (c)(iv) and (c)(v));

(iv)	subject to paragraphs (ii) and (iii) above, of a Property or the shares in a Subsidiary, in each case in accordance with paragraph (c) below;

(v)	of cash by way of a payment out of an Account in accordance with this Agreement;

(vi)	made in the course of the day-to-day business of any asset subject to the floating charge created under a Security Agreement;

(vii)	of obsolete assets (other than any right, interest or title in any Property) which have outlasted their useful life and which are no longer required for the efficient operation of the business; or

(viii)
which is the disposal of equipment, furnishing, machinery or plant and equipment (other than any right, interest or title in any Property) in exchange for other assets of equivalent or better type or quality.

(c)
For the purposes of sub-paragraphs (b)(ii), (b)(iii) and (b)(iv) above, an Obligor may dispose of an individual Property or its shares in a Subsidiary (other than any Dormant Subsidiary) to a third party, provided that the following conditions are satisfied:

(i)	the disposal is at arm’s length and, subject to sub-paragraph (ii) below, is not made to an Affiliate or Related Fund of the Sponsor or an Affiliate of the Borrower; or

(ii)
in respect of any Property which is the subject of a Proposed Development which has not been consented to by the Agent in accordance with Clause 24.5(a) (Development) within 20 Business Days of the delivery of a written request for such consent by an Obligor to the Agent provided that such disposal is not made to Holdco or an Obligor;

(iii)
the aggregate of the Net Disposal Proceeds are not or will not be less than the Required Net Disposal Proceeds provided that if the Actual Net Disposal Proceeds are less than the Required Net Disposal Proceeds, the relevant Obligor may make such disposal (subject to the other conditions set out in this Clause 23.5) if:

(A)
it pays an amount not less than the Disposal Proceeds Shortfall Amount into the Mandatory Prepayment Account no later than the closing date of such disposal in accordance with paragraph (d) below and provided that such amount is funded either (i) from amounts standing to the credit of the General Account or (ii) from a Permitted Equity Injection; and

(B)	each of the other conditions under this paragraph (c) are satisfied;

(iv)
evidence satisfactory to the Agent (acting on the instructions of the Majority Lenders, acting reasonably) is delivered no later than 5 Business Days prior to the time of the disposal by certifying that:

(A)	no Event of Default is continuing on the date of agreement to dispose of the relevant Property or shares or the date of that disposal, or would result from and immediately after that disposal;

(B)
Debt Yield with respect to the remaining Properties owned by the Obligors, if tested immediately following that disposal (but assuming, for this purpose, that any prepayment of the Loan in accordance with Clause 8.3(a)(i) (Mandatory prepayment) as a result of such disposal has been made) is equal to or greater than the greater of:

(I)	Debt Yield on the Test Date immediately preceding the date of the disposal; and

(II)	11.6 per cent.; and

(C)	the Loan to Value tested on the date of disposal of the relevant Property or shares is less than or equal to 82 per cent.,

(I)	excluding for this purpose, the Valuation of the Property which is either being disposed of (or is owned by the Subsidiary whose shares are being disposed of); and

(II)	assuming for this purpose, that any prepayment of the Loan in accordance with Clause 8.3(a)(i) (Mandatory prepayment) as result of such disposal has already been made;

(v)	the Borrower is in compliance with Clause 23.10 (Change of Business);

(vi)	the Borrower shall pay all of the Finance Parties' reasonable costs, fees, filing fees, charges, Taxes and other expenses incurred in connection with any disposal made under this paragraph (c); and

(vii)
the Borrower provides the Agent with 10 Business Days’ notice (or such shorter period as the Agent (acing on the instructions of the Majority Lenders) may reasonably permit) of the date of the proposed disposal.

(d)
The Obligors must ensure that the Net Disposal Proceeds, any amount required to be paid into the Mandatory Prepayment Account in accordance with the proviso to sub-paragraph (c)(iii) and an amount equal to any Disposal Proceeds Shortfall Amount in respect of any disposal referred to in paragraphs (b)(ii) or (b)(iii) above are promptly paid into the Mandatory Prepayment Account for application in accordance with Clause 8.3 (Mandatory Prepayment).

(e)	A Property disposed of, or a Property owned by a Subsidiary the shares of which are disposed of, in accordance with paragraph (c) above will cease to be a Property.

(f)	Notwithstanding the remainder of this Clause 23.5, the shares in the Borrower may not be disposed of without the prior written consent of the Agent (acting on the instructions of all of the Lenders).

23.6	Financial Indebtedness

(a)	No Obligor may incur or permit to be outstanding any Financial Indebtedness.

(b)	Paragraph (a) does not apply to any Financial Indebtedness:

(i)	incurred under the Transaction Documents;

(ii)
subsisting at Closing under a Historical Document but not incurred or the principal amount increased (other than by reason of the accrual of interest) or its maturity date extended in contemplation of, or since, Closing and outstanding only for 3 months following the Closing Date and in any event not exceeding in aggregate £500,000;

(iii)	repaid prior to the Utilisation Date;

(iv)	constituting Subordinated Debt;

(v)	owing by a member of the Group to another member of the Group; or

(vi)	that arises as a normal trade credit in the ordinary course of any Obligor's trading and is not outstanding for more than 30 days.

23.7	Lending and guarantees

(a)	No Obligor may be the creditor in respect of any loan or any form of credit to any person other than:

(i)	to another Obligor by way of Subordinated Debt;

(ii)	in respect of the Development Facility Loan Agreement, and only to the extent funded entirely from a Permitted Equity Injection or from funds standing to the credit of the General Account; or

(iii)	as part of an enforcement or workout scenario in respect of the Loan.

(b)
No Obligor may give or allow to be outstanding any guarantee or indemnity to or for the benefit of any person in respect of any obligation of any other person or enter into any document under which that Obligor assumes any liability of any other person other than any guarantee or indemnity:

(i)	given under the Transaction Documents or the Merger Agreement;

(ii)
subsisting at Closing under a Historical Document but not extended or the principal amount increased (other than by reason of the accrual of interest) or its maturity date extended in contemplation of, or since, Closing and outstanding only for 3 months following the Closing Date and in any event not exceeding in aggregate £500,000;

(iii)
arising under customary indemnities extended by Obligors to contractual counterparties under reorganisation and transfer, and sale and purchase agreements (as the case may be) in connection with the relevant transaction and not in respect of Tax or Financial Indebtedness;

(iv)	granted by any Obligor in respect of the obligations of another member of the Group;

(v)	given in respect of the netting or set-off arrangements permitted pursuant to Clause 23.3(c)(iv) (Negative Pledge); or

(vi)
customary indemnities granted to the relevant account bank in respect of the Accounts under that account bank’s standard terms and conditions and any documentation establishing the Accounts or the transactions set out in Clause 18 (Bank Accounts).

23.8	Third Party Credit Support
Each Obligor shall comply with its obligations in all material respects and take all commercially reasonable steps to preserve and enforce its rights and pursue any claims and remedies arising in respect of any Third Party Credit Support.

23.9	Merger

(a)	No Obligor shall enter into any amalgamation, demerger, merger or corporate reconstruction.

(b)
Paragraph (a) does not apply to any amalgamation, demerger, merger or corporate reconstruction on the Closing Date as contemplated by the Closing Tax Structure Report or (for the avoidance of doubt) the Mergers.

23.10	Change of business

(a)
No Obligor may trade or carry on any business other than any activities contemplated by, referred or, or consistent with the Transaction Documents, the Historical Documents, the Merger Agreement, the Closing Tax Structure Report and the documents referred to therein, including but not limited to:

(i)	the ownership and management of its interests in the Property or Properties in which it has an interest;

(ii)	intra Group debit and credit balances, other credit balances in bank accounts and cash, but only if those credit balances and cash are subject to the Transaction Security;

(iii)
incurring any liabilities under the Transaction Documents, (to the extent permitted under this Agreement) the Historical Documents and/or the Merger Agreement (in each case to which it is a party) and professional fees and administration costs in the ordinary course of business; and

(iv)	in the case of any Obligor which is a holding company, the ownership of its Subsidiaries.

(b)	The Borrower must not have any Subsidiary other than the Guarantors and the Dormant Subsidiaries.

(c)	No Guarantor may have any Subsidiary other than other Guarantors or Dormant Subsidiaries.

23.11	Acquisitions
No Obligor may make any acquisition of or investment into any property, shares, ownership interest, business or undertaking or incorporate a company other than:

(a)	on the Closing Date as expressly contemplated in the Closing Tax Structure Report;

(b)	an Umbrella Agreement Landlord Discretionary Acquisition which the Agent has approved in accordance with Clause 24.11 (Landlord Discretions); or

(c)	an Umbrella Agreement Landlord Non-Discretionary Acquisition.

23.12	Shares, dividends and share redemption

(a)	No Obligor shall issue any further shares or amend any rights attaching to its issued shares unless:

(i)	to its immediate Holding Company and subject to Transaction Security on the same basis as then current shares; or

(ii)	on the Closing Date as expressly contemplated by the Closing Tax Structure Report.

(b)	Except as permitted under paragraph (c) below, no Obligor shall:

(i)
declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

(ii)	repay or distribute any dividend or share premium reserve;

(iii)	pay any management, advisory or other fee to or to the order of any of the Shareholders of an Obligor; or

(iv)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so.

(c)	Paragraph (b) above does not apply to a Permitted Payment.

23.13	VAT group

(a)	The Obligors (other than the Original Borrower) shall not become registered (or required to be registered) for the purposes of VAT.

(b)	None of the Obligors shall become a member of a VAT group.

(c)
In the case of each Property owned by an Obligor and located in the UK, neither the Obligor that owns that Property nor a Relevant Associate of that Obligor shall exercise a valid option to tax in relation to the Property (or part of the Property) which has effect in relation to the Obligor.

23.14	Taxes

(a)	Each Obligor shall pay all Taxes due and payable by it prior to the accrual of any fine or penalty for late payment, unless (and only to the extent that):

(i)	payment of those Taxes is being contested in good faith;

(ii)	adequate reserves are being maintained for those Taxes and the costs required to contest them; and

(iii)	failure to pay those Taxes is not reasonably likely to have a Material Adverse Effect.

(b)
Each Obligor shall make all returns and filings required by law to be made in relation to Tax prior to the accrual of any fine or penalty for their being made late where failure to make such returns and filings is reasonably likely to have a Material Adverse Effect.

(c)	Each Obligor (other than Jerseyco) shall ensure that its residence for Tax purposes is only in the jurisdiction of its incorporation.

(d)	Jerseyco shall ensure that its residence for tax purposes is only in the UK.

23.15	Treasury Transactions

No Obligor shall enter into any derivative transaction in connection with protection against or benefits from fluctuation in any rate or price other than the hedging transactions documented by the Closing Date Cap and any Extension Cap entered into in accordance with Clause 7.3(c) (Extension Option) or Clause 9.3 (Hedging).

23.16	Joint Ventures
No Obligor may:

(a)	enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any Joint Venture; or

(b)
transfer any assets or lend to or guarantee or give an indemnity for or grant any Security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing).

23.17	Syndication, Securitisation, Bond issues etc.

(a)
Subject always to the terms of this Agreement, the Indemnitor and the Borrower agree that all or part of each Loan or Commitment, or any Lender's interest therein or under any Finance Document may be syndicated and/or securitised and/or offered for security for the issue of public or private offers of securities and/or repackaging and derivative instruments referencing the Loan (whether alone or in conjunction with any other loan or loans) (together, the Sell-Down).

(b)
The Indemnitor and the Borrower shall, and the Borrower shall procure that each other Obligor shall, provide reasonable assistance to the Arranger and the Lenders in connection with the Sell-Down, including:

(i)	obtaining ratings from two or more recognised rating agencies selected by the Lenders;

(ii)	delivering information in relation to each Obligor, the Indemnitor, the Sponsor and each Property where such information is reasonably requested by the Lenders in order to:

(A)
comply with any disclosure requirements required by law, regulation or by the rules of any recognised stock exchange or requested by any judicial, governmental, administrative, supervisory or regulatory body;

(B)	satisfy any inquiries made by any recognised rating agency including providing access to the financial information and to its management on reasonable notice and at reasonable times;

(C)
provide such information (which would not breach any duty of confidentiality provided that the Indemnitor and the Borrower shall use reasonable endeavours to procure that any such confidentiality restrictions are removed or waived to facilitate any such disclosure to the extent commercially practicable) as any Finance Party may reasonably require in connection with any Securitisation or syndication or issue of public or private offers of securities and/or repackagings and derivative instruments refinancing the Loan of or in respect of all or any part of the Facility, including any information that needs to be disclosed in any offering circular or prospectuses and/or to any internationally recognised ratings agencies and their respective professional advisers;

(D)
satisfy reasonable requests from potential syndicate members or other transferees of exposure arising from the Facility in connection with the Sell-Down or any other interested party, including any subordinated lender; and/or

(E)	satisfy the market standards to which the Lenders customarily adhere for the purpose of the relevant Sell-Down; and

(iii)
without affecting either paragraph (c) or paragraph (d) below, agreeing to any amendments to the Finance Documents or the acquisition structure which are not adverse to the Obligors in any material respect.

(c)
Subject always to the terms of this Agreement, the Indemnitor and the Borrower agree that in the Lenders’ sole discretion, before or after Closing upon 5 Business Days’ written notice to the Indemnitor and, following the accession of the Original Obligors to this Agreement in accordance with Clause 5.6 (Accession of Original Obligors), to the Borrower:

(i)	the Facility may be bifurcated into a mortgage facility and a mezzanine facility secured by direct and/or indirect equity interests in each Obligor; and/or

(ii)
the Facility or any portion thereof may be assigned, transferred, subdivided, split, severed or modified so as to cause all or any part of any Loan to be split into one or more different and separate tranches (whether or not being of equal principal amounts and whether, as between themselves, ranking in priority, on a pari passu basis or otherwise), including into senior and subordinate components, which may be represented by separate notes,

(each such change being a Loan Structure Change).

(d)
The Indemnitor shall and, following the accession of the Original Obligors to this Agreement in accordance with Clause 5.6 (Accession of Original Obligors), the Borrower shall, and shall procure that each other Obligor shall, provide its consent to any amendments, waivers or modifications to the Finance Documents and/or changes to the acquisition structure requested or required by the Lenders in their sole discretion in relation to any Loan Structure Change, provided that (unless the prior consent of the Indemnitor or, following the accession of the Original Obligors to this Agreement in accordance with Clause 5.6 (Accession of Original Obligors), the Borrower is obtained):

(i)	any amendments, waivers or modifications made to the Finance Documents or to the acquisition structure are not adverse to the Obligors in any material respect; and

(ii)	the aggregate principal amount of the Facility and the Margin remain unchanged.

23.18	Access
Each Obligor shall, if and for so long as a Default is continuing under Clauses 25.1 (Non-payment), 25.2 (Financial Covenants and other obligations) or Clauses 25.6 (Insolvency) to 25.8 (Creditors process) (inclusive):

(a)
permit the Agent and/or the Security Agent and/or accountants or other professional advisers or delegates and contractors of the Agent or Security Agent free access at all reasonable times and on reasonable notice at the risk and cost of the Obligors (i) to the premises, assets, books, accounts and records of each member of the Group and (ii) to meet and discuss matters with senior management; and

(b)
exercise all of its available rights against the Tenants under the Lease Documents to provide the Agent and/or the Security Agent and/or accountants or other professional advisers or delegates and contractors of the Agent or Security Agent free access to the Properties at all reasonable times and on reasonable notice at the risk and cost of the Obligors, in each case to the extent permitted under the relevant Lease Document.

23.19	Arm’s length basis
No Obligor shall, and each Obligor shall procure that Holdco shall not, enter into any transaction with any person except on arm’s length terms and for market value, except to the extent that such transaction constitutes a Permitted Payment.

23.20	Debt Purchase Transactions
No Obligor shall directly or indirectly enter into any Debt Purchase Transaction or be a Lender or a party to a Debt Purchase Transaction.

23.21	Ownership
The Borrower must ensure that at all times it legally and beneficially owns and controls the entire share capital of each other Obligor.

23.22	Economic sanctions, anti-terrorism and anti-bribery

(a)	No Obligor shall:

(i)
contribute or otherwise make available all or any part of the proceeds of any Loan, directly or knowingly indirectly, to, or for the benefit of, any person or entity (whether or not related to an Obligor) for the purpose of financing the activities of, or business or transactions with, any Restricted Party, to the extent such action or status is prohibited by, or would cause any Finance Party or any Obligor to be in breach of, any Sanctions; or

(ii)
directly or knowingly indirectly fund all or part of any repayment or prepayment of the Loans out of proceeds derived from any: (i) transaction with or action involving a Restricted Party; or (ii) action or status which is prohibited by, or would cause any Finance Party or any Obligor to be in breach of, any Sanctions.

(b)
Each Borrower agrees that it will not use the proceeds of the Loans for any illegal purposes, and will not repay the Loans with the proceeds of any illegal activity or take any other action that would violate any Anti-Bribery Law binding on it in any jurisdiction in which such action is taken.

(c)
Each Obligor shall conduct its business in compliance with all applicable Anti-Bribery Laws and ensure that it is subject to policies and procedures designed to promote and achieve compliance with all applicable Anti-Bribery Laws.

23.23	Conditions Subsequent

(a)	As soon as reasonably practicable, and in any event no later than the date falling 10 Business Days after the Closing Date:

(i)
the Borrower shall provide to the Agent copies of the bank mandates for the Accounts, including those evidencing signing rights in favour of the Agent and/or Security Agent (as applicable) in respect of each Controlled Account; and

(ii)	the Borrower shall use its reasonable endeavours to ensure that:

(A)	the Special Reserve funded on the Utilisation Date is paid into the Special Reserves Account;

(B)	the Deferred Maintenance and Environmental Conditions Reserve funded on the Utilisation Date is paid into the Reserves Account;

(C)	the Hedging Reserve funded on the Utilisation Date is paid into the Reserves Account;

(D)	the Radon Reserve funded on the Utilisation Date is paid into the Reserves Account;

(E)	the Above-Ground Storage Tank Reserve funded on the Utilisation Date is paid into the Reserves Account; and

(F)	the Underground Storage Tank Reserve funded on the Utilisation Date is paid into the Reserves Account.

(b)	On or before Friday 5 December 2014, the Borrower shall provide to the Agent (or its legal counsel on its behalf):

(i)	Carey Olsen (or any other representative of the Finance Parties) having used all reasonable endeavours to complete such registration:

(A)
confirmation that the Billet (duly executed on behalf of the relevant Obligor) has been presented to the Judicial Greffier of the Royal Court of Jersey and thereafter registered in the Jersey Public Registry, thereby creating a judicial hypothec over each Jersey Property; and

(B)	evidence that financing statements in relation to each Jersey Security Interest Agreement have been filed on the SIR;

(ii)	a copy of the Assignment Deed of Variation in relation to the Jersey Properties as was passed before the Jersey Royal Court on 28 November 2014;

(iii)
a treasury receipt in respect of stamp duty in connection with the Billet (to the extent that the sum(s) provided in accordance with paragraph 4(b) of Part B of Schedule 2 (Conditions Precedent) are not sufficient to complete the registration envisaged above);

(iv)	a 'wet-ink' original of the Billet in relation to the charging of the Properties located in Jersey, duly completed and executed by Jerseyco;

(v)	a 'wet-ink' original of the letter(s) of authority in the form approved by the Security Agent to register and/or re-register the Billet given by Jerseyco and addressed to the Security Agent;

(vi)	at least one original of each Standard Security (together with all relevant intimation letters) executed by each Obligor that owns a Property in Scotland;

(vii)	at least one original of an Assignation of Rent (together with all relevant intimation letters) executed by each Obligor that owns a Property in Scotland;

(viii)	one original of the Scottish Priority Deed executed by all parties thereto (together with all registration forms and registration dues required in respect thereof);

(ix)
a legal opinion of Harper Macleod, legal advisers to the Arranger in Scotland addressed to the Finance Parties, substantially in the form distributed to the Original Lenders prior to signing this Agreement;

(x)	the 'wet-ink' originals of the relevant Obligor's signatures to each of:

(A)	the Assignment Deeds of Variation which relate to each Property in England and Scotland;

(B)	the guarantor consents to the UA Deed of Variation; and

(C)	the guarantor consents and restatement to the UA Initial Deed of Variation, in each case to the extent that Berwin Leighton Paisner LLP or Irwin Mitchell have not received these on or before the Closing Date; and

(xi)	with respect to the Properties located in Scotland:

(A)	the requisite registration forms under the Land Registration etc. (Scotland) Act 2012 for registration of the Ranking Agrement on behalf of the Borrower; and

(B)	confirmation of approval of the requisite registration forms under the Land Registration etc. (Scotland) Act 2012 for registration of the Standard Security.

(c)
On or before 5 December 2014, the Borrower shall procure delivery to the Agent of a letter from Ogier in a form acceptable to the Agent confirming the continuing accuracy (and providing information on any changes if necessary) of the Property Report relating to the Properties in Jersey as at 5 December 2014.

(d)
On or before the date falling 10 Business Days after the Closing Date, to the extent the Reports are addressed to with a person other than an Obligor or a Finance Party, the Borrower shall provide to the Agent a copy of an appropriate due diligence report proceeds side letter (Report Proceeds Side Letter) duly executed by all parties to it.

(e)	The Borrower shall use its commercially reasonable endeavours to provide the Agent with:

(iii)	the Tenant’s Insurance Broker Letter; and

(iv)	an executed copy of each "control agreement" with respect to each Account, in each case on or before the date falling 10 Business Days after the Closing Date.

(f)
As soon as reasonably practicable, the Borrower shall provide to the Agent a copy of the policies for the difference in conditions and/or difference in limits insurances referred to in paragraph 3(c) of Part B of Schedule 2 (Conditions Precedent).

24.	PROPERTY UNDERTAKINGS

24.1	Title

(a)	Each Obligor must exercise its rights and comply in all material respects with any covenant, stipulation or obligation (restrictive or otherwise) at any time affecting its Property.

(b)
No Obligor may agree to any amendment, supplement, waiver, surrender or release of any covenant, stipulation or obligation (restrictive or otherwise) at any time affecting its Property without the prior written consent of the Majority Lenders (such consent not to be unreasonably withheld or delayed where such matters will be beneficial to the Obligors’ and the Lenders’ interest in the Property).

(c)
Each Obligor must promptly take all such steps as may be necessary or desirable to enable the Security created by the Security Documents to be registered, where appropriate, at the Land Registry or Land Register of Scotland (as appropriate).

(d)	Each Obligor must perform (or procure the performance of) all of its obligations under any law or regulation in any way related to or affecting the Property.

24.2	Lease Documents

(a)	No Obligor may without the consent of the Majority Lenders:

(i)	enter into any Agreement for Lease;

(ii)	(other than under an Agreement for Lease existing as at the date of this Agreement) grant or agree to grant any new Occupational Lease;

(iii)	grant, or enter into, any renewal Occupational Lease, except if an Obligor is required to grant such renewal lease in accordance with the terms of the relevant Existing Lease;

(iv)	agree to any amendment, supplement, extension, waiver, surrender or release in respect of any Lease Document or do, permit or omit to do anything that might have such effect;

(v)	exercise any right to break, determine or extend any Lease Document;

(vi)	forfeit or irritate or commence any forfeiture or irritancy proceedings in respect of any Lease Document;

(vii)	grant any licence or right to use or occupy any part of a Property, in each case except as permitted by the Existing Leases;

(viii)
consent to any sublease or assignment or assignation of any tenant’s interest under any Lease Document provided that the consent of the Majority Lenders is not to be withheld or delayed to the extent that to do so would require any Obligor unlawfully to withhold or delay the giving of any consent;

(ix)	consent to the grant of any licence or right to use or occupy any part of a Property by the tenant under a Lease Document, in each case except as permitted by the Existing Leases;

(x)	agree to any change of use under, or (except where required to do so under the terms of the relevant Lease Document) rent review in respect of, any Lease Document; or

(xi)	serve any notice on any former tenant under any Lease Document (or on any guarantor of that former tenant) which would entitle it to a new lease or tenancy;

(xii)
serve any notice on any former tenant under any Lease Document under section 17(2) of the Landlord and Tenant (Covenants) Act 1995 or on any guarantor of any such former tenant under section 17(3) of that Act;

(xiii)
undertake (whether by itself or through contractors) any alterations (whether structural or non-structural), redevelopment, refurbishment or any other works in respect of any part of a Property, except such works (other than the Proposed Developments) that an Obligor or a Tenant is obligated to undertake under a Lease Document, in which case an Obligor must give prior written notice to the Agent;

(xiv)
consent to a Tenant (whether by itself or through contractors) undertaking any alterations (whether structural or non-structural), redevelopment, refurbishment or any other works in respect of any part of a Property provided that (except in the case of the Proposed Developments) the consent of the Majority Lenders is not to be withheld or delayed to the extent that to do so would require any Obligor unlawfully to withhold or delay the giving of any consent; or

(xv)	commence, or enter into, any dispute resolution proceeding in respect of any Lease Document (except for any such proceeding existing as at the date of this agreement).

(b)	Each Obligor must:

(i)	diligently collect or procure to be collected all Rental Income;

(ii)
exercise its rights in relation to the Properties (including in relation to Healthcare Requirements) and comply with its obligations under each Lease Document (including in relation to Healthcare Requirements) except where such rights or obligations are immaterial or are subject in the case of any Landlord Discretions to obtaining consent pursuant to Clause 24.11 (Landlord Discretions); and

(iii)
use its reasonable endeavours to ensure that each Tenant complies with its obligations under each Lease Document (excluding in relation to Healthcare Requirements but without prejudice to paragraph (ii) above) (in each case, having regard to the availability of any amounts reserved pursuant to the terms of this Agreement for the remedy of any non-compliance with such obligations), except where such obligations are immaterial, in a proper and timely manner.

(c)	Any Lease Prepayment Proceeds must be paid into the Rental Income Account for application in accordance with Clause 18.3 (Rental Income Account).

(d)
Each Obligor must supply to the Agent each Lease Document a true copy of each amendment, supplement or extension to a Lease Document and a true copy of each document recording any rent review in respect of a Lease Document promptly upon entering into the same.

(e)	Each Obligor must as soon as reasonably practicable (and in any event no more than 3 Business Days) after the receipt by each Obligor of any correspondence or notices:

(i)	of a claim by a tenant under any Lease Document;

(ii)	taking steps or threatening to take steps to terminate any Lease Document; or

(iii)	in respect of any material breach of any Lease Document,
deliver a copy to the Agent.

24.3	Headleases

(a)	Each Obligor must:

(i)	not do or fail to do or allow to be done any act as a result of which any Headlease or agreement for lease may become liable to forfeiture or otherwise be terminated;

(ii)	use its reasonable endeavours to ensure that each landlord complies with its material obligations under each Headlease; and

(iii)	if so required by the Security Agent, apply for relief against forfeiture or irritancy of any Headlease.
in a proper and timely manner.

(b)	No Obligor may:

(i)	agree to any amendment, supplement, waiver, surrender or release of any Headlease;

(ii)	exercise any right to break, determine or extend any Headlease; or

(iii)	agree to any rent review in respect of any Headlease.

(c)	Each Obligor must as soon as reasonably practicable (and in any event no more than 3 Business Days) after the receipt by such Obligor of any correspondence or notice:

(i)	taking steps or threatening to take steps to forfeit any Headlease; or

(ii)	in respect of any material breach of any Headlease,
deliver a copy to the Agent.

24.4	Maintenance

Each Obligor shall exercise its rights against each Tenant under the Lease Documents to ensure that all buildings, plant, machinery, fixtures and fittings on such Obligor’s Property are in, and maintained by the Tenant in:

(a)	good and substantial repair and condition and, as appropriate, in good working order; and

(b)
such repair, condition and order as to enable them to be let in accordance with all applicable laws and regulations; for this purpose, a law or regulation will be regarded as applicable if it is either:

(i)	in force; or

(ii)
it is expected to come into force and a prudent property owner in the same business as the Obligor would ensure that its buildings, plant, machinery, fixtures and fittings were in such condition, repair and order in anticipation of that law or regulation coming into force, but in each case only to the extent that the relevant Tenant is obliged to undertake such maintenance under the applicable Lease Document.

24.5	Development

(a)	No Obligor may without the prior written consent of the Agent:

(i)	make or allow to be made any application for planning permission in respect of any part of its Property; or

(ii)
carry out, enter into any agreement in respect of the carrying out of or allow to be carried out, any demolition, construction, structural alterations or additions, development or other similar operations in respect of any part of its Property including the Proposed Developments.

(b)	Paragraph (a) above shall not apply to:

(i)
any works (other than the Proposed Developments) carried out by the Tenant pursuant to clause 3.8 of the Umbrella Agreement or any Property Strategic Capital Expenditure that an Obligor is required to provide in respect of such works provided that the consent of the Majority Lenders is first obtained on the basis that the consent of the Majority Lenders is not to be withheld or delayed to the extent that to do so would require any Obligor unlawfully to withhold or delay the giving of any consent;

(ii)	the maintenance of the buildings, plant, machinery, fixtures and fittings in accordance with the Transaction Documents; or

(iii)	any Permitted Development.

(c)	Each Obligor must comply in all material respects with all planning laws, permissions, agreements and conditions to which its Property may be subject.

(d)
The Finance Parties acknowledge that notwithstanding any other provision of the Finance Documents, all steps and actions reasonably required for the implementation of a Permitted Development shall be permitted under the Finance Documents and that no such step or action shall constitute a breach of or default (including a Default) under any of the Finance Documents.

24.6	Notices
Each Obligor must:

(a)
within 14 days after the receipt by the Obligor of any material application, requirement, order or notice served or given by any public or local or any other authority or any landlord with respect to its Property (or any part of it); and

(b)	within five days after receipt by the Obligor of:

(i)	any material demand made against an Obligor in respect of an indemnity relating to environmental or other matters; or

(ii)	any other matter which might reasonably be expected to have a material and adverse effect on the value of the relevant Property, in each case:

(x)	deliver a copy to the Security Agent; and

(y)	inform the Security Agent of the steps taken or proposed to be taken to comply with the relevant requirement, order or notice.

24.7	Investigation of title

(a)	Each Obligor must grant the Security Agent or its lawyers on request all reasonable facilities within the reasonable power of the Obligor to enable the Security Agent or its lawyers to:

(i)	carry out investigations of title to any Property; and

(ii)	make such enquiries in relation to any part of any Property as a prudent mortgagee might carry out.

(b)
Each Obligor must deposit with the Security Agent (or such other person as the Security Agent may direct or agree) all deeds and documents of title relating to the Property and all local land charges, land charges and Land Registry search certificates and similar documents received by or on behalf of the Obligor or, in each case, the equivalent documentation in the relevant jurisdiction in which the Property is situated (or provide an undertaking in the agreed form to the Security Agent to do the same).

24.8	Power to remedy

(a)	If an Obligor fails to perform any obligations under the Finance Documents affecting its Property, the Obligor must allow the Security Agent or its agents and contractors:

(i)	to enter any part of its Property;

(ii)	to comply with or object to any notice served on the Obligor in respect of its Property; and

(iii)	to take any action that the Security Agent may reasonably consider necessary or desirable to prevent or remedy any breach of any such term or to comply with or object to any such notice.

(b)
An Obligor must promptly on request by the Security Agent pay the third party out of pocket costs and expenses of the Security Agent or its agents and contractors incurred in connection with any action taken by it under this Clause.

(c)	No Finance Party shall be obliged to account as mortgagee in possession as a result of any action taken under this Clause.

24.9	Managing Agents
No Obligor may appoint any Managing Agent without the prior consent of, and on terms approved by, the Agent (acting on the instructions of the Majority Lenders).

24.10	Insurances

(a)
The Borrower must take all reasonable steps to ensure that at all times from the Utilisation Date Insurances are maintained in full force and effect subject to any normal insurance excess and market exclusions, which:

(i)
insure each Obligor in respect of its interests in each Property and the plant and machinery on each Property (including fixtures and improvements) for their full replacement value (being the total cost of entirely rebuilding, reinstating or replacing the relevant asset if it is completely destroyed, together with all related fees and demolition costs) and to:

(A)
provide (so long as cover is available with reputable insurance offices in the United Kingdom or through underwriters at Lloyds on reasonable commercial terms) cover against loss or damage, public authorities cover, equipment breakdown, by fire, storm, tempest, flood, earthquake, lightning, explosion, impact, aircraft and other aerial devices and articles dropped from them, riot, civil commotion and malicious damage, bursting or overflowing of water tanks, apparatus or pipes, acts of terrorism and all other normally insurable risks of loss or damage;

(B)	provide cover for site clearance, shoring or propping up, professional fees and value added tax together with adequate allowance for inflation; and

(C)	provide cover against acts of terrorism; and

(D)
provide cover for loss of rent (in respect of a period of not less than three years or, if longer, the minimum period required under the Lease Documents) including provision for any increases in rent during the period of insurance; and

(ii)
include property owners’ public liability and third party liability insurance, including terrorism, in an amount not less than £1,000,000 per occurrence and £2,000,000 in the aggregate plus excess/umbrella liability in an amount not less than £10,000,000 (or in each case the sterling equivalent thereof);

(iii)	insure such other risks as a prudent company in the same business as the Obligors would insure or as the Agent may require (acting reasonably) in amounts acceptable to the Agent; and

(iv)	in each case are in an amount, and in form (including deductibles), and with an insurance company or underwriters, acceptable at all times to the Agent.

(b)
The Borrower must procure that the Security Agent (as agent and trustee for the Finance Parties) and its successors and/or assigns is named as mortgagee as its interest may appear, pursuant to a standard non-contributory mortgagee clause, under each of the Insurances (other than public liability and third party liability insurances, under which the Security Agent (as agent and trustee for the Finance Parties) and its successors and/or assigns shall be an additional insured as its interests may appear) but without liability on the part of the Security Agent or any other Finance Party for any premium or any other matter in relation to those Insurances.

(c)	The Borrower must procure that the Insurances comply with the following requirements:

(i)	each of the Insurances taken in the name of an Obligor must contain:

(A)
a non-invalidation and non-vitiation clause under which the Insurances will not be vitiated or avoided as against any insured party as a result of any circumstances beyond the control of that insured party or any misrepresentation, non-disclosure, or breach of any policy term or condition, on the part of any insured party or any agent of any insured party;

(B)	a waiver of the rights of subrogation of the insurer as against each Obligor, the Finance Parties and the tenants of each Property; and

(C)
a mortgagee/loss payee clause (other than public liability and third party liability insurances) in such terms as the Security Agent may reasonably require in respect of insurance claim payments otherwise payable to any Obligor;

(ii)
the insurers must give at least 30 days’ notice (except 10 days’ notice for non-payment of premium) to the Security Agent if any insurer proposes to repudiate, rescind or cancel any Insurance, to treat it as avoided in whole or in part, to treat it as expired due to non-payment of premium or otherwise decline any valid claim under it by or on behalf of any insured party and must give the opportunity to rectify any such non-payment of premium within the notice period; and

(iii)
the relevant Obligor must be free to assign all amounts payable to it under each of its Insurances (subject to the Security Agent’s interests) and all its rights in connection with those amounts in favour of the Security Agent.

(iv)
all Insurances shall be issued by internationally recognised insurers with a rating of at least “A: X” or better by A.M. Best, and a financial strength rating of “A” or better by S&P and such other ratings as may be required by Moody’s, if Moody’s rates the Securities (each such insurance company shall be referred to as a “Qualified Insurer”).

(v)
no Insurance Policy shall cover other real property other than the Properties (blanket coverage) unless, in each case, such blanket coverage is approved in advance in writing by the Agent, the Security Agent’s interests are included therein as provided in this Agreement, such blanket coverage issued by a Qualified Insurer and such blanket coverage includes such changes to the coverages and requirements set forth herein as may be required by the Agent (including, without limitation, increases to the amount of coverages required herein).

(d)
The Borrower must ensure that the Agent receives copies of the Insurances, receipts for the payment of premiums for insurance and any other information in connection with the insurances and claims under them which the Agent may reasonably require.

(e)	The Borrower must promptly notify the Agent of:

(i)	any material change in the terms and conditions of the policies or the risks covered within fifteen Business Days of a request from the Security Agent (but not more than twice a year);

(ii)	any amendment, supplement, extension, termination, avoidance or cancellation of any of the Insurances made or, to its knowledge, pending;

(iii)	any claim, and any actual refusal of any claim, under any of the Insurances; and

(iv)	any event or circumstance which has led or may lead to a breach by any Obligor of any term of this Clause.

(f)	Following receipt of any notice or other document referred to in paragraph (e)(i), the Agent may engage an insurance adviser for the purpose of confirming that the terms of any renewed Insurance complies with the terms of this Clause. If the Agent's insurance adviser determines that any term of this Clause would be breached by the Insurances as renewed on the proposed terms, the Agent shall promptly notify the Lenders providing details of such non-compliance.

(g)	Each Obligor must:

(i)	comply with the terms of the Insurances;

(ii)	not do or permit anything to be done which may make void or voidable any of the Insurances; and

(iii)	comply with all reasonable risk improvement requirements of its insurers.

(h)	The Borrower must ensure that:

(i)	each premium for the Insurances is paid promptly and in any event prior to the commencement of the period of insurance for which that premium is payable; and

(ii)	all other things necessary are done so as to keep each of the Insurances in force.

(i)	Notwithstanding the foregoing, to the extent:

(i)	the Existing Lease in effect at a particular Property on the date hereof is in full force and effect;

(ii)	no default beyond any applicable notice and cure period has occurred and is continuing under the Existing Lease;

(iii)
the Tenant maintains the insurance required to be maintained pursuant to the terms of this Clause 24.10 with respect to such Individual Property, including but not limited to naming the Security Agent and its successors and/or assigns, as its interest may appear, on the Insurances as required herein; and

(iv)
the relevant Obligor shall have provided to the Agent with evidence, satisfactory to the Agent, that the Tenant under such Existing Lease maintains in full force and effect the insurances described in clause (iii) above (the Required Insurances), which evidence shall be provided to the Agent five days prior to the date any of the Required Insurances would lapse, cancel or expire,

((i), (ii), (iii) and (iv) collectively the Tenant Insurance Requirements), then each Obligor shall to be deemed in compliance with the requirements herein under this Clause 24.10 with respect to that Property and will not be required to maintain separate coverage required under this Clause 24.10 with respect to such Property. However if Tenant fails to meet the Tenant Insurance Requirements (in whole or in part), then each relevant Obligor at its sole cost and expense shall obtain and/or procure all insurance (or such additional or difference in conditions or difference in limits insurance in addition to the primary insurance maintained by the Tenant) to ensure that the requirements of this Clause 24.10 are complied with so as to provide coverage that will pay proceeds in an amount sufficient to restore the Property to the extent such proceeds are not paid or otherwise made available under the insurance policies carried by the Tenant.

(j)
If an Obligor fails to comply with any term of this Clause, the Agent may, at the expense of the Obligors, effect any insurance and generally do such things and take such other action as the Agent may reasonably consider necessary or desirable to prevent or remedy any breach of this Clause.

(k)	Except as provided below, the Net Proceeds of any Insurances must, if the Agent so requires, be paid into the Deposit Account for application in accordance with Clause 18.5 (Cash Trap Account).

(l)
To the extent required by the basis of settlement under any Insurances or under any Lease Document, each Obligor must apply moneys received under any Insurances in respect of a Property towards replacing, restoring or reinstating that Property.

(m)
The proceeds of any loss of rent insurance will be treated as Rental Income and applied in such manner as the Agent (acting reasonably) requires to have effect as if it were Rental Income received over the period of the loss of rent.

(n)
Moneys received under liability policies held by an Obligor which are required by that Obligor to satisfy established liabilities of the Obligor to third parties must be used to satisfy these liabilities.

24.11	Landlord Discretions

(a)
No Obligor shall exercise any Landlord Discretions without the prior written consent of the Agent (acting on the instructions of the Majority Lenders) provided that where a Landlord Discretion involves a consent which is required of the relevant Obligor under the relevant Lease Document, the consent of the Agent is not to be withheld or delayed to the extent that to do so would require such Obligor unlawfully to withhold or delay the giving of such consent.

(b)
Any action or inaction to which the Agent has given its consent in accordance with paragraph (a) above shall be permitted under the Finance Documents and shall not constitute a breach of or default (including a Default) under any of the Finance Documents.

(c)
If the Agent fails to give its consent in accordance with paragraph (a) above, then any resulting default or breach by an Obligor under any of the Lease Documents due to a consent having been unlawfully withheld or delayed shall not constitute a breach of or default (including a Default) under any of the Finance Documents.

(d)	The provisions of this Clause 24.11 shall not apply in relation to the Proposed Developments.

24.12	Environmental matters

(a)	Each Obligor must:

(i)	comply and ensure that any relevant third party complies with all Environmental Law;

(ii)	obtain, maintain and ensure compliance with all requisite Environmental Permits applicable to it or to a Property; and

(iii)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law applicable to it or a Property, where failure to do so has or is reasonably likely to have a Material Adverse Effect or result in any liability for a Finance Party.

(b)	Each Obligor must, promptly upon becoming aware, notify the Agent of:

(i)	any Environmental Claim started, or to its knowledge, threatened;

(ii)	any circumstances reasonably likely to result in an Environmental Claim; or

(iii)	any suspension, revocation or notification of any Environmental Permit.

(c)	Each Obligor must indemnify each Finance Party against any loss or liability which:

(i)	that Finance Party incurs as a result of any actual or alleged breach of any Environmental Law by any person; and

(ii)	would not have arisen if a Finance Document had not been entered into, unless it is caused by that Finance Party’s gross negligence or wilful misconduct.

24.13	Radon

(a)	The Borrower shall deliver copies of the Radon Sampling results in respect of each relevant Property to the Agent within five Business Days of receipt of such results.

(b)
If the Radon Sampling results in respect of any Property is above the UK action level of 200 Bq/m^3 for radon (a Radon Mitigation Property), the Borrower shall, at its sole cost and expense, retain a qualified environmental professional acceptable to Agent (acting on the instructions of the Majority Lenders each acting reasonably) (the Environmental Professional) to implement a radon mitigation system (Radon Mitigation System) at that Property to reduce indoor radiation levels in respect of that Radon Mitigation Property below 200 Bq/m^3.

(c)
Unless otherwise agree to in writing by the Agent, a Radon Mitigation System shall be installed in each Radon Mitigation Property within 12 months of approval by the Agent of the Environmental Professional in respect of the relevant Radon Mitigation Property.

(d)	At the Agent’s request, the Borrower shall promptly provide reasonable details as to the progress and results of the Radon Sampling and the implementation of any Radon Mitigation Systems.

24.14	Above-Ground Storage Tanks
The Borrower shall, at its sole cost and expense, install secondary containment for the on-site Above-Ground Storage Tank at each of the Properties known as Hulcott Nursing Home and Cedar House Care Home which complies with all applicable laws and which:

(a)	is located within an impervious liner or containment area with a capacity of at least 110 per cent. of the volume of the tank; or

(b)
if more than one Above-Ground Storage Tank is installed at the relevant Property within the same secondary containment structure, is located within an impervious liner or containment area with a capacity of at least 110 per cent. of the largest Above-Ground Storage Tank installed at that Property.

24.15	Underground Storage Tanks

(a)
The Borrower, shall, at its sole cost and expense, retain a qualified environmental professional acceptable to the Agent (acting on the instructions of the Majority Lenders acting reasonably) (the UST Professional) to complete further investigations to determine the presence of Underground Storage Tanks at the Rectory House Care Home Property; the Gildawood Court Care Home Property and the Denham Manor Care Home Property (the UST Further Investigations).

(b)	The Borrower shall ensure that:

(i)
the UST Further Investigations are implemented in accordance with a scope of work prepared by the UST Professional to determine the presence of Underground Storage Tanks at each Property referred to in paragraph (a) above approved by the Agent (acting on the instructions of the Majority Lenders each acting reasonably);

(ii)	within 90 days of Closing (or such other date agreed in writing by the Agent (acting on the instructions of the Majority Lenders acting reasonably):

(A)	the UST Professional completes the UST Further Investigations; and

(B)
it delivers to the Agent final reports prepared by the UST Professional in respect of the Further Investigations including recommendations for the closure in accordance with all applicable environmental laws of any Underground Storage

Tanks identified in respect of any relevant Property in connection with the UST Further Investigations (the Investigation Reports).

(c)
If any Underground Storage Tank is identified in respect of any relevant Property in connection with the UST Further Investigations, the Obligors shall procure that the UST Professional prepares a scope of work satisfactory to the Agent (acting on the instructions of the Majority Lenders each acting reasonably) (UST Closure Scope of Work) for the implementation of all works necessary in order to close the relevant Underground Storage Tanks including any such works necessary to comply with all applicable environmental laws (UST Closure Work).

(d)
The Obligors shall procure that the UST Closure Work is completed by the UST Professional in accordance with the UST Closure Scope of Work within 12 months of Closing (or such other period agreed in writing by the Agent (acting on the instructions of the Majority Lenders each acting reasonably).

(e)	The Obligors shall, and shall procure that the UST Professional will, promptly provide to the Agent reasonable details as to the progress and completion of the UST Closure Work.

(f)
The Obligors shall, promptly following completion of the UST Closure Work in respect of any relevant Property, deliver to the Agent final reports prepared by the UST Professional in respect of the UST Closure Work relating to that Property including the UST Professional’s findings with respect to any Releases associated with any Underground Storage Tanks identified in respect of the relevant Property in connection with the UST Closure Work and recommendations for any additional investigation or required remediation (the UST Closure Reports).

(g)
The Obligors shall procure that the UST Professional prepares a scope of work satisfactory to the Agent (acting on the instructions of the Majority Lenders each acting reasonably) for the implementation of all necessary investigation and required remediation works to address any Releases associated with any Underground Storage Tanks identified in a UST Closure Report (the Remediation Work).

(h)
The Obligors shall procure that all Remediation Work is completed within one year of Closing. Borrower and the Environmental Professional shall promptly provide to the Agent reasonable details as to the progress and completion of the Remediation Work.

(i)	The Obligors shall, and shall procure that the UST Professional will, keep the Agent promptly informed with reasonable details as to the progress and completion of any Remediation Work.

25.	EVENTS OF DEFAULT
Each of the events or circumstances set out in Clause 25 is an Event of Default (save for Clause 25.20 (Acceleration)).

25.1	Non-payment
An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and
payment is made within 3 Business Days of its due date.

25.2	Financial covenants and other obligations
Any requirement of Clause 22 (Financial covenants) is not satisfied or the Borrower does not comply with Clause 21.2 (Compliance Certificate) or Clause 21.5 (Monitoring of Properties).

25.3	Other obligations

(a)	An Obligor does not comply with any term of:

(i)	Clause 18 (Bank Accounts);

(ii)	Clause 21.8 (Notification of default);

(iii)	Clause 24.2 (Lease Documents) or Clause 24.3 (Headleases); or

(iv)	Clause 23.23 (Conditions subsequent).

(b)
An Obligor or the Indemnitor does not comply with any provision of the Finance Documents (other than those referred to in Clause 25.1 (Non-payment), Clause 25.2 (Financial covenants) and paragraph (a) above).

(c)
No Event of Default under paragraph (b) above will occur if the failure to comply is capable of remedy and is remedied within 15 Business Days of the earlier of (i) the Agent giving notice to the Borrower and (ii) any Obligor or the Indemnitor becoming aware of the failure to comply.

25.4	Misrepresentation

(a)
Any representation or statement made or deemed to be made by a Transaction Obligor in the Finance Documents or any other document delivered by or on behalf of any Transaction Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

(b)
No Event of Default under paragraph (a) above will occur if the misrepresentation or misstatement is capable of remedy in the opinion of the Agent (acting reasonably) and is remedied within 15 Business Days of the earlier of (i) the Agent giving notice to the Borrower and (ii) the Borrower becoming aware of such misrepresentation or misstatement.

25.5	Cross default

(a)	Any Financial Indebtedness of any Obligor is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any Obligor is cancelled or suspended by a creditor of any Obligor as a result of an event of default (however described).

(d)
Any creditor of any Obligor becomes entitled to declare any Financial Indebtedness of any Obligor due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this Clause 25.5 if:

(i)	the relevant Financial Indebtedness is owed by an Obligor to another member of the Group or constitutes Subordinated Debt; or

(ii)	the aggregate amount of Financial Indebtedness falling within paragraphs (a) to (e) above is less than or equal to GBP 100,000.

25.6	Insolvency

(a)	An Obligor:

(i)	is unable or admits inability to pay its debts as they fall due under applicable law;

(ii)	is declared to, be unable to pay its debts under applicable law;

(iii)	suspends or threatens to suspend making payments on any of its debts; or

(iv)
by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness.

(b)	A moratorium is declared in respect of any indebtedness of any Obligor. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

25.7	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor including (without limitation) in relation to becoming "bankrupt" within the meaning of Article 8 of the Interpretation (Jersey) Law 1954;

(ii)
a composition, compromise, assignment, assignation or arrangement with any creditor of any Obligor including (without limitation) any procedure or proceedings referred to in Article 125 of the Companies (Jersey) Law 1991;

(iii)
the appointment (whether by vesting of the property or otherwise) of a liquidator, receiver, administrative receiver, administrator, compulsory manager, the Viscount of the Royal Court of Jersey or other similar officer in respect of any Obligor or any of its assets including (without limitation) pursuant to Part 21 of the Companies (Jersey) Law 1991;

(iv)	any application for a declaration of en désastre in respect of any property of any Obligor in the Courts of Jersey; or

(v)	enforcement of any Security over any assets of any Obligor,
or any analogous procedure or step is taken in any jurisdiction.

(b)	Paragraph (a) shall not apply to any of the above proceedings which is discharged, stayed or dismissed within 30 days of commencement.

25.8	Creditors’ process
Any expropriation, attachment, sequestration, distress or execution (or equivalent in any jurisdiction) affects any asset or assets of an Obligor having an aggregate value of at least GBP 250,000 and is not discharged within 30 days.

25.9	Cessation of business
An Obligor ceases, to carry on all or a material part of its business except as a result of any disposal allowed under this Agreement.

25.10	Proceedings
Any litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency (including Environmental Claims) are (to the best of its knowledge and belief) started against any Obligor which are reasonably likely to be adversely determined and, if so determined, have a Material Adverse Effect.

25.11	Unlawfulness and invalidity

(a)
It is or becomes unlawful for a Transaction Obligor to perform any of its material obligations under the Finance Documents or any Transaction Security created or expressed to be created or evidenced by the Security Documents ceases to be effective or any subordination created under a Subordination Agreement is or becomes unlawful.

(b)
Any material obligation or obligations of any Transaction Obligor under any Finance Documents are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Finance Parties under the Finance Documents.

25.12	Repudiation and rescission of agreements
A Transaction Obligor (or any other relevant party) rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security.

25.13	Audit qualification
The Auditor qualifies its report on any audited consolidated financial statements of any Obligor in circumstances where the matters in respect of which such qualification was made are, or could reasonably be expected to be, materially adverse to the interests of the Lenders.

25.14	Compulsory purchase

(a)	Any part of any Property is compulsorily purchased or the applicable local authority makes an order for the compulsory purchase of all or any part of any Property; and

(b)	in the opinion of the Majority Lenders, taking into account the amount and timing of any compensation payable, the compulsory purchase has or will have a Material Adverse Effect.

25.15	Major damage
Any part of any Property is destroyed or damaged and in the opinion of the Majority Lenders, taking into account the amount and timing of receipt of the proceeds of insurance effected in accordance with the terms of this Agreement, the destruction or damage has or will have a Material Adverse Effect.

25.16	Headlease
Forfeiture or irritancy proceedings with respect to a Headlease are commenced or a Headlease is forfeited or irritated.

25.17	Ownership of the Obligors
An Obligor is not or ceases to be a legally and beneficially wholly owned Subsidiary of the Borrower, other than in accordance with Clause 23.5 (Disposals).

25.18	Indemnitor Guarantee
The Indemnitor fails to comply with a material provision of the Indemnitor Guarantee and such non-compliance (if remediable) continues after the expiration of applicable grace periods (if any) or if no grace period is specified, after 15 Business Days.

25.19	Material adverse change
Any event or circumstance occurs which has a Material Adverse Effect.

25.20	Acceleration

(a)	On and at any time after the occurrence of an Event of Default which is continuing, the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

(i)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(ii)
declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(iii)	declare that all or part of the Loan be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(iv)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

25.21	Reserved Matters

(a)
Subject to paragraph (b) below, if and only to the extent that a Default or Event of Default would be caused directly as a result of or constituted by any Reserved Matter then that Default or Event of Default shall be deemed to be waived.

(b)	Nothing in paragraph (a) above shall affect or constitute a waiver of:

(i)	Clauses 24.13 (Radon), 24.14 (Above-Ground Storage Tanks) or 24.15 (Underground Storage Tanks); or

(ii)	any requirement in any Finance Document to take remedial or similar action in respect of any Reserved Matter or to fund the reserves required in connection with any Reserved Matter.

26.	CHANGES TO THE LENDERS

26.1	Assignments and transfers by the Lenders

(a)	Subject to this Clause 26, a Lender (the Existing Lender) may:

(i)	assign any of its rights; or

(ii)	transfer by novation any of its rights and obligations,
to another bank or financial institution or trust, fund or other entity established for or which is regularly engaged in investing in loans, bonds, securities or other financial assets or to an ABCP conduit (the New Lender).

(b)	A Lender may not assign or transfer any of its rights and/or obligations to an Excluded Transferee unless an Event of Default is continuing.

26.2	Conditions of assignment or transfer

(a)	An assignment will only be effective on:

(i)
receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)
performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(b)	A transfer will only be effective if the procedure set out in Clause 26.5 (Procedure for transfer) is complied with.

(c)	If:

(i)	a Lender assigns, transfers or sub-participates any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)
as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 13 (Tax gross up and indemnities) or Clause 14 (Increased costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer, sub-participation or change had not occurred. This paragraph (c) shall not apply in relation to Clause 13.2 (Tax gross-up), to a Treaty Lender that has included a confirmation of its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (g)(ii)(B) of Clause 13.2 (Tax gross-up) if the Obligor making the payment has not made a Obligor DTTP Filing in respect of that Treaty Lender.

(d)
Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

26.3	Assignment or transfer fee
The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of £1,500.

26.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document, and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)
has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)
will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 26; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

26.5	Procedure for transfer

(a)
Subject to the conditions set out in Clause 26.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)
The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	Subject to Clause 26.9 (Pro rata interest settlement), on the Transfer Date:

(i)
to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the Discharged Rights and Obligations);

(ii)
each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)
the Agent, the Security Agent, the Arranger, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Security Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a Lender.

26.6	Procedure for assignment

(a)
Subject to the conditions set out in Clause 26.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)
The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)	Subject to Clause 26.9 (Pro rata interest settlement), on the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;

(ii)
the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the Relevant Obligations) and expressed to be the subject of the release in the Assignment Agreement; and

(iii)	the New Lender shall become a Party as a Lender and will be bound by obligations equivalent to the Relevant Obligations.

(d)
Lenders may utilise procedures other than those set out in this Clause 26.6 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 26.5 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 26.2 (Conditions of assignment or transfer).

26.7	Copy of Transfer Certificate or Assignment Agreement to Borrower
The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement, send to the Borrower a copy of that Transfer Certificate or Assignment Agreement.

26.8	Security over Lenders’ rights
In addition to the other rights provided to Lenders under this Clause 26, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise)

all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)
in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)
release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)
require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

26.9	Pro rata interest settlement

(a)
If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 26.5 (Procedure for transfer) or any assignment pursuant to Clause 26.6 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(i)
any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (Accrued Amounts) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

(ii)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(A)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(B)	the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 26.9,

have been payable to it on that date, but after deduction of the Accrued Amounts.

(b)	In this Clause 26 references to “Interest Period” shall be construed to include a reference to any other period for accrual of fees.

27.	CHANGES TO THE TRANSACTION OBLIGORS

27.1	Assignments and transfer by Obligors
No Obligor nor the Indemnitor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

27.2	Original Obligors

(a)
Pursuant to Clause 5.6 (Accession of Original Obligors), the Original Borrower shall accede to the Finance Documents as a Borrower and a Guarantor by delivering to the Agent a duly completed and executed Original Obligor Accession Deed.

(b)
Pursuant to Clause 5.6 (Accession of Original Obligors), immediately following Utilisation, the Original Guarantors shall accede to the Finance Documents as Guarantors by delivering to the Agent a duly completed and executed Original Obligor Accession Deed.

27.3	Additional Borrowers

(a)
Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 21.9 (“Know your customer” checks) and only in connection with a Permitted REIT Reorganisation, the Borrower may request that one or more of its Affiliates becomes an Additional Borrower and any such company (the Relevant Company) shall become a Borrower if:

(i)	it is incorporated in the same jurisdiction as an existing Borrower or a jurisdiction specified in the Final REIT Tax Structure Report;

(ii)	the Borrower and the Relevant Company deliver to the Agent a duly completed and executed Accession Deed;

(iii)	the Relevant Company is (or becomes) a Guarantor prior to becoming a Borrower;

(iv)	the Borrower confirms that no Default is continuing or would occur as a result of the Relevant Company becoming an Additional Borrower; and

(v)
the Agent has received all of the documents and other evidence listed in Part C and, if applicable, Part D of Schedule 2 (Conditions precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent (acting on the instructions of the Majority Lenders).

(b)
The Agent shall notify the Original Borrower and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it (acting on the instructions of the Majority Lenders)) all the documents and other evidence listed in Part C and, if applicable, Part D of Schedule 2 (Conditions precedent).

(c)
Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (b) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

27.4	Resignation of a Borrower

(a)	In connection with a Permitted REIT Reorganisation, the Original Borrower may request that a Borrower ceases to be a Borrower by delivering to the Agent a Resignation Letter.

(b)	The Agent shall accept a Resignation Letter and notify the Original Borrower and the Lenders of its acceptance if:

(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Borrower has confirmed this is the case);

(ii)	the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents; and

(iii)	the Borrower has ceased to have an interest in any Property and all the Lenders have consented to the Borrower's request.

(c)	On acceptance by the Agent of a Resignation Letter the relevant Borrower shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents.

27.5	Additional Guarantors

(a)
Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 21.9 (“Know your customer” checks), the Borrower may request that any of its wholly owned Subsidiaries which is not a Dormant Subsidiary becomes an Additional Guarantor. That Subsidiary shall become an Additional Guarantor if:

(i)
it is incorporated in the same jurisdiction as an existing Guarantor and the Majority Lenders approve the addition of that Subsidiary or otherwise if all the Lenders approve the addition of that Subsidiary;

(ii)	the Borrower and that Subsidiary deliver to the Agent a duly completed and executed Accession Deed;

(iii)	the Borrower confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Guarantor; and

(iv)
the Agent has received all of the documents and other evidence listed in Part C and, if applicable, Part D of Schedule 2 (Conditions precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent (acting on the instructions of the Majority Lenders).

(b)
The Agent shall notify the Borrower and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it (acting on the instructions of the Majority Lenders)) all the documents and other evidence listed in Part C and, if applicable, Part D of Schedule 2 (Conditions precedent).

(c)
Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (b) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

27.6	Resignation of a Guarantor

(a)	In connection with a Permitted REIT Reorganisation, the Borrower may request that a Guarantor ceases to be a Guarantor by delivering to the Agent a Resignation Letter.

(b)	The Agent shall accept a Resignation Letter and notify the Borrower and the Lenders of its acceptance if:

(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Borrower has confirmed this is the case);

(ii)	no payment is due from the Guarantor under Clause 19.1 (Guarantee and Indemnity);

(iii)
where the Guarantor is also a Borrower, it is under no actual or contingent obligations as a Borrower under any Finance Documents and has resigned and ceased to be a Borrower under Clause 27.4 (Resignation of a Borrower); and

(iv)	either:

(A)	the Guarantor has ceased to have an interest in any Property and all the Lenders have consented to the Borrower's request; or

(B)	the Borrower is disposing of its shares in the Guarantor in accordance with Clause 23.5 (Disposals).

(c)	On acceptance by the Agent of a Resignation Letter the relevant Guarantor shall cease to be a Guarantor and shall have no further rights or obligations under the Finance Documents.

27.7	Release of security

(a)
If an Obligor has ceased to be an Obligor in a manner allowed by this Agreement and has no further rights or obligations under the Finance Documents, any security created by that Obligor over its assets under the Security Documents will be released.

(b)	If a disposal of any asset subject to security created by a Security Document is made in the following circumstances:

(i)	the disposal is permitted by the terms of this Agreement;

(ii)	all the Lenders agree to the disposal;

(iii)	the disposal is being made at the request of the Security Agent in circumstances where any Security created by the Security Documents has become enforceable; or

(iv)	the disposal is being effected by enforcement of a Security Document, the Security Agent shall release the asset(s) being disposed of (and, in the case of a disposal of shares in an Obligor which results in it or any of its Subsidiaries ceasing to be a member of the Group, all the assets of that Obligor and those Subsidiaries) from any security over those assets created by a Security Document, in each case (in the circumstances set out in sub-paragraphs (i) and (ii) above) without the requirement for any further consent, sanction, authority or further confirmation from any person.

(c)
If the Security Agent is satisfied that a release is allowed under this Clause, (at the request and expense of the Borrower) each Finance Party must enter into any document and do all such other things which are reasonably required to achieve that release. Each other Finance Party irrevocably authorises the Security Agent to enter into any such document. Any release will not affect the obligations of any other Obligor under the Finance Documents.

27.8	Additional Subordinated Creditors

(a)	The Borrower may request that any person becomes a Subordinated Creditor, with the prior approval of the Agent (acting on the instructions of the Majority Lenders), by delivering to the Agent:

(i)	a duly executed Subordination Agreement; and

(ii)
such Constitutional Documents, corporate authorisations and other documents and matters as the Agent may reasonably require, in form and substance satisfactory to the Agent (acting on the instructions of the Majority Lenders), to verify that the person’s obligations are legally binding, valid and enforceable and to satisfy any applicable legal and regulatory requirements.

(b)	A person referred to in paragraph (a) above will become a Subordinated Creditor on the date the Agent enters into the Subordination Agreement delivered under paragraph (a) above.

28.	DISENFRANCHISEMENT ON DEBT PURCHASE TRANSACTIONS ENTERED INTO BY SPONSOR AFFILIATES

(a)	For so long as a Sponsor Affiliate:

(i)	beneficially owns a Commitment; or

(ii)
has entered into a sub-participation agreement relating to a Commitment or other agreement or arrangement having a substantially similar economic effect and such agreement or arrangement has not been terminated, in ascertaining:

(A)	the Majority Lenders; or

(B)	whether:

(I)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments; or

(II)	the agreement of any specified group of Lenders,
has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents such Commitment shall be deemed to be zero and such Sponsor Affiliate or the person with whom it has entered into such subparticipation, other agreement or arrangement shall be deemed not to be a Lender for the purposes of paragraphs (A) and (B) above (unless in the case of a person not being a Sponsor Affiliate it is a Lender by virtue otherwise than by beneficially owning the relevant Commitment).

(b)
Each Lender shall, unless such Debt Purchase Transaction is an assignment or transfer, promptly notify the Agent in writing if it knowingly enters into a Debt Purchase Transaction with a Sponsor Affiliate (a Notifiable Debt Purchase Transaction), such notification to be substantially in the form set out in Schedule 11 (Forms of Notifiable Debt Purchase Transaction Notice).

(c)	A Lender shall promptly notify the Agent if a Notifiable Debt Purchase Transaction to which it is a party:

(i)	is terminated; or

(ii)	ceases to be with a Sponsor Affiliate,
such notification to be substantially in the form set out in Schedule 11 (Forms of Notifiable Debt Purchase Transaction Notice).

(d)	Each Sponsor Affiliate that is a Lender agrees that:

(i)
in relation to any meeting or conference call to which all the Lenders are invited to attend or participate, it shall not attend or participate in the same if so requested by the Agent or, unless the Agent otherwise agrees, be entitled to receive the agenda or any minutes of the same; and

(ii)
in its capacity as Lender, unless the Agent otherwise agrees, it shall not be entitled to receive any report or other document prepared at the behest of, or on the instructions of, the Agent or one or more of the Lenders.

28.2	Sponsor Affiliates’ notification to other Lenders of Debt Purchase Transactions
Any Sponsor Affiliate which is or becomes a Lender and which enters into a Debt Purchase Transaction as a purchaser or a participant shall, by 5.00 pm on the Business Day following the day on which it entered into that Debt Purchase Transaction, notify the Agent of the extent of the Commitment(s) or amount outstanding to which that Debt Purchase Transaction relates. The Agent shall promptly disclose such information to the Lenders.

29.	ROLE OF THE AGENT, THE SECURITY AGENT AND THE ARRANGER

29.1	The Agent and the Security Agent

(a)	Each of the Arranger and the Lenders appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	The Security Agent declares that it holds the Security Property on trust for the Secured Parties on the terms contained in this Agreement.

(c)
Each of the Finance Parties authorises the Agent and the Security Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent and the Security Agent (as applicable) under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

29.2	Enforcement through Security Agent only
The Secured Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Security or to exercise any right, power, authority or discretion arising under the Security Documents except through the Security Agent.

29.3	Instructions

(a)	Each of the Agent and the Security Agent shall:

(i)
unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent or Security Agent (as applicable) in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and

(B)	in all other cases, the Majority Lenders; and

(ii)
not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above (or, if this Agreement stipulates the matter is a decision for any other Finance Party or group of Finance Parties, in accordance with instructions given to it from that Finance Party or group of Finance Parties).

(b)
Each of the Agent and the Security Agent shall be entitled to request instructions, confirmation or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Finance Party or group of Finance Parties, from that Finance Party or group of Finance Parties) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, determination, authority or discretion and the Agent or Security Agent (as applicable) may refrain from acting unless and until it receives any such instructions or clarification that it has requested. For the avoidance of doubt, the Agent and the Security Agent shall also be entitled to request instructions, confirmation or clarification from the Borrower or any other Party under the Finance Documents to assist it in exercising any rights, power, determination (including, but not limited to, instances where the Agent or the Security Agent is expected to undertake calculations and make final determinations), authority or discretion and the Agent and the Security Agent may refrain from acting unless it receives those instructions, confirmations or clarifications.

(c)
Save in the case of decisions stipulated to be a matter for any other Finance Party or group of Finance Parties under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent or Security Agent (as applicable) by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

(d)	Paragraph (a) above shall not apply:

(i)	where a contrary indication appears in a Finance Document;

(ii)	where a Finance Document requires the Agent or the Security Agent (as applicable) to act in a specified manner or to take a specified action;

(iii)
in respect of any provision which protects the Agent’s or Security Agent’s own position in its personal capacity as opposed to its role of Agent or Security Agent for the relevant Finance Parties or Secured Parties (as applicable) including, without limitation, Clause 29.7 (No fiduciary duties) to Clause 29.11 (Exclusion of liability), Clause 29.15 (Confidentiality) to Clause 29.24 (Custodians and nominees) and

Clause 29.27 (Acceptance of title) to Clause 29.30 (Disapplication of Trustee Acts);

(iv)	in respect of the exercise of the Security Agent’s discretion to exercise a right, power or authority under any of:

(A)	Clause 30.1 (Order of application);

(B)	Clause 30.2 (Prospective liabilities); and

(C)	Clause 30.5 (Permitted Deductions).

(e)
If giving effect to instructions given by the Majority Lenders would (in the Agent’s or (as applicable) the Security Agent’s opinion) have an effect equivalent to an amendment or waiver referred to in Clause 39 (Amendments and waivers), the Agent or (as applicable) Security Agent shall not act in accordance with those instructions unless consent to it so acting is obtained from each Party (other than the Agent or Security Agent) whose consent would have been required in respect of that amendment or waiver.

(f)	In exercising any discretion to exercise a right, power or authority under the Finance Documents where either:

(i)	it has not received any instructions as to the exercise of that discretion; or

(ii)	the exercise of that discretion is subject to paragraph (d)(iv) above, the Agent or Security Agent shall do so having regard to the interests of (in the case of the Agent) all the Finance Parties and (in the case of the Security Agent) all the Secured Parties.

(g)
The Agent or the Security Agent (as applicable) may refrain from acting in accordance with any instructions of any Finance Party or group of Finance Parties until it has received any indemnification and/or security and/or pre-funding that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability (together with any applicable VAT) which it may incur in complying with those instructions.

(h)
Without prejudice to the remainder of this Clause 29.3, in the absence of instructions, each of the Agent and the Security Agent may act (or refrain from acting) as it considers to be in the best interest of (in the case of the Agent) the Finance Parties and (in the case of the Security Agent) the Secured Parties.

(i)
Neither the Agent nor the Security Agent is authorised to act on behalf of a Finance Party (without first obtaining that Finance Party’s consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (i) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the Transaction Security or Security Documents.

(j)
If the Agent or the Security Agent is requested to act by the Majority Lenders (or, if appropriate, the Lenders) on instructions or directions delivered by fax, email or other unsecured method of communication, the Agent and the Security Agent shall have:

(i)
no duty or obligation to verify or confirm that the person who sent such instruction or directions is, in fact a person authorised to give instructions or directions on behalf of the Majority Lenders (or, if appropriate, the Lenders); and

(ii)
no liability for any losses, liabilities, costs or expenses incurred or sustained by the Majority Lenders (or, if appropriate, the Lenders), as a result of such reliance upon compliance with such instructions or directions.

29.4	Duties of the Agent and Security Agent

(a)	The duties of the Agent and the Security Agent under the Finance Documents are solely mechanical and administrative in nature.

(b)
Subject to paragraph (c) below, each of the Agent and Security Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent or Security Agent (as applicable) for that Party by any other Party.

(c)	Without prejudice to Clause 26.7 (Copy of Transfer Certificate or Assignment Agreement to Borrower), paragraph (b) above shall not apply to any Transfer Certificate or to any Assignment Agreement.

(d)	Neither the Agent nor the Security Agent is obliged to review or check the adequacy, accuracy, validity or completeness of any document it forwards to another Party.

(e)
If the Agent or the Security Agent receives notice from a Party referring to any Finance Document, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)
If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, the Arranger or the Security Agent) under this Agreement it shall promptly notify the other Finance Parties.

(g)
The Agent shall provide to the Borrower, within five Business Days of the last Business Day of each calendar month, a list (which may be in electronic form) setting out the names of the Lenders as at that Business Day, their respective Commitments, the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Agent to that Lender under the Finance Documents.

(h)
Each of the Agent and the Security Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

29.5	Role of the Arranger
Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

29.6	Appointment of a loan servicer

(a)
Any Finance Party may appoint a Servicer to act on its behalf as its representative in connection with the Finance Documents and to exercise the power and authority specifically given to it under or in connection with the Finance Documents.

(b)	The relevant Finance Party shall, or shall procure that, notice of the appointment of the Servicer is given to the Original Borrower.

(c)	The Obligors shall be entitled to act on any instruction or notice issued by a Servicer as if issued by the Finance Party on whose behalf that Servicer acts.

29.7	No fiduciary duties

(a)	Nothing in any Finance Document constitutes:

(i)	the Agent or the Arranger as a trustee or fiduciary of any other person; or

(ii)	the Security Agent as an agent, trustee or fiduciary of any Transaction Obligor.

(b)
None of the Agent, the Security Agent or the Arranger shall be bound to account to any other Finance Party or (in the case of the Security Agent) any Secured Party for any sum or the profit element of any sum received by it for its own account.

29.8	Business with the Group
The Agent, the Security Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Transaction Obligor or Affiliate of a Transaction Obligor.

29.9	Rights and discretions

(a)	Each of the Agent and the Security Agent may:

(i)
rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised and shall have no duty or obligation to verify or confirm that the person who, as applicable, gave such representation or sent such communication, notice or document is in fact authorised to do so;

(ii)	assume that:

(A)
any instructions received by it from the Majority Lenders, any Finance Parties or any group of Finance Parties are duly given in accordance with the terms of the Finance Documents and the Security Agent may further assume that if it receives any instructions to act in relation to the Transaction Security, that all applicable conditions under the Finance Documents for so acting have been satisfied; and

(B)
unless it has received notice of revocation, that those instructions have not been revoked and no revocation of any such instructions shall affect any action taken by the Agent or the Security Agent (as applicable) in reliance upon such instructions prior to actual receipt of a written notice of revocation; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing, as sufficient evidence that this is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)
Each of the Agent and the Security Agent may assume (unless it has received written notice to the contrary in its capacity as agent or Security Agent for the Finance Parties or Secured Parties (as applicable)) that:

(i)	no Default has occurred (unless, in the case of the Agent, it has actual knowledge of a Default arising under Clause 25.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or any group of Finance Parties has not been exercised; and

(iii)	any notice or request made by the Borrower (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Transaction Obligors.

(c)	Each of the Agent and the Security Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)
Without prejudice to the generality of paragraph (c) above or paragraph (e) below, each of the Agent and the Security Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent or Security Agent (as applicable), (and so separate from any lawyers instructed by the Lenders or any other Finance Parties) if the Agent or Security Agent (as applicable), in its reasonable opinion deems this to be desirable.

(e)
Each of the Agent and the Security Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by the Security Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	Each of the Agent and the Security Agent may act in relation to the Finance Documents and the Security Property through its officers, employees, delegates and agents and shall not:

(i)	be liable for any error of judgment made by any such person; or

(ii)	be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part, of any such person, unless such error or such loss was directly caused by the Agent’s or the Security Agent’s (as applicable) gross negligence or wilful misconduct.

(g)
Unless a Finance Document expressly provides otherwise each of the Agent and the Security Agent may disclose to any other Party any information it reasonably believes it has received as agent or Security Agent under the Finance Documents.

(h)	Without prejudice to the generality of paragraph (g) above, the Agent:

(i)	may disclose; and

(ii)	on the written request of the Original Borrower or the Majority Lenders shall, as soon as reasonably practicable, disclose, the identity of a Defaulting Lender to the Original Borrower and to the other Finance Parties.

(i)
Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent, the Security Agent or the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(j)
The Agent is not obliged to disclose to any Finance Party any details of the rate notified to the Agent by any Lender or the identity of any such Lender for the purpose of paragraph (a)(i) of Clause 11.2 (Market disruption).

(k)
Notwithstanding any provision of any Finance Document to the contrary, neither the Agent nor the Security Agent is obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security and/or pre-funding for, such risk or liability is not reasonably assured to it.

29.10	Responsibility for documentation
None of the Agent, the Security Agent or the Arranger is responsible or liable for:

(a)
the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, the Security Agent, the Arranger, a Transaction Obligor or any other person in or in connection with any Finance Document or the Property Reports or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(b)
the legality, validity, effectiveness, adequacy, completeness or enforceability of any Finance Document or the Security Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Security Property; or

(c)
any determination as to whether any information provided or to be provided to any Finance Party or Secured Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

29.11	No duty to monitor
Neither the Agent nor the Security Agent shall be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

29.12	Exclusion of liability

(a)
Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent, the Security Agent or any Receiver or Delegate), none of the Agent, the Security Agent nor any Receiver or Delegate will be liable (including, without limitation, for negligence or any other category of liability whatsoever) for:

(i)
any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Security Property, unless directly caused by its gross negligence or wilful misconduct;

(ii)
exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Security Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Security Property;

(iii)	any shortfall which arises on the enforcement or realisation of the Security Property; or

(iv)	without prejudice to the generality of paragraphs (i) to (iii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction, including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)
No Party (other than the Agent, the Security Agent, that Receiver or that Delegate (as applicable)) may take any proceedings against any officer, employee or agent of the Agent, the Security Agent, a Receiver or a Delegate, in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Security Property and any officer, employee or agent of the Agent, the Security Agent, a Receiver or a Delegate may rely on this Clause subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

(c)
Neither the Agent nor the Security Agent will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent or the Security Agent (as applicable) if the Agent or Security Agent (as applicable) has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent or the Security Agent (as applicable) for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent, the Security Agent or the Arranger to carry out:

(i)	any “know your customer” or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Finance Party, on behalf of any Finance Party and each Finance Party confirms to the Agent, the Security Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent, the Security Agent or the Arranger.

(e)
Without prejudice to any provision of any Finance Document excluding or limiting the liability of the Agent, the Security Agent, any Receiver or Delegate, any liability of the Agent, the Security Agent, any Receiver or Delegate arising under or in connection with any Finance Document or the Security Property shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Agent, the Security Agent, Receiver or Delegate or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent, the Security Agent, any Receiver or Delegate at any time which increase the amount of that loss. In no event shall the Agent, the Security Agent, any Receiver or Delegate be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not foreseeable and whether or not the Agent, the Security Agent, the Receiver or Delegate has been advised of the possibility of such loss or damages and regardless of whether the claim for loss or damage is made in negligence, for breach of contract, duty or otherwise.

29.13	Lenders’ indemnity to the Agent and the Security Agent

(a)
Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, the Security Agent and every Receiver and every Delegate, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by any of them (otherwise than by reason of the Agent’s, Security Agent’s, Receiver’s or Delegate’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 33.11 (Disruption to Payment Systems etc.), notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent, Security Agent, Receiver or delegate under, or exercising any authority conferred under, the Finance Documents (unless the relevant Agent, Security Agent, Receiver or Delegate has been reimbursed by an Obligor pursuant to a Finance Document).

(b)	Subject to paragraph (c) below, the Borrower shall promptly on demand reimburse any Lender for any payment that Lender makes to the Agent or the Security Agent pursuant to paragraph (a) above.

(c)
Paragraph (b) above shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability for any cost, loss or liability which the Obligors would otherwise be required to pay to or indemnify the Agent or the Security Agent for under the Finance Documents.

(d)	This Clause 29.13 shall survive in full force and effect notwithstanding the termination of this Agreement or the retirement or termination of the Agent or the Security Agent.

29.14	Resignation of the Agent and the Security Agent

(a)	Each of the Agent and the Security Agent may, by giving notice to the other Finance Parties and the Borrower, resign and appoint as successor Agent or Security Agent (as applicable):

(i)	one of its Affiliates; or

(ii)	if any of the rights of a Lender under this Agreement are the subject of a Securitisation, the servicer or any similar person appointed in relation to that Securitisation.
The Agent or the Security Agent shall not be obliged to provide any reason for such resignation and will not be responsible for any liabilities incurred by reason of such resignation. The Agent or the Security Agent is not bound to supervise or be responsible in any way for any loss incurred by reason of misconduct or default on the part of the successor Agent or the successor Security Agent.
The Agent or the Security Agent shall not be obliged to provide any reason for such resignation and will not be responsible for any liabilities incurred by reason of such resignation. The Agent or Security Agent is not bound to supervise or be responsible in any way for any loss incurred by reason of misconduct or default on the part of the successor Agent or successor Security Agent.

(b)
Alternatively the Agent or the Security Agent may resign by giving 30 days’ notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with other Finance Parties and the Borrower) may appoint a successor Agent or Security Agent (as applicable). The Agent or the Security Agent shall not be obliged to provide any reason for such resignation and will not be responsible for any liabilities incurred by reason of such resignation. The Agent or Security Agent is not bound to supervise or be responsible in any way for any loss incurred by reason of misconduct or default on the part of the successor Agent or successor Security Agent.

(c)
If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Borrower) may appoint a successor Agent or Security Agent (as applicable). The Agent or the Security Agent is not bound to supervise or be responsible in any way for any loss incurred by reason of misconduct or default on the part of the successor Agent or the successor Security Agent.

(d)
If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (c) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 29 consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent’s normal fee rates and those amendments will bind the Parties.

(e)
The retiring Agent or Security Agent (as applicable) shall, make available to the successor Agent or Security Agent (as applicable) such documents and records and provide such assistance as the successor Agent or Security Agent may reasonably request for the purposes of performing its functions as Agent or Security Agent (as applicable) under the Finance Documents. The Borrower shall, within five Business Days of demand, reimburse the retiring Agent or Security Agent (as applicable) for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

(f)	The resignation notice of the Agent or Security Agent (as applicable) shall only take effect upon:

(i)	the appointment of a successor; and

(ii)	(in the case of the Security Agent) the transfer of the Security Property to that successor.

(g)
Upon the appointment of a successor, the retiring Agent or Security Agent (as applicable), shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) of Clause 29.28 (Winding up of trust), and (e) above) but shall remain entitled to the benefit of Clause 15.3 (Indemnity to the Agent), Clause 15.4 (Indemnity to the Security Agent) and this Clause 29 (and any fees for the account of the retiring Agent or Security Agent (as applicable) shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(h)
After consultation with the Borrower, the Majority Lenders may, by giving 30 days’ notice to the Agent or Security Agent (as applicable) (or, at any time when the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) require the Agent or Security Agent (as applicable) to resign in accordance with paragraph (b) above. In this event, the Agent or Security Agent (as applicable) shall resign in accordance with paragraph (b) above.

(i)
The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c)) if on or after the date which is three Months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)
the Agent fails to respond to a request under Clause 13.8 (FATCA Information) and the Borrower or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)
the information supplied by the Agent pursuant to Clause 13.8 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Borrower and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;
and (in each case) the Borrower or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Borrower or that Lender, by notice to the Agent, requires it to resign.

29.15	Confidentiality

(a)
In acting as agent or trustee for the Finance Parties, the Agent or Security Agent (as applicable) shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)
If information is received by another division or department of the Agent or Security Agent, it may be treated as confidential to that division or department and the Agent or Security Agent (as applicable) shall not be deemed to have notice of it.

29.16	Relationship with the other Finance Parties

(a)
Subject to Clause 26.9 (Pro rata interest settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day, unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)
Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 35.6 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 35.2 (Addresses) and paragraph (a)(i) of Clause 35.5 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

(c)
Each Finance Party shall supply the Security Agent with any information that the Security Agent may reasonably specify as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent.

29.17	Credit appraisal by the Lenders
Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent, the Security Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Security Property and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Security Property;

(c)
whether that Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Security Property, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Security Property;

(d)
the adequacy, accuracy or completeness of the Property Reports and any other information provided by the Agent, the Security Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)
the right or title of any person in or to, or the value or sufficiency of any part of the Security Assets, the priority of any of the Transaction Security or the existence of any Security affecting the Security Assets.

29.18	Reference Banks
The Agent shall (if so instructed by the Majority Lenders and in consultation with the Borrower) replace a Reference Bank with another bank or financial institution.

29.19	Agent’s and Security Agent’s management time

(a)
Any amount payable to the Agent or Security Agent under Clause 15.3 (Indemnity to the Agent), Clause 15.4 (Indemnity to the Security Agent), Clause 17 (Costs and expenses) and Clause 29.13 (Lenders’ indemnity to the Agent and Security Agent) shall include the cost of utilising the management time or other resources of the Agent or Security Agent (as applicable) and will be calculated on the basis of such reasonable daily or hourly rates as the Agent or Security Agent may notify to the Borrower and the other Finance Parties, and is in addition to any fee paid or payable to the Agent or Security Agent under Clause 12 (Fees).

(b)	Without prejudice to paragraph (a) above, in the event of:

(i)	a Default;

(ii)
the Security Agent being requested by a Transaction Obligor or the Majority Lenders to undertake duties which the Security Agent and the Borrower agree to be of an exceptional nature or outside the scope of the normal duties of the Security Agent under the Finance Documents; or

(iii)	the Security Agent and the Borrower agreeing that it is otherwise appropriate in the circumstances, the Borrower shall pay to the Security Agent any additional remuneration that may be agreed between them or determined pursuant to paragraph (c) below.

(c)
If the Security Agent and the Borrower fail to agree upon the nature of the duties, or upon the additional remuneration referred to in paragraph (b) above or whether additional remuneration is appropriate in the circumstances, any dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Security Agent and approved by the Borrower or, failing approval, nominated (on the application of the Security Agent) by the President for the time being of the Law Society of England and Wales (the costs of the nomination and of the investment bank being payable by the Borrower) and the determination of any investment bank shall be final and binding upon the Parties.

29.20	Deduction from amounts payable by the Agent
If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

29.21	Reliance and engagement letters
Each Finance Party and Secured Party confirms that each of the Arranger, the Agent and the Security Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Arranger, the Agent or the Security Agent) the terms of any reliance letter or engagement letters relating to the Property Reports or any reports or letters provided by accountants, auditors or providers of due diligence reports in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those Property Reports, reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

29.22	No responsibility to perfect Transaction Security
The Security Agent shall not be liable for any failure to:

(a)	require the deposit with it of any deed or document certifying, representing or constituting the title of any Transaction Obligor to any of the Security Assets;

(b)	obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any Finance Document or the Transaction Security;

(c)
register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any law or regulation or to give notice to any person of the execution of any Finance Document or of the Transaction Security;

(d)
take, or to require any Transaction Obligor to take, any step to perfect its title to any of the Security Assets or to render the Transaction Security effective or to secure the creation of any ancillary Security under any law or regulation; or

(e)	require any further assurance in relation to any Security Document.

29.23	Insurance by Security Agent

(a)	The Security Agent shall not be obliged:

(i)	to insure any of the Security Assets;

(ii)	to require any other person to maintain any insurance; or

(iii)	to verify any obligation to arrange or maintain insurance contained in any Finance Document, and the Security Agent shall not be liable for any damages, costs or losses to any person as a result of the lack of or inadequacy of, any such insurance.

(b)
Where the Security Agent is named on any insurance policy as an insured party, it shall not be liable for any damages, costs or losses to any person as a result of its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless the Majority Lenders request it to do so in writing and the Security Agent fails to do so within fourteen days after receipt of that request.

29.24	Custodians and nominees
The Security Agent may appoint and pay any person to act as a custodian or nominee on any terms in relation to any assets of the trust as the Security Agent may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement and the Security Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person.

29.25	Delegation by the Security Agent

(a)
Each of the Security Agent, any Receiver and any Delegate may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any right, power, authority or discretion vested in it in its capacity as such.

(b)
That delegation may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions that the Security Agent, that Receiver or that Delegate (as the case may be) may, in its discretion, think fit in the interests of the Secured Parties.

(c)
No Security Agent, Receiver or Delegate shall be bound to supervise, or be in any way responsible for any damages, costs or losses incurred by reason of any misconduct, omission or default on the part of, any such delegate or sub-delegate.

29.26	Additional Security Agents

(a)	The Security Agent may at any time appoint (and subsequently remove) any person to act as a separate trustee or as a co-trustee jointly with it:

(i)	if it considers that appointment to be in the interests of the Secured Parties;

(ii)	for the purposes of conforming to any legal requirement, restriction or condition which the Security Agent deems to be relevant; or

(iii)	for obtaining or enforcing any judgment in any jurisdiction, and the Security Agent shall give prior notice to the Borrower and the Finance Parties of that appointment.

(b)
Any person so appointed shall have the rights, powers, authorities and discretions (not exceeding those given to the Security Agent under or in connection with the Finance Documents) and the duties, obligations and responsibilities that are given or imposed by the instrument of appointment.

(c)
The remuneration that the Security Agent may pay to that person, and any costs and expenses (together with any applicable VAT) incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the Security Agent.

29.27	Acceptance of title
The Security Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that any Transaction Obligor may have to any of the Security Assets and shall not be liable for or bound to require any Transaction Obligor to remedy any defect in its right or title.

29.28	Winding up of trust
If the Security Agent, with the approval of the Agent, determines that:

(a)	all of the Secured Liabilities and all other obligations secured by the Security Documents have been fully and finally discharged; and

(b)	no Secured Party is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any

Obligor pursuant to the Finance Documents,
then:

(i)
the trusts set out in this Agreement shall be wound up and the Security Agent shall release, without recourse or warranty, all of the Transaction Security and the rights of the Security Agent under each of the Security Documents; and

(ii)
any Security Agent which has resigned pursuant to Clause 29.14 (Resignation of the Agent and the Security Agent) shall release, without recourse or warranty, all of its rights under each Security Document.

29.29	Powers supplemental to Trustee Acts
The rights, powers, authorities and discretions given to the Security Agent under or in connection with the Finance Documents shall be supplemental to the Trustee Act 1925 and the Trustee Act 2000 and in addition to any which may be vested in the Security Agent by law or regulation or otherwise.

29.30	Disapplication of Trustee Acts
Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Agent in relation to the trusts constituted by this Agreement. Where there are any inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 and the provisions of this Agreement, the provisions of this Agreement shall, to the extent permitted by law and regulation, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act.

30.	APPLICATION OF PROCEEDS

30.1	Order of application
Subject to Clause 30.2 (Prospective liabilities), all amounts from time to time received or recovered by the Security Agent pursuant to the terms of any Finance Document or in connection with the realisation or enforcement of all or any part of the Transaction Security (for the purposes of this Clause 30, the Recoveries) shall be held by the Security Agent on trust to apply them at any time as the Security Agent (in its discretion) sees fit, to the extent permitted by applicable law (and subject to the provisions of this Clause 30, in the following order:

(a)	in discharging any sums owing to the Security Agent, any Receiver or any Delegate;

(b)
in payment of all costs and expenses incurred by the Agent or any Secured Party in connection with any realisation or enforcement of the Transaction Security taken in accordance with the terms of this Agreement; and

(c)	in payment to the Agent for application in accordance with Clause 33.6 (Partial payments).

30.2	Prospective liabilities
Following acceleration of the Facility the Security Agent may, in its discretion, hold any amount of the Recoveries in an interest bearing suspense or impersonal account(s) in the name of the Security Agent with such financial institution (including itself) and for so long as the Security Agent shall think fit (the interest being credited to the relevant account) for later application under Clause 30.1 (Order of Application) in respect of:

(a)	any sum to the Security Agent, any Receiver or any Delegate; and

(b)	any part of the Secured Liabilities,
that the Security Agent reasonably considers, in each case, might become due or owing at any time in the future.

30.3	Investment of proceeds
Prior to the application of the proceeds of the Recoveries in accordance with Clause 30.1 (Order of Application) the Security Agent may, in its discretion, hold all or part of those proceeds in an interest bearing suspense or impersonal account(s) in the name of the Security Agent with such financial institution (including itself) and for so long as the Security Agent shall think fit (the interest being credited to the relevant account) pending the application from time to time of those moneys in the Security Agent’s discretion in accordance with the provisions of this Clause 30.3.

30.4	Currency Conversion

(a)
For the purpose of, or pending the discharge of, any of the Secured Liabilities the Security Agent may convert any moneys received or recovered by the Security Agent from one currency to another, at a market rate of exchange.

(b)	The obligations of any Transaction Obligor to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.

30.5	Permitted Deductions
The Security Agent shall be entitled, in its discretion:

(a)
to set aside by way of reserve amounts required to meet, and to make and pay, any deductions and withholdings (on account of taxes or otherwise) which it is or may be required by any applicable law to make from any distribution or payment made by it under this Agreement; and

(b)
to pay all Taxes which may be assessed against it in respect of any of the Security Assets, or as a consequence of performing its duties, or by virtue of its capacity as Security Agent under any of the Finance Documents or otherwise (other than in connection with its remuneration for performing its duties under this Agreement).

30.6	Good Discharge

(a)
Any payment to be made in respect of the Secured Liabilities by the Security Agent may be made to the Agent on behalf of the Finance Parties and any payment made in that way shall be a good discharge, to the extent of that payment, by the Security Agent.

(b)
The Security Agent is under no obligation to make the payments to the Agent under paragraph (a) above in the same currency as that in which the obligations and liabilities owing to the relevant Finance Party are denominated.

31.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES
No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

32.	SHARING AMONG THE FINANCE PARTIES

32.1	Payments to Finance Parties
If a Finance Party (a Recovering Finance Party) receives or recovers any amount from an Obligor other than in accordance with Clause 33 (Payment mechanics) (a Recovered Amount) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;

(b)
the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 33 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)
the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 33.6 (Partial payments).

32.2	Redistribution of payments
The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the Sharing Finance Parties) in accordance with Clause 33.6 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

32.3	Recovering Finance Party’s rights
On a distribution by the Agent under Clause 32.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

32.4	Reversal of redistribution
If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)
each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the Redistributed Amount); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

32.5	Exceptions

(a)
This Clause 32 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)
A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)
that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

33.	PAYMENT MECHANICS

33.1	Payments to the Agent

(a)
On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)
Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in such Participating Member State or London, as specified by the Agent) and with such bank as the Agent, in each case, specifies.

33.2	Distributions by the Agent
Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 33.3 (Distributions to an Obligor) and Clause 33.4 (Clawback and pre-funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank specified by that Party in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London, as specified by that Party).

33.3	Distributions to an Obligor
The Agent may (with the consent of the Obligor or in accordance with Clause 34 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

33.4	Clawback and pre-funding

(a)
Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)
Unless paragraph (c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

(c)
If the Agent has notified the Lenders that it is willing to make available amounts for the account of a Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to a Borrower:

(i)	the Agent shall notify the Borrower of that Lender’s identity and the Borrower to whom that sum was made available shall on demand refund it to the Agent; and

(ii)
the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower to whom that sum was made available, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

33.5	Impaired Agent

(a)
If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 33.1 (Payments to the Agent) may instead either:

(i)	pay that amount direct to the required recipient(s); or

(ii)
if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s), pay that amount or the relevant part of that amount to an interest-bearing account held with an Acceptable Bank and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment (the Paying Party) and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the Recipient Party or Recipient Parties).

In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements.

(c)
A Party which has made a payment in accordance with this Clause 33.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)
Promptly upon the appointment of a successor Agent in accordance with Clause 29.13 (Resignation of the Agent and the Security Agent), each Paying Party shall (other than to the extent that that Party has given an instruction pursuant to paragraph (e) below) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with Clause 33.2 (Distributions by the Agent).

(e)	A Paying Party shall, promptly upon request by a Recipient Party and to the extent:

(i)	that it has not given an instruction pursuant to paragraph (d) above; and

(ii)	that it has been provided with the necessary information by that Recipient Party, give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.

33.6	Partial payments

(a)
If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid amount owing to the Agent, the Security Agent, any Receiver or any Delegate under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest and fees due but unpaid to the Lenders under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid to the Lenders under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)
The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above. Any such variation may include the re-ordering of obligations set out in such paragraph.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

33.7	No set-off by Obligors
All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

33.8	Business Days

(a)
Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

33.9	Currency of account

(a)	Subject to paragraphs (b) and (c) below, sterling is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than sterling shall be paid in that other currency.

33.10	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)
any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

(ii)
any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)
If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

33.11	Disruption to Payment Systems etc.
If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Borrower that a Disruption Event has occurred:

(a)
the Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facilities as the Agent may deem necessary in the circumstances;

(b)
the Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)
the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)
any such changes agreed upon by the Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 39 (Amendments and waivers);

(e)
the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 33.11; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

33.12	Closing Date Utilisation
Notwithstanding the other provisions of this Agreement, the Parties acknowledge and agree that any Utilisation to be made on the Closing Date (subject to the satisfaction of the conditions precedent under and in accordance with Clause 5 (Conditions to Utilisation)) shall be funded directly by the Original Lender to or on behalf of the Original Borrower in accordance with the Utilisation Request for that Utilisation.

34.	SET-OFF
A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

35.	NOTICES

35.1	Communications in writing
Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

35.2	Addresses
The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrower, that identified with its name below;

(b)	in the case of each Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent and the Security Agent, that identified with its name below,

or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

35.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;
and, if a particular department or officer is specified as part of its address details provided under Clause 35.2 (Addresses), if addressed to that department or officer.

(a)
Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or the Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s or the Security Agent’s signature below (or any substitute department or officer as the Agent or Security Agent shall specify for this purpose).

(b)	All notices from or to an Obligor shall be sent through the Agent.

(c)	Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

(d)
Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

35.4	Notification of address and fax number
Promptly upon changing its address or fax number, the Agent shall notify the other Parties.

35.5	Communication when Agent is Impaired Agent
If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

35.6	Electronic communication

(a)
Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication and if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

(b)
Any electronic communication made between those two Parties will be effective only when actually received in readable form and in the case of any electronic communication made by a Party to the Agent or the Security Agent only if it is addressed in such a manner as the Agent or the Security Agent shall specify for this purpose.

(c)	Any electronic communication which becomes effective, in accordance with paragraph (b) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

35.7	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)
if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

36.	CALCULATIONS AND CERTIFICATES

36.1	Accounts
In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

36.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

36.3	Day count convention
Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

37.	PARTIAL INVALIDITY
If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

38.	REMEDIES AND WAIVERS
No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document. No election to affirm any of the Finance Documents on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

39.	AMENDMENTS AND WAIVERS

39.1	Required consents

(a)
Subject to Clause 39.2 (All Lender matters) and Clause 39.3 (Other exceptions), any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 39.

(c)
Without prejudice to the generality of paragraphs (c), (d) and (e) of Clause 29.9 (Rights and discretions), the Agent may engage, pay for and rely on the services of lawyers in determining the consent level required for and effecting any amendment, waiver or consent under this Agreement.

(d)
Each Obligor agrees to any such amendment or waiver permitted by this Clause 39 which is agreed to by the Borrower. This includes any amendment or waiver which would, but for this paragraph (d), require the consent of all of the Obligors.

39.2	All Lender matters
An amendment, waiver or (in the case of a Security Document) a consent of, or in relation to, any term of a Finance Document that has the effect of changing or which relates to:

(a)	the definition of Majority Lenders in Clause 1.1 (Definitions);

(b)	an extension to the date of payment of any amount under the Finance Documents (other than in relation to Clause 8.3 (Mandatory prepayment) and Clause 8.4 (Application of mandatory prepayments));

(c)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(d)	a change in currency of payment or any amount under the Finance Documents;

(e)
an increase in any Commitment or the Total Commitments, an extension of any Availability Period or any requirement that a cancellation of Commitments reduces the Commitments rateably under the Facility;

(f)	a change to the Borrower or the Borrowers or the Guarantors other than in accordance with Clause 27 (Changes to the Transaction Obligors);

(g)	any provision which expressly requires the consent of all the Lenders;

(h)
Clause 2.2 (Finance Parties’ rights and obligations), Clause 26 (Changes to the Lenders), Clause 32 (Sharing among the Finance Parties), this Clause 39, Clause 42 (Governing Law) or Clause 43.1 (Jurisdiction);

(i)	(other than as expressly permitted by the provisions of any Finance Document) the nature or scope of:

(i)	the guarantee and indemnity granted under Clause 19 (Guarantee and indemnity);

(ii)	the Security Assets; or

(iii)	the manner in which the proceeds of enforcement of the Transaction Security are distributed,
(except on the case of paragraphs (ii) and (iii) above, insofar as it relates to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document); or

(j)	the release of any guarantee and indemnity granted under Clause 19 (Guarantee and indemnity) or of any Transaction Security unless:

(i)	permitted under this Agreement or any other Finance Document; or

(ii)	relating to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document,

shall not be made, or given, without the prior consent of all the Lenders.

39.3	Other exceptions
An amendment or waiver which relates to the rights or obligations of the Agent, the Security Agent or the Arranger (each in their capacity as such) may not be effected without the consent of the Agent, the Security Agent or, as the case may be, the Arranger.

39.4	Excluded commitments
If any Lender (including for the avoidance of doubt a Defaulting Lender) fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within 15 Business Days of that request being made (or 21 Business Days following any Securitisation) (unless, in each case, the Borrower and the Agent agree to a longer time period in relation to any request):

(a)
its Commitments(s) shall not be included for the purpose of calculating the Total Commitments under the Facility when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments has been obtained to approve that request;

(b)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request; and

(c)
to the extent that such Lender is the sole Lender in respect of this Agreement, such consent, waiver or amendment (if requested by or on behalf of an Obligor) shall be deemed to have been obtained or approved (as applicable).

39.5	Replacement of Lender

(a)	If:

(i)	any Lender becomes a Non-Consenting Lender (as defined in paragraph (d) below) or a Defaulting Lender; or

(ii)
an Obligor becomes obliged to repay any amount in accordance with Clause 8.1 (Illegality) or to pay additional amounts pursuant to Clause 14.1 (Increased costs), Clause 13.2 (Tax gross-up) or Clause 13.3 (Tax Indemnity) to any Lender, then the Borrower may, on 10 Business Days' prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 26 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a "Replacement Lender") selected by the Borrower, which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 26 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer in an amount equal to the outstanding principal amount of such Lender's participation in the outstanding Utilisations and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	The replacement of a Lender pursuant to this Clause 39.5 shall be subject to the following conditions:

(i)	the Borrower shall have no right to replace the Agent or Security Agent;

(ii)	neither the Agent nor the Lender shall have any obligation to the Borrower to find a Replacement Lender;

(iii)	in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than 10 Business Days after the date on which that Lender is deemed a Non-Consenting Lender;

(iv)
in no event shall the Lender replaced under paragraph (a) above be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents; and

(v)
the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to that transfer.

(c)
A Lender shall perform the checks described in paragraph (b)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Borrower when it is satisfied that it has complied with those checks.

(d)	In the event that:

(i)	the Borrower or the Agent (at the request of the Borrower) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;

(ii)	the consent, waiver or amendment in question requires the approval of all the Lenders; and

(iii)
Lenders whose Commitments aggregate more than 66.67 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66.67 per cent. of the Total Commitments prior to that reduction) have consented or agreed to such waiver or amendment, then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a Non-Consenting Lender.

39.6	Disenfranchisement of Defaulting Lenders

(a)	For so long as a Defaulting Lender has any Available Commitment, in ascertaining:

(i)	the Majority Lenders; or

(ii)	whether:

(A)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments under the Facility; or

(B)	the agreement of any specified group of Lenders,
has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents, that Defaulting Lender's Commitments under the Facility will be reduced by the amount of its Available Commitments under the relevant Facility and, to the extent that that reduction results in that Defaulting Lender's Total Commitments being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of paragraphs (i) and (ii) above.

(b)	For the purposes of this Clause 39.6, the Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Agent that it has become a Defaulting Lender;

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b), (c) or (d) of the definition of "Defaulting Lender" has occurred, unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

40.	CONFIDENTIALITY

40.1	Confidential Information
Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 40.2 (Disclosure of Confidential Information) and Clause 40.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

40.2	Disclosure of Confidential Information
Any Finance Party may disclose:

(a)
to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this Clause 40.2 is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)
to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent or Security Agent and, in each case, to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)
with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)
appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (b) of Clause 29.16 (Relationship with the other Finance Parties));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (ii) above;

(v)
to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 26.8 (Security over Lenders’ rights);

(viii)	who is a Party, a member of the Group or any related entity of an Obligor;

(ix)	any note trustee in connection with or in contemplation of a Securitisation or a covered bond issuance; or

(x)	with the consent of the Borrower,

in each case, such Confidential Information as that Finance Party shall consider appropriate:

(A)
in relation to paragraphs paragraph (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)
in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)
in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)
to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the relevant Finance Party;

(d)
to any potential investor in commercial mortgage backed securities in connection with or in contemplation of a Securitisation or a covered bond issuance, such Confidential Information as may be required to be disclosed;

(e)
to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

40.3	Disclosure to numbering service providers

(a)
Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:

(i)	names of Obligors;

(ii)	country of domicile of Obligors;

(iii)	place of incorporation of Obligors;

(iv)	date of this Agreement;

(v)	Clause 41 (Governing law);

(vi)	the names of the Agent and the Arranger;

(vii)	date of each amendment of this Agreement;

(viii)	amount of Total Commitments;

(ix)	currency of the Facility;

(x)	type of Facility;

(xi)	ranking of Facility;

(xii)	Termination Date for Facility;

(xiii)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xii) above; and

(xiv)	such other information agreed between such Finance Party and the Borrower, to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)
The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	The Borrower represents that none of the information set out in paragraphs (a)(i) to (xiv) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.

(d)	The Agent shall notify the Borrower and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facility and/or one or more Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more Obligors by such numbering service provider.

40.4	Entire agreement
This Clause 40 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

40.5	Inside information
Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

40.6	Notification of disclosure
Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrower:

(a)
of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 40.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 40.

40.7	Continuing obligations
The obligations in this Clause 40 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve Months from the earlier of:

(a)
the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

41.	COUNTERPARTS
Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

42.	GOVERNING LAW
This Agreement and any non-contractual obligation arising out of or in connection with it is governed by English law.

43.	ENFORCEMENT

43.1	Jurisdiction

(a)
The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a Dispute).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)
This Clause 43.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

43.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(i)	irrevocably appoints the Borrower as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(ii)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

(b)
If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Borrower (on behalf of all the Obligors) must promptly (and in any event within 10 days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1
THE ORIGINAL PARTIES AND PROPERTIES
Part A The Original Guarantors

Name of Obligor	Registration number (or equivalent, if any)
GA HC REIT II CH UK Senior Housing Portfolio Limited	4258255
GA HC REIT II CH U.K. L'Hermitage Limited	75107
GA HC REIT II CH U.K. Walstead Limited	2144545

Part B The Original Lenders - other than UK Non-Bank Lenders

Name of Original Lender	Commitment	Treaty Passport Scheme reference number and jurisdiction of tax residence (if applicable)
Credit Suisse AG, London Branch	£

Part C The Original Lenders - UK Non-Bank Lenders

Name of Original Lender	Commitment

Part D UK Properties

Owner	Title Numbers	Address of Property	Allocated Loan Amount
GA HC REIT II CH UK Senior Housing Portfolio Limited	ON91174	Abbeycrest Nursing Home, Essex Way, Kennylands Road, Sonning Common, Reading, RG4 9RG	£14,490,000
GA HC REIT II CH UK Senior Housing Portfolio Limited	EX647090	Bradbury House, New Street, Braintree, CM7 1ES	£1,269,517
GA HC REIT II CH UK Senior Housing Portfolio Limited	NK183340	Cedar House, Church Road, Yelverton, Norwich, NR14 7PB	£741,209
GA HC REIT II CH UK Senior Housing Portfolio Limited	ESX57608	Claydon House Nursing Home, 8 Wallands Crescent, Lewes, BN7 2QT	£2,745,000
GA HC REIT II CH UK Senior Housing Portfolio Limited	SY550857 SY584960 and SY550984	Coppice Lea, Bletchingley Road, Merstham, Redhill, RH1 3QN	£6,923,207
GA HC REIT II CH UK Senior Housing Portfolio Limited	SY190554	Coxhill Manor Nursing Home, Station Road, Chobham, Woking, GU24 8AU	£9,793,420
GA HC REIT II CH UK Senior Housing Portfolio Limited	SY214508 and SY322104	Cranmer Court, Farleigh Common, Warlingham, CR6 9PE	£12,330,000
GA HC REIT II CH UK Senior Housing Portfolio Limited	TGL309650	Deer Park View, Sandy Lane, Teddington	£12,270,000
GA HC REIT II CH UK Senior Housing Portfolio Limited	BM86417	Denham Manor Nursing Home, Halings Lane, Denham, Uxbridge, UB9 5DQ	£4,082,650
GA HC REIT II CH UK Senior Housing Portfolio Limited	BK299384	Dormy House, Ridgemount Road, Ascot, SL5 9RL	£10,296,000

GA HC REIT II CH UK Senior Housing Portfolio Limited	SH9934 SH9935 SH9936 SH9937 SH9938 SH9939 HP470886 HP368651 HP382289 HP477705 HP571428 HP475598	East Hill House (at various addresses)[1]	£3,043,688
GA HC REIT II CH UK Senior Housing Portfolio Limited	WT147273	Ferfoot Care Home, Old Hardenhuish Lane, Chippenham, SN14 6HH	£3,562,500
GA HC REIT II CH UK Senior Housing Portfolio Limited	K28024	Fir Tree House, 30 St James Road, Tunbridge Wells, Kent TN1 2JZ	£3,414,292
GA HC REIT II CH UK Senior Housing Portfolio Limited	ST203951	Frethey House Nursing Home, Bishops Hull, Taunton, Somerset, TA4 1AB	£3,352,500
GA HC REIT II CH UK Senior Housing Portfolio Limited	SGL237240	Galsworthy House, Kingston Hill, Kingston Upon Thames, KT2 7LX	£18,712,500
GA HC REIT II CH UK Senior Housing Portfolio Limited	SY577382	Garth Nursing Home, Tower Hill Road, Dorking, RH4 2AY	£4,171,272
GA HC REIT II CH UK Senior Housing Portfolio Limited	WK383188	Gildawood, Land lying on the south side of Park Avenue, Nuneaton, Warwickshire	£3,256,588
GA HC REIT II CH UK Senior Housing Portfolio Limited	ESX235202	Heffle Court, Station Road, Heathfield, TN21 8DR	£4,880,940
GA HC REIT II CH UK Senior Housing Portfolio Limited	BM244758 BM142174 and BM314841	Hulcott Nursing Home, Hulcott, Aylesbury, HP22 5AX	£2,523,264
GA HC REIT II CH UK Senior Housing Portfolio Limited	ON124921	Huntercombe Hall Nursing Home, Huntercombe Place, Nuffield, Henley-on-Thames, RG9 5SE	£3,167,450
GA HC REIT II CH UK Senior Housing Portfolio Limited	SY204727	Kingsclear Nursing Home, Park Road, Camberley, GU15 2LN	£2,345,200
GA HC REIT II CH UK Senior Housing Portfolio Limited	K714055	Kippington Grange, Grange Road, Sevenoaks, TN13 2PG	£3,780,000

GA HC REIT II CH UK Senior Housing Portfolio Limited	SY565264 and SY663360	Knowle Park Nursing Home, Knowle Lane, Cranleigh, GU6 8JL	£5,827,250
GA HC REIT II CH UK Senior Housing Portfolio Limited	DT59283	The Magna Care Centre, Arrowsmith Road, Wimborne, BH21 3BQ	£5,691,400
GA HC REIT II CH UK Senior Housing Portfolio Limited	GR291645	Mill House Care Home, Sheep Street, Chipping Campden, GL55 6DR	£6,899,750
GA HC REIT II CH UK Senior Housing Portfolio Limited	WT139689 WT131191	Miranda House, 91-93 High Street, Royal Wootton Bassett, Swindon, Wiltshire, SN4 7HA	£3,660,000
GA HC REIT II CH UK Senior Housing Portfolio Limited	SY562850	Moorlands Nursing Home, MacDonald Road, Lightwater, GU18 5US	£2,202,200
GA HC REIT II CH UK Senior Housing Portfolio Limited	DY231958	Mount Pleasant Nursing Home, Hollow Lane, Burton on Trent, DE15 0DR	£4,825,743
GA HC REIT II CH UK Senior Housing Portfolio Limited	NK354632	Oak Manor Care Home, Dereham Road, Scarning, NR19 2PG	£3,510,650
GA HC REIT II CH UK Senior Housing Portfolio Limited	ON89188 ON161949 ON89187	OakenHolt Home, Eynsham Road, Farmoor, Oxford, OX2 9NL	£8,799,885
GA HC REIT II CH UK Senior Housing Portfolio Limited	WSX119857	Rectory House, West Street, Sompting, Lancing, BN15 0DA	£2,400,000
GA HC REIT II CH UK Senior Housing Portfolio Limited	SK269053	Rendlesham Care Centre, Suffolk Drive, Rendlesham, Woodbridge, IP12 2TP	£5,905,900
GA HC REIT II CH UK Senior Housing Portfolio Limited	AV219115	St Georges Nursing Home, Kenn Road, St Georges, Bristol, BS5 7PD	£3,467,750
GA HC REIT II CH UK Senior Housing Portfolio Limited	SGL563638	Sundridge Court, 19 Edward Road, Bromley, BR1 3NG	£2,317,500
GA HC REIT II CH UK Senior Housing Portfolio Limited	ON138668 ON204428	Tall Tress Care Centre, Tall Trees, Burford Road, Shipton Under Wychwood, Chipping Norton, OX7 6DB	£8,182,500

GA HC REIT II CH UK Walstead Ltd.	SX147321	Walstead Place, Scaynes Hill Road, Walstead, Haywards Heath, RH16 2QG	£6,292,391
_________
19A East Hill Drive, Liss, GU33 7RR; East Hill House, 9 East Hill Drive, Liss, GU33 7RR; Laurel Cottage, 2 East Hill Drive, Liss, GU33 7RR; 26 East Hill Drive, Liss, GU33 7RR; Rose Cottage, East Hill Drive, Liss, GU33 7RR; Land on North side of East Hill Drive, Hill Brow Road, Liss, GU33 7RR; The Old Forge, 24 East Hill Drive, Liss, GU33 7RR; 15B East Hill Drive, Liss, GU33 7RR; Land lying to the North of East Hill Drive, Liss; 11 East Hill Drive, Liss, GU33 7RR; 15A East Hill Drive, Liss, GU33 7RR; Land lying to the north of East Hill Drive, Brow Hill, Liss

Part E Scottish Properties

Owner	Title Numbers	Address of Property	Allocated Loan Amount
GA HC REIT II CH UK Senior Housing Portfolio Limited	CLK6107	Beechwood Park Nursing Home, 136 Main Street, New Sauchie, Alloa, Scotland, FK10 3JZ	£3,232,933
GA HC REIT II CH UK Senior Housing Portfolio Limited	FFE22826	Forth Bay Nursing Home, Walker Street, Kincardine, Alloa, FK10 4NT	£2,257,500
GA HC REIT II CH UK Senior Housing Portfolio Limited	CLK7370	Hillview Court, Whiteyetts, Sauchie, Clackmannashire, Scotland, FK10 3AQ	£2,610,002
GA HC REIT II CH UK Senior Housing Portfolio Limited	CLK11530	Marchglen Nursing Home, 2 Gannel Hill View, Fishcross, Alloa, Clackmannanshire, FK10 3GN	£3,796,650
GA HC REIT II CH UK Senior Housing Portfolio Limited	FFE72109 FFE49435 FFE40254	Scoonie Care Home, Scoone House, Windygates Road, Leven, Fife, KY14 4DP	£2,272,500
GA HC REIT II CH UK Senior Housing Portfolio Limited	FFE28660	Strathview Care Home, Carswell Wynd, Auchtermuchty, Cupar, Fife, KY14 7FG	£1,730,300

Part F Jersey Properties

Owner	Unique Property Reference Numbers	Address of Property	Allocated Loan Amount
GA HC REIT II CH U.K. L'HERMITAGE LTD	69047514 69407516 69407518	Beaumont Villas, La Route de Beaumont, St. Peter, Jersey, JE3 7HH	£6,721,000
GA HC REIT II CH U.K. L'HERMITAGE LTD	69407513	L’Hermitage, L’Hermitage Gardens, La Route de Beaumont, St. Peter, Jersey, JE3 7HH	[2]

_________
2 The Allocated Loan Amounts for L’Hermitage and Beaumont Villas have been amalgamated to equal £6,722,294.

Schedule 2
CONDITIONS PRECEDENT
Part A

1.	A copy of a resolution of the board of directors of the Indemnitor:

(a)
approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute, deliver and perform the Finance Documents to which it is a party;

(b)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(c)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

2.	Reports

(a)	A copy of the Closing Valuation.

(b)	The Technical and Engineering Report.

(c)	The Closing Tax Structure Report.

(d)	The Environmental Report.

(e)	A Property Report in respect of each Property.

(f)	The Overview Report.

(g)	The Insurance Report.

(h)
Reliance letters addressed to the Finance Parties, the Agent and the Security Agent in respect of each of the reports referred to in (a) to (g) above, capable of being relied upon by the Finance Parties, the Agent and the Security Agent and any security trustee and note trustee in connection with a Securitisation of the Loan or part of the Loan.

(i)	Group Structure Chart.

3.	Security and other Transaction Documents

(a)	This Agreement duly executed by each party to it (other than the Original Obligors).

(b)	A copy of the Merger Agreement duly executed by each party to it.

(c)	The Indemnitor Guarantee duly executed by each party to it.

(d)	The Escrow Agreement duly signed by each party to it.

(e)	The Mezzanine Flex Letter duly signed by all parties to it.

4.	Legal opinions

(a)
A legal opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to the capacity of the Indemnitor to enter into the Finance Documents to which it is a party addressed to the Agent and the Security Agent and substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(b)
A legal opinion of Freshfields Bruckhaus Deringer LLP, legal advisers to the Arranger in England, substantially in the form distributed to the Original Lenders prior to signing this Agreement and addressed to the Arranger, the Agent, the Security Agent and the Original Lenders.

Part B Conditions to Utilisation

1.    Obligors

(a)
A copy of the Constitutional Documents of each Obligor including, in respect of those companies incorporated in Jersey, the consent issued to that company pursuant to the Control of Borrowing (Jersey) Order 1958, as amended.

(b)	A copy of a resolution of the board of directors of each Obligor:

(i)
approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute, deliver and perform the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)
A copy of a resolution signed by all the holders of the issued shares in each Obligor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Obligor is a party.

(e)
If applicable, a certificate of each Obligor (signed by a director) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on any Obligor to be exceeded.

(f)
A certificate of an authorised signatory of the relevant Obligor certifying that each copy document relating to it specified in this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(g)
Evidence reasonably required by each Lender and the Agent for the purpose of any “know your customer” or similar identification procedures (as notified to the Borrower not less than 5 Business Days prior to the date of this Agreement).

2.	Financial Information

(a)	The Original Financial Statements.

(b)	The Initial Budget.

3.	Insurance

(a)	The Borrower’s Insurance Broker’s Letter.

(b)	Copies of all insurance policies held in relation to the Properties (other than in relation to the insurances referred to in paragraph (c) below) in respect of:

(i)	title defects;

(ii)	chancel repair liability,

(iii)	access indemnity; and

(iv)	restrictive covenants.

(c)
Evidence that the Borrower has taken out the difference in conditions and/or difference in limits insurance, such evidence to comprise of (i) a “Certificate of Liability Insurance” and (ii) “Evidence of Commercial Property Insurance” in each case dated 26 November 2014 and issued by Marsh USA, Inc.

4.	Property
In this section an “acceptable undertaking” means a solicitor’s undertaking or undertakings from a firm or firm of solicitors regulated by the Law Society of England and Wales (or where relevant, regulated by the Law of Society of Jersey or the Law Society of Scotland) and approved for this purpose by the Agent and in form and substance satisfactory to the Agent in the agreed form.

(a)
Evidence that all Security (other than under a Security Document or Scots Tenant Security) affecting the relevant Obligor’s interests in the relevant Properties has been, or will be, discharged by the Utilisation Date.

(b)
Preparation of all necessary Land Registry and Land Register of Scotland and Jersey Land Registry application forms (including a form to note the obligation to make further advances, a form to register the restriction contained in the Security Agreement and a form for disclosable overriding interests) (or applicable documentation in the relevant jurisdiction in which such Property is situated) in relation to the charging of such Property in favour of the Security Agent and an executed copy of the Jersey Billet in relation to the charging of each Property located in Jersey accompanied by payment of the applicable Land Registry or Land Register of Scotland fee or, in Jersey, stamp duty or an acceptable undertaking in relation to the same.

(c)
Executed but undated notice to the Existing Tenant, requiring it to serve copies of notices on the Security Agent in accordance with clause 27.1 or 28.1 (as applicable) of the Existing Leases, together with an undertaking from Berwin Leighton Paisner LLP to date and send such notice to the Existing Tenant within 5 Business Days of the Closing Date.

(d)
An acceptable undertaking from each of (i) Irwin Mitchell LLP in relation to the Properties in England to register the charge and the deeds of variation and (ii) Brodies LLP in relation to the Properties in Scotland to register the deeds of variation.

(e)	Executed copies of the Assignment Deeds of Variation (other than in respect of each Property located in Jersey).

(f)	Notices of charge for three leasehold titles at the East Hill Property.

(g)
An acceptable undertaking from Berwin Leighton Paisner LLP (BLP) to hold (where relevant) following receipt the title deeds in the Properties in England and Scotland to the order of the Security Agent.

(h)	Deed of covenant between the Security Agent and Eric Stanley Jennings relating to the Abbey Crest Property.

(i)	A consent signed by Eric Stanley Jennings or his solicitors addressed to the Land Registry in a form which satisfies the restriction at the Abbey Crest Property.

(j)
The consents signed by BLP as solicitors to the registered proprietors on behalf of the Existing Tenants to the registration of the charge and confirming that schedule 3 to the Existing Leases does not apply in a form which satisfies the relevant restrictions on the titles to the Properties in England.

(k)	Executed copies of the guarantor consents and restatement to the UA Initial Deed of Variation and guarantor consents to the UA Deed of Variation.

(l)	For each of the Properties located in Scotland, a letter of obligation from the Borrower’s solicitors in favour of the Security Agent’s solicitors of the relevant Finance Parties.

5.	Security and other Transaction Documents

(a)	An Accession Deed dated the date of Closing and duly executed by each of the Original Obligors.

(b)	Confirmation that the Escrow Agent has received the Escrowed Funds (each as defined in the Escrow Agreement).

(c)
Confirmation that each of the US Lenders and the NorthStar Parties (each as defined in the Escrow Agreement) have authorised the release by the Escrow Agent of their portion of the Escrowed Funds (as defined in the Escrow Agreement) (which shall be provided by the participation of the Original Lender in the “closing call” envisaged in the Closing Memorandum (as referenced in the Escrow Agreement).

(d)	A certificate from the Sponsor (signed by a director) certifying that:

(i)	each of the matters specified in Article VII of the Merger Agreement have been satisfied;

(ii)
the Merger Agreement has not been amended, varied, novated, supplemented, superseded, waived or terminated in any way which affects one or more of the Properties and is materially adverse to the Finance Parties without the Agent’s consent and any documents effecting or evidencing any such amendment, variation, novation, supplement, succession, waiver or termination has been delivered to the Agent; and

(iii)	it is not aware of any breach of any warranty or any claim under the Merger Agreement which relates to any of the Properties or the Obligors.

(e)	At least two originals of the English law Security Agreement duly executed by each party to it.

(f)	At least two originals of each Jersey law Security Interest Agreement duly executed by each party to it.

(g)	An executed copy of letter(s) of authority in the form approved by the Security Agent to register and/or re-register the Billets given by the relevant Obligor and addressed to the Security Agent.

(h)	The Subordination Agreement duly executed by each party to it.

(i)
Share certificates, duly executed stock transfer forms and the updated register of members (with a note of the Security Agent's security interests in respect of the shares in Jerseyco) of each Obligor.

(j)	Copies of notices to each Tenant and each bank operating an Account substantially in the relevant form set out in the Security Agreement.

(k)	Copies of all notices to insurers as required to be delivered on or before the Closing Date under the English law Security Agreement.

(l)
All notices and confirmations required to be given or executed under the Jersey law Security Interest Agreements in each case substantially in the relevant forms set out in the relevant Jersey law Security Interest Agreement and other documents to be delivered thereunder.

(m)
A duly completed consent form, which is required so that the Security Agent may register a financing statement on the SIR against each relevant Obligor in respect of the Security Interest to be created pursuant to any Jersey Security Document to which it is a party, signed by (i) each applicable Obligor; and (ii) the individual named therein as the contact for service for that Obligor consenting to the inclusion of his or her name and contact details in a financing statement to be registered on the SIR and delivered to the legal advisers of the relevant Finance Parties in Jersey on or before the date of this Agreement.

(n)	A search of the SIR made against each Obligor on the Utilisation Date showing that no financing statements have been registered against it (other than in favour of the Security Agent).

(o)	Evidence of the discharge of any existing Security over the Properties to the extent such Security is not permitted to subsist under this Agreement.

(p)	Evidence of repayment and discharge in full or subordination to the Facility of any existing Financial Indebtedness that is not permitted to subsist under this Agreement.

(q)	The Fee Letter in respect of the fees payable to the Agent and Security Agent duly executed by each party to it.

(r)	An acceptable undertaking from Clifford Chance LLP relating the holding and release of certain condition precedent documents.

6.	Legal opinions

(a)
A legal opinion of Freshfields Bruckhaus Deringer LLP, legal advisers to the Arranger in England, substantially in the form distributed to the Original Lenders prior to signing this Agreement, and addressed to the Arranger, the Agent, the Security Agent and the Lenders .

(b)
A legal opinion of Carey Olsen, legal advisers to the Arranger in Jersey, substantially in the form distributed to the Original Lenders prior to signing this Agreement, and addressed to the Arranger, the Agent, the Security Agent and the Lenders.

7.	Other documents and evidence

(a)	A funds flow statement (the Funds Flow Statement) setting out the funding and application of funds in relation to the transactions contemplated in this Agreement.

(b)	Evidence that any process agent referred to in Clause 43.2 (Service of process), if not an Original Obligor, has accepted its appointment.

(c)	Evidence of the payment of all outstanding arrangement fees and outstanding fees of lawyers and the Valuer (as evidenced by the Funds Flow Statement and/or the Utilisation Request).

(d)
Evidence that any other fees, and the costs and expenses then due from the Borrower pursuant to Clause 12 (Fees) and Clause 17 (Costs and expenses) have been paid or will be paid by the Utilisation Date (as evidenced by the Funds Flow Statement and/or the Utilisation Request).

(e)	Evidence of the funding of Special Reserves required to be funded at Closing under Clause 5.3 (Special Reserves) (as evidenced by the Funds Flow Statement and/or the Utilisation Request).

(f)
Evidence that the Deferred Maintenance and Environmental Conditions Reserve has been funded or will be funded on the Utilisation Date to the extent required by the Agent (acting on the instructions of the Original Lenders acting reasonably) (as evidenced by the Funds Flow Statement and/or the Utilisation Request).

(g)	Evidence that the Hedging Reserve has been funded or will be funded on the Utilisation Date (as evidenced by the Funds Flow Statement and/or the Utilisation Request).

(h)	Evidence that the Radon Reserve has been funded or will be funded on the Utilisation Date (as evidenced by the Funds Flow Statement and/or the Utilisation Request).

(i)	Evidence that the Above-Ground Storage Tank Reserve has been funded or will be funded on the Utilisation Date (as evidenced by the Funds Flow Statement and/or the Utilisation Request).

(j)	Evidence that the Underground Storage Tank Reserve has been funded or will be funded on the Utilisation Date (as evidenced by the Funds Flow Statement and/or the Utilisation Request).

(k)
The Dormant Subsidiaries List and a certificate signed by an authorised signatory of the Borrower confirming that each member of the Group which is a Dormant Subsidiary as at the Closing Date is included in the Dormant Subsidiaries List.

(l)	A copy of the Umbrella Agreement.

(m)	A copy of each of the agreements evidencing any intra-Group debt or Subordinated Debt.

(n)	Evidence that all guarantees and Security granted in connection with the Subordinated Debt has been or will be released at Closing.

(o)	The US Facility Agreement duly executed by all parties to it.

Part C	Conditions precedent required to be delivered by an Additional Obligor

1.	An Accession Deed executed by the Additional Obligor and the Borrower.

2.	A copy of the constitutional documents of the Additional Obligor.

3.	A copy of a resolution of the board of directors of the Additional Obligor:

(a)
approving the terms of, and the transactions contemplated by, the Accession Deed and the Finance Documents and resolving that it execute, deliver and perform the Accession Deed and any other Finance Document to which it is party;

(b)	authorising a specified person or persons to execute the Accession Deed and other Finance Documents on its behalf;

(c)
authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(d)	authorising the Borrower to act as its agent in connection with the Finance Documents

4.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

5.
If required by law or to the extent customary for the issue of the legal opinions referred to in paragraph 10 below in the relevant jurisdiction, a copy of a resolution signed by all the holders of the issued shares of the Additional Obligor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Obligor is a party.

6.
A certificate of the Additional Obligor (signed by a director) confirming that borrowing, guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded.

7.
A certificate of an authorised signatory of the Additional Obligor certifying that each copy document listed in this Part C of Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of the Accession Deed.

8.
A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

9.	If available, the latest audited financial statements of the Additional Obligor.

10.	The following legal opinions, each addressed to the Agent, the Security Agent and the Lenders:

(a)	A legal opinion of the legal advisers to the Lenders in England, as to English law in the form distributed to the Lenders prior to signing the Accession Deed.

(b)
If the Additional Guarantor is incorporated in or has its “centre of main interest” or “establishment” (as referred to in Clause 20.26 (Centre of main interests and establishments)) in a jurisdiction other than England and Wales or is executing a Finance Document which is governed by a law other than English law, a legal opinion of the legal advisers to the Lenders in the jurisdiction of its incorporation, “centre of main interest” or “establishment” (as applicable) or, as the case may be, the jurisdiction of the governing law of that Finance Document (the Applicable Jurisdiction) as to the law of the Applicable Jurisdiction and in the form distributed to the Lenders prior to signing the Accession Deed.

11.
If the proposed Additional Guarantor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in Clause 43.2 (Service of process), if not an Obligor, has accepted its appointment in relation to the proposed Additional Guarantor.

12.	Any security documents which are required by the Agent to be executed by the proposed Additional Guarantor in accordance with the Agreed Security Principles.

13.	Any notices or documents required to be given or executed under the terms of those security documents.

14.
If the Additional Guarantor is incorporated in England and Wales, Scotland or Northern Ireland, evidence (to the extent applicable) that the Additional Guarantor has done all that is necessary (including, without limitation, by re-registering as a private company) to comply with sections 677 to 683 of the Companies Act 2006 in order to enable that Additional Guarantor to enter into the Finance Documents and perform its obligations under the Finance Documents.

15.
If the Additional Guarantor is not incorporated in England and Wales, Scotland or Northern Ireland, such documentary evidence as legal counsel to the Lenders may reasonably require, that such Additional Guarantor has complied with any law in its jurisdiction relating to financial assistance or analogous process.

Part D	Transaction Security Documents and security related documents to be delivered by Additional Guarantors

Name of Additional Guarantor	Date by which must become Additional Guarantor	Description of Transaction Security Document and Transaction Security	Date by which Transaction Security Document to be executed and delivered to Agent
Description of Security related documents and other action to be taken by Additional Guarantor to protect or perfect or give priority to Transaction Security and date by which action is to be completed

[insert name]	[Closing Date]	[insert description]	[Closing Date]

Schedule 3
APPROVED VALUERS
Savills
Knight Frank
Colliers International
Cushman & Wakefield
Jones Lang LaSalle
DTZ
CBRE
JLL

Schedule 4

UTILISATION REQUEST

From:    GA HC REIT CH UK Senior Housing Portfolio Limited
To:    [Agent]
Dated:
Dear Sirs
GA HC REIT CH UK Senior Housing Portfolio Limited – £[ ] Facility Agreement dated [ ] December 2014 (the Agreement)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)
Amount:	[ ] or, if less, the Available Facility

3.	We confirm that each condition specified in Clause 5.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to [account].

5.	The purpose of the Loan is [ ].

6.	[We confirm that you may [disburse the Loan through [LAWYERS] and] deduct from the Loan (although the amount of the Loan will remain the amount requested above):

(a)	the outstanding balance of the arrangement fee being £[ ];

(b)	any commitment fee due and payable at the Utilisation Date;

(c)	[ ] fees;

(d)	The fees of the Valuer and [ ];

(e)	Land Registry fees; and

(f)	Stamp duty land tax.]

2.	This Utilisation Request is irrevocable.
Yours faithfully
…………………………………
authorised signatory for
[name of relevant Borrower]

Schedule 5

FORM OF TRANSFER CERTIFICATE
To:    [ ] as Agent

From:	[The Existing Lender] (the Existing Lender) and [The New Lender] (the New Lender)
Dated:
[Borrower] – [ ] Facility Agreement dated [ ] (the Agreement)

1.
We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 26.5 (Procedure for transfer):

(a)
The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation and in accordance with Clause 26.5 (Procedure for transfer) all of the Existing Lender’s rights and obligations under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitment and participation in Loan under the Agreement as specified in the Schedule.

(b)	The proposed Transfer Date is [ ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 35.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 26.4 (Limitation of responsibility of Existing Lenders).

4.	The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:

(a)	[a Qualifying Lender (other than a Treaty Lender);]

(b)	[a Treaty Lender;]

(c)	[not a Qualifying Lender].

5.	[The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes;

(b)	a partnership each member of which is:

(i)	a company so resident in the United Kingdom; or

(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(iii)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.]

6.
[The New Lender confirms that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [    ]) and is tax resident in [        ], so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax, and requests that the Original Borrower notify each Obligor that it wishes that scheme to apply to this Agreement.]

[6/7].    This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.
[7/8].    This Transfer Certificate [and any non-contractual obligations arising out of or in connection with it] [is/are] governed by English law.
[8/9].    This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

Note:
The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Lender’s interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

THE SCHEDULE
Commitment/rights and obligations to be transferred
[insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]
By:	By:
This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [ ].
[Agent]
By:

Schedule 6
FORM OF ASSIGNMENT AGREEMENT

To:    [ ] as Agent and [ ] as Borrower, for and on behalf of each Obligor

From:	[the Existing Lender] (the Existing Lender) and [the New Lender] (the New Lender)
Dated:

[Borrower] - [ ] Facility Agreement dated [ ] (the Agreement)

1.
We refer to the Agreement. This is an Assignment Agreement. Terms defined in the Agreement have the same meaning in this Assignment Agreement unless given a different meaning in this Assignment Agreement.

2.	We refer to Clause 26.6 (Procedure for assignment):

(a)
The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitment and participations in the Loan under the Agreement as specified in the Schedule.

(b)
The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitment and participations in the Loan under the Agreement specified in the Schedule.

(c)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

3.	The proposed Transfer Date is [ ].

4.	On the Transfer Date the New Lender becomes Party to the Finance Documents as a Lender.

5.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 35.2 (Addresses) are set out in the Schedule.

6.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 26.4 (Limitation of responsibility of Existing Lenders).

7.	The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:

(a)	[a Qualifying Lender falling (other than a Treaty Lender);]

(b)	[a Treaty Lender;]

(c)	[not a Qualifying Lender].

8.	[The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes;

(b)	a partnership each member of which is:

(i)	a company so resident in the United Kingdom; or

(ii)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.]

9.
[The New Lender confirms that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [    ]) and is tax resident in [        ], so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax, and requests that the Original Borrower notify each Obligor that it wishes that scheme to apply to this Agreement.].

[9/10].    This Assignment Agreement acts as notice to the Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 26.7 (Copy of Transfer Certificate or Assignment Agreement to Borrower), to the Borrower (on behalf of each Obligor) of the assignment referred to in this Assignment Agreement.
[10/11].    This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Agreement.
[11/12]    This Assignment Agreement [and any non-contractual obligations arising out of or in connection with it] [is/are] governed by English law.
[12/13]    This Assignment Agreement has been entered into on the date stated at the beginning of this Assignment Agreement.

THE SCHEDULE
Rights to be assigned and obligations to be released and undertaken
[insert relevant details]
[Facility office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]
By:	By:
This Assignment Agreement is accepted by the Agent and the Transfer Date is confirmed as [ ].
Signature of this Assignment Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to herein, which notice the Agent receives on behalf of each Finance Party.
[Agent]
By:
Note: The execution of this Assignment Agreement may not transfer a proportionate share of the Existing Lender’s interest in the Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

Schedule 7
FORM OF ORIGINAL OBLIGOR ACCESSION DEED

To:    [●] as Agent and [●] as Security Agent for itself and each of the other parties to the Intercreditor Agreement referred to below
From:    [Original Obligor] and [Indemnitor]
Dated:
Dear Sirs
[Original Borrower] – [●] Senior Facilities Agreement dated [●] (the Facilities Agreement)
1.We refer to the Facilities Agreement[ and to the Intercreditor Agreement]. This deed (the Accession Deed) shall take effect as an Accession Deed for the purposes of the Facilities Agreement[ and as a Debtor Accession Deed for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement)]. Terms defined in the Facilities Agreement have the same meaning in paragraphs 1-[3]/[4] of this Accession Deed unless given a different meaning in this Accession Deed.
2.    [Original Obligor] agrees to become an Original [Borrower]/[Guarantor] and to be bound by the terms of the Facilities Agreement and the other Finance Documents [(other than the Intercreditor Agreement)] as an Original [Borrower]/[Guarantor] pursuant to Clause 27.2 (Original Obligors) of the Facilities Agreement. [Original Obligor] is a company duly incorporated under the laws of [name of relevant jurisdiction] and is a limited liability company and registered number [●].
3.    [The Indemnitor confirms that no Default is continuing or would occur as a result of [Original Obligor] becoming an Original Borrower].
4.    [Original Obligor’s] administrative details for the purposes of the Facilities Agreement[ and the Intercreditor Agreement] are as follows:
Address:
Fax No.:
Attention:
5.    [Original Obligor] (for the purposes of this paragraph [4]/[5] the Original Debtor) intends to [incur Liabilities under the following documents]/[give a guarantee, indemnity or other assurance against loss in respect of Liabilities under the following documents]:
[Insert details (date, parties and description) of relevant documents]
the Relevant Documents.

_________
3 Include in the case of an Original Borrower.

Schedule 8
FORM OF ACCESSION DEED
To:    [●] as Agent and [●] as Security Agent for itself and each of the other parties to the [Facilities Agreement][Intercreditor Agreement] referred to below
From:    [Subsidiary] and [Borrower]
Dated:
Dear Sirs
[Original Borrower] – [●] Senior Facilities Agreement dated [●] (the Facilities Agreement)
1.    We refer to the Facilities Agreement[ and to the Intercreditor Agreement]. This deed (the Accession Deed) shall take effect as an Accession Deed for the purposes of the Facilities Agreement[ and as a Debtor Accession Deed for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement)]. Terms defined in the Facilities Agreement have the same meaning in paragraphs 1-[3]/[4] of this Accession Deed unless given a different meaning in this Accession Deed.
2.    [Subsidiary] agrees to become an Additional [Borrower]/[Guarantor] and to be bound by the terms of the Facilities Agreement and the other Finance Documents (other than the Intercreditor Agreement) as an Additional [Borrower]/[Guarantor] pursuant to [Clause 27.3 (Additional Borrowers)]/[Clause 27.5 (Additional Guarantors)] of the Facilities Agreement. [● ]/[Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction] and is a limited liability company and registered number [●].
3.    [The Indemnitor confirms that no Default is continuing or would occur as a result of [●] becoming an Additional Borrower].
4.    [●]/[Subsidiary’s] administrative details for the purposes of the Facilities Agreement[ and the Intercreditor Agreement] are as follows:
Address:
Fax No.:
Attention:
5.    [●]/ [Subsidiary] (for the purposes of this paragraph [4]/[5] the Acceding Debtor) intends to [incur Liabilities under the following documents]/[give a guarantee, indemnity or other assurance against loss in respect of Liabilities under the following documents]:
[Insert details (date, parties and description) of relevant documents]
the Relevant Documents.

_________
4 Include in the case of an Additional Borrower.

Schedule 9
FORM OF RESIGNATION LETTER
To:    [ ] as Agent
From:    [resigning Guarantor] and [Borrower]
Dated:
Dear Sirs
[Borrower] – [ ] Facility Agreement dated [ ] (the Agreement)

1.	We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.	Pursuant to [Clause 27.2 (Resignation of a Guarantor), we request that [resigning Guarantor] be released from its obligations as a Guarantor under the Agreement.

3.	We confirm that:

(a)	no Default is continuing or would result from the acceptance of this request; and

(b)	[ ]

4.	This Resignation Letter [and any non-contractual obligations arising out of or in connection with it] [is/are] governed by English law.

[Borrower]	[Guarantor]
By:	By:

Schedule 10
FORM OF COMPLIANCE CERTIFICATE
To:     [ ] as Agent
From:    [Borrower]
Dated:
Dear Sirs
[Borrower] – [ ] Facility Agreement dated [ ] (the Agreement)

1.
We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that:

(a)	Loan to Value is [ ] per cent.;

(b)	DSCR is [ ] :1; and

(c)	Rental Cover Ratio is [ ]:1.

3.	We set out below calculations establishing the figures in paragraph 2:
[ ].

4.	[We confirm that no Default is continuing.]

Signed …............ Director of [Borrower]	…............ Director of [Borrower]
[insert applicable certification language
…..................
for and on behalf of
[name of auditors of the Borrower]

Schedule 11
FORMS OF NOTIFIABLE DEBT PURCHASE TRANSACTION NOTICE

Part A	Form of Notice on Entering into Notifiable Debt Purchase Transaction
To:    [●] as Agent
From:    [The Lender]
Dated:
[Parent] – [●] Senior Facilities Agreement dated [●] (the Facilities Agreement)

1.
We refer to paragraph 28(c) of Clause 28 (Disenfranchisement on Debt Purchase Transactions entered into by Sponsor Affiliates) of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this notice unless given a different meaning in this notice.

2.	We have entered into a Notifiable Debt Purchase Transaction.

3.	The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment(s) as set out below.

Commitment	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates (Base Currency)
Commitment	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Lender]
By:

Part B	Form of Notice on Termination of Notifiable Debt Purchase Transaction/Notifiable Debt Purchase Transaction ceasing to be with Sponsor Affiliate
To:    [●] as Agent
From:    [The Lender]
Dated:
[Parent] – [●] Senior Facilities Agreement dated [●] (the Facilities Agreement)

1.
We refer to paragraph 28(c) of Clause 28 (Disenfranchisement on Debt Purchase Transactions entered into by Sponsor Affiliates) of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this notice unless given a different meaning in this notice.

2.	A Notifiable Debt Purchase Transaction which we entered into and which we notified you of in a notice dated [ ] has [terminated]/[ceased to be with a Sponsor Affiliate]. *

3.	The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment(s) as set out below.

Commitment	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates (Base Currency)
Commitment	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Lender]
By:

_________
5 Delete as applicable.

Schedule 12
TIMETABLES

Delivery of a duly completed Utilisation Request (Clause 6.1 (Delivery of a Utilisation Request)	Quotation Day 09:30 a.m.

LIBOR is fixed	Quotation Day 10:30 a.m.

Schedule 13
EXCLUDED TRANSFEREES

1.	American Healthcare Investors LLC (and its Affiliates)

2.	Griffin Capital Corporation (and its Affiliates)

Schedule 14
AGREED SECURITY PRINCIPLES

(A)	Scope of Transaction Security
The Transaction Security will consist of the following:

(i)	first ranking mortgages over each Property (other than any Property located in Scotland);

(ii)	first ranking security over the shares of the Obligors provided that in any event first ranking security shall be provided over the shares of Obligor which owns any Properties;

(iii)	first ranking Scots law standard securities over each Property located in Scotland;

(iv)	Scots law assignations in security of rent derived from each Property located in Scotland;

(v)	first ranking assignment of rights under the Lease Documents (if permitted under the terms and subject to paragraph 1(b)(iii) above);

(vi)	first ranking security over each Account;
(vii)    first ranking assignment of rights under the Insurances; and
(ix)    first ranking assignment of rights under the Third Party Credit Support.
In relation to any share security, the relevant surety shall be permitted to exercise voting rights in relation to the shares prior to an Acceleration Event (as defined below), however in a manner that would not be prejudicial to the validity of the security created by the share security or the value of the shares secured. Each surety shall be entitled to retain all dividends and distributions (if made in compliance with the Finance Documents) made prior to an Acceleration Event (as defined below).

(B)	Considerations
In determining what Security will be provided in support of the Facility the following matters will be taken into account. Security shall not be created or perfected to the extent that it would:

(a)	result in any breach of corporate benefit, financial assistance, fraudulent preference or thin capitalisation laws or regulations (or analogous restrictions) of any applicable jurisdiction;

(b)	result in a significant risk to the officers of the relevant grantor of Security of contravention of their fiduciary duties and/or of civil or criminal liability; or

(c)	result in costs that, in the opinion of the Agent (acting on the instructions of the Majority Lenders), are disproportionate to the benefit to be obtained by the beneficiaries of that Security.
For the avoidance of doubt, in these Agreed Security Principles, cost includes, but is not limited to, income tax cost, registration taxes payable on the creation or enforcement or for the continuance of any Security, stamp duties, out-of-pocket expenses, and other fees and expenses directly incurred by the relevant grantor of Security or any of its direct or indirect owners, subsidiaries or Affiliates.

(C)	Obligations to be Secured

1.
Subject to (B) (Considerations) and to paragraph 2 below, the obligations to be secured are the Secured Liabilities. The Security is to be granted in favour of the Security Agent on behalf of each Lender from time to time, and the Agent and the Arrangers.

2.	The Secured Liabilities will be limited in accordance with applicable market practice:

2.1
to avoid any breach of corporate benefit, financial assistance, fraudulent preference, thin capitalisation rules or the laws or regulations (or analogous restrictions) of any applicable jurisdiction; and

2.2	to avoid any risk to officers of the relevant member of the Group that is granting Transaction Security of contravention of their fiduciary duties and/or civil or criminal or personal liability.

(D)	General
Where appropriate, defined terms in the Security Documents should mirror those in this Agreement. The parties to this Agreement agree to negotiate the form of each Security Document in good faith.
The Security shall, to the extent possible under local law, be enforceable on the occurrence of an Event of Default in respect of which notice has been served to the Borrower in accordance with Clause 24.19 (Acceleration) (an Acceleration Event).

(E)	Perfection of Security
If required by local law to perfect the Security and if possible without disrupting operation of any accounts (in respect of Security over Accounts) or existing commercial relationships, notice of the Security will be served on the relevant account bank (or counterparty or insurance provider, as applicable) within five Business Days of the Security being granted and the relevant Guarantor shall use its reasonable endeavours to obtain an acknowledgement of that notice within 20 Business Days of service. If the Guarantor has used its reasonable endeavours but has not been able to obtain acknowledgement its obligation to obtain acknowledgement shall cease on the expiry of that 20 Business Day period.

(F)	Other terms of Security Documents

(a)
Representations and undertakings shall only be included in each Security Document to the extent necessary under local law to confirm any registration or perfection of the Security and shall not be repeated.

(b)
The provisions of each Security Document will not be unduly burdensome on the Guarantor or interfere unreasonably with the operation of its business or have a material adverse effect on the commercial reputation of the Guarantor and will be limited to those required to create effective Security and not impose additional commercial obligations. Disposals of assets and the existence and creation of Security over assets will be permitted to the extent permitted under this Agreement. The Security Agent shall release any guarantees or Security in the event that such release is required to permit a disposal which is permitted under this Agreement or to which the Majority Lenders have consented in accordance with this Agreement.

(c)
Information, such as lists of assets, will be provided if and, only to the extent, required by local law to be provided to perfect or register the security and, that this information can be provided without breaching confidentiality requirements or damaging business relationships or commercial reputation and, unless required to be provided by local law more frequently, will be provided annually.

(d)
The Lenders shall only be able to exercise a power of attorney following the occurrence of an Acceleration Event or if the relevant Guarantor has failed to comply with a further assurance or perfection obligation within 10 Business Days of being notified of that failure (with a copy of that notice being sent to the Borrower) and being requested to comply.

(e)
Subject to the other provisions of these Agreed Security Principles, security will where possible and practical automatically create Security over future assets of the same type as those already secured.

(f)
In the Security Documents there will be no repetition or extension of clauses set out in this Agreement such as those relating to notices, cost and expenses, indemnities, tax gross up, distribution of proceeds and release of Security other than if expressly required by local law to perfect the security or make it enforceable or to facilitate the admissibility of a Security Document in court.

(g)	Nothing in this Part F shall prohibit any provision of any new Security Document which is equivalent to, or on substantially the same terms as, any term of any existing Security Document.

SIGNATURES PAGES TO FACILITY AGREEMENT

THE AGENT
ELAVON FINANCIAL SERVICES LIMITED
By: _/s/ Nancy Sun_Nancy Sun, Authorised Signatory /s/ Christopher Eastlake
Christopher Eastlake
Authorised Signatory
Address: 125 Old Broad Street, London, EC2N 1AR
Fax: +44 20 7365 2577
Attention: Loan Agency (loan.agency.london@usbank.com)

THE SECURITY AGENT
U.S. BANK TRUSTEES LIMITED
By: _/s/ Nancy Sun_Nancy Sun, Authorised Signatory /s/ Christopher Eastlake
Christopher Eastlake
Authorised Signatory
Address: 125 Old Broad Street, London, EC2N 1AR
Fax: +44 20 7365 2577
Attention: Loan Agency (loan.agency.london@usbank.com)

SIGNATURES PAGES TO FACILITY AGREEMENT

THE ARRANGER
CREDIT SUISSE SECURITIES (EUROPE) LIMITED
By: __/s/ Arun Sharma_____ Arun Sharma        /s/ Masashi Washida
Director        Masashi Washida
Fixed Income        Director
Address: One Cabot Square, London, E14 4QJ
Fax: +44 20 7888 4342
Attention: rohit.srivastava@credit-suisse.com
masashi.washida@credit-suisse.com
THE ORIGINAL LENDER
CREDIT SUISSE AG, LONDON BRANCH
By: __/s/ Arun Sharma_____ Arun Sharma        /s/ Masashi Washida
Director        Masashi Washida
Fixed Income        Director
Address: One Cabot Square, London, E14 4QJ
Fax: +44 20 7888 4342
Attention: rohit.srivastava@credit-suisse.com
masashi.washida@credit-suisse.com

SIGNATURES PAGES TO FACILITY AGREEMENT

THE INDEMNITOR
NORTHSTAR REALTY HEALTHCARE, LLC
By: ___/s/ Jon Farkas________________
Address: 399 Park Ave, 18th Floor, NY, NY 10022
Fax: 212-547-2700
Attention: General Counsel

SIGNATURES PAGES TO FACILITY AGREEMENT